As Filed With The Securities and Exchange Commission on November 22, 1996

                                                Registration No. 333-_________



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              CITY HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

       WEST VIRGINIA                   6711                    55-0619957
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
    of incorporation)         Classification Code Number)   Identification No.)

                          3601 MACCORKLE AVENUE, S.E.
                        CHARLESTON, WEST VIRGINIA  25304
                                 (304) 925-6611
    (Address, including zip code, and telephone number, including area code,
                  Of registrant's principal executive offices)

                                 STEVEN J. DAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          3601 MACCORKLE AVENUE, S.E.
                        CHARLESTON, WEST VIRGINIA  25304
                                 (304) 925-6611
           (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                   Copies to:

          LATHAN M. EWERS, JR.                        TALFOURD H. KEMPER
            HUNTON & WILLIAMS                 WOODS, ROGERS & HAZLEGROVE, PLC
          951 EAST BYRD STREET             10 SOUTH JEFFERSON STREET, SUITE 1400
        RICHMOND, VIRGINIA 23219                  ROANOKE, VIRGINIA  24011

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

                                                       PROPOSED         PROPOSED MAXIMUM
TITLE OF EACH CLASS               AMOUNT TO BE     MAXIMUM OFFERING    AGGREGATE OFFERING       AMOUNT OF
OF SECURITIES TO BE REGISTERED    REGISTERED(1)    PRICE PER UNIT(2)        PRICE(2)        REGISTRATION FEE
------------------------------    -------------    -----------------   ------------------   ----------------
Common Stock(2)                   481,000 shs.           $9.28             $4,465,725            $1,353

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the transactions described herein.

(2) Estimated in accordance with Rule 457(f)(2) for the purpose of calculating the registration fee, with the value of the Bank Common Stock being exchanged in the transaction for City Holding Common Stock being based upon the book value of Bank Common Stock at September 30, 1996, the latest practicable data prior to filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CITY HOLDING COMPANY

                             CROSS REFERENCE SHEET


      ITEM OF FORM S-4                                  LOCATION IN PROXY
                                                        STATEMENT/PROSPECTUS
 1.   Forepart of Registration Statement and Outside    Facing Page; Cross Reference Sheet; Outside Front
      Front Cover Page of Prospectus                    Cover Page

 2.   Inside Front and Outside Back Cover Pages of      Inside Front Cover Page; Table of Contents; Available
      Prospectus                                        Information; Incorporation of Certain Information by
                                                        Reference

 3.   Risk Factors, Ratio of Earnings to Fixed Charges  Summary; Comparative Per Share Data; Selected
      and Other Information                             Financial Data

 4.   Terms of the Transaction                          Summary; The Bank Merger; City Holding Company;
                                                        Price Range of City Holding Common Stock and
                                                        Dividends; Comparative Rights of Shareholders;
                                                        Incorporation of Certain Information by Reference;
                                                        Annex I; Annex II

 5.   ProForma Financial Information                    Not Applicable

 6.   Material Contracts with the Company Being         Not Applicable
      Acquired

 7.   Additional Information Required for Reoffering    Not Applicable
      by Persons and Parties Deemed to be
      Underwriters

 8.   Interests of Named Experts and Counsel            Not Applicable

 9.   Disclosure of Commission's Position on            Not Applicable
      Indemnification for Securities Act Liabilities

10.   Information with Respect to S-3 Registrants       Not Applicable

11.   Incorporation of Certain Information by           Not Applicable
      Reference

12.   Information with Respect to S-2 or S-3            Available Information; Incorporation of Certain
      Registrants                                       Information by Reference; Summary; Selected Financial
                                                        Data; City Holding Company; Price Range of City
                                                        Holding Common Stock and Dividends; Regulation and
                                                        Supervision

13.   Incorporation of Certain Information by           Incorporation of Certain Information by Reference
      Reference

14.   Information with Respect to Registrants Other     Not Applicable
      than S-2 or S-3 Registrants

15.   Information with Respect to S-3 Companies         Not Applicable

16.   Information with Respect to S-2 or S-3            Not Applicable
      Companies

17.   Information with Respect to Companies other       Selected Financial Data; The Old National Bank of
      than S-2 or S-3 Companies                         Huntington Management's Discussion and Analysis of
                                                        Operations; The Old National Bank of Huntington;
                                                        Market For and Dividends Paid on Bank Common
                                                        Stock; The Old National Bank of Huntington Financial
                                                        Statements








18.   Information if Proxies, Consents or               Incorporation of Certain Information By Reference;
      Authorizations are to be Solicited                Summary -- Shareholder Meeting; The Bank Merger;
                                                        Summary -- Rights of Shareholders Electing to Exercise
                                                        Their Right of Appraisal; Comparative Rights of
                                                        Shareholders; Annex II

19.   Information if Proxies, Consents or               Not Applicable
      Authorizations are not to be Solicited, or
      in an Exchange Offer


                [The Old National Bank of Huntington Letterhead]



Dear Shareholders:

You are cordially invited to attend the Special Meeting of Shareholders of The Old National Bank of Huntington ("Bank") on __________, __________ __, 1997, at __:__ _.m., Eastern Time, at ____________________ ____________________. This is
a very important meeting regarding your investment in the Bank.

The purpose of the meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated as of August 13, 1996, by and among the Bank, City Holding Company ("City Holding") and ONB Acquisition Subsidiary, N.A. ("Acquisition") and the related Plan of Merger (together, the "Agreement"), pursuant to which, among other things, the Bank will be merged with and into Acquisition (the "Bank Merger") and become a subsidiary of City Holding. In the Bank Merger, each share of Common Stock of the Bank, other than dissenters' shares, will be converted into the right to receive shares of Common Stock of City Holding, as described in the accompanying Proxy Statement/Prospectus. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AGREEMENT AND THE BANK MERGER, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF SHAREHOLDERS OF THE BANK.

Enclosed is a Notice of the Special Meeting of Shareholders, a Proxy Statement/Prospectus containing a discussion of the Agreement and the Bank Merger and a proxy card. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided.

If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important that you understand that the Agreement and Bank Merger must be approved by the holders of more than two-thirds of all outstanding shares of Common Stock of the Bank, and that the failure to vote will have the same effect as a vote against the proposal. On behalf of the Board, thank you for your attention to this important matter.

                                                     Very truly yours,





                                                     William M. Frazier
                                                     President

                      THE OLD NATIONAL BANK OF HUNTINGTON
                                 999 4TH AVENUE
                        HUNTINGTON, WEST VIRGINIA  25701
                                 (304) 525-7500

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON __________ __, 1997

TO THE SHAREHOLDERS OF THE OLD NATIONAL BANK OF HUNTINGTON:

NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders has been called by the Board of Directors of The Old National Bank of Huntington ("the Bank") and will be held at _________________________, located at
______________________________, on __________, __________ __, 1997, at __:__
_.m. Eastern Time for the purpose of considering and voting upon the following matters:

1. Proposed Bank Merger. To consider and vote upon the Agreement and Plan of Reorganization dated as of August 13, 1996 and a related Plan of Merger (together, the "Agreement") providing for the merger of the Bank with and into ONB Acquisition Subsidiary, N.A., a wholly-owned subsidiary of City Holding Company (the "Bank Merger"). The Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex I; and

2. Other Business. To consider and vote upon such other matters as may properly come before the meeting.

Only those holders of shares of Common Stock of the Bank ("Bank Common Stock") of record at the close of business on __________ __, 199_ are entitled to notice of and to vote at the meeting.

Huntington, West Virginia                  By Order of the Board of Directors,
__________ __, 199_




                                           Leon K. Oxley
                                           Secretary

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BANK COMMON STOCK VOTE TO APPROVE THE BANK MERGER PROPOSAL.

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED. ANY PROXY MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                      THE OLD NATIONAL BANK OF HUNTINGTON
                       TO BE HELD ON __________ __, 199_

                                 PROSPECTUS OF
                              CITY HOLDING COMPANY
                                  COMMON STOCK

This Proxy Statement/Prospectus is being furnished to the holders of Common Stock, par value $10.00 per share ("Bank Common Stock"), of The Old National Bank of Huntington, a national banking association (the "Bank"), in connection with the solicitation of proxies by the Board of Directors of the Bank (the "Bank Board") for use at the Special Meeting of Bank Shareholders to be held at __:__ _.m. Eastern Time on __________ __, 199_, at _______________, located at
______________________________ (the "Bank Shareholder Meeting" or the "Special Meeting").

At the Bank Shareholder Meeting, shareholders of record of Bank Common Stock as of the close of business on __________ __, 199_, will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of August 13, 1996, and a related Plan of Merger (together, the "Agreement") by and among City Holding Company, a West Virginia corporation ("City Holding"), ONB Acquisition Subsidiary, N.A., an interim national banking association (in organization) wholly owned by City Holding ("Acquisition"), and Bank pursuant to which, among other things, the Bank will merge into Acquisition (the "Bank Merger"). Upon consummation of the Bank Merger, which is expected to occur on or about January 31, 1997, each outstanding share of Bank Common Stock, other shares as to which the holder exercises and perfects the statutory right to an appraisal ("Dissenting Shares"), shall be converted into and represent the right to receive a number of shares of City Holding Common Stock, determined by the Exchange Ratio, subject to adjustment as set forth in the Agreement. The number of Dissenting Shares as defined in Section 2.3 of the Agreement and fractional shares settled in cash may not exceed 9.9% of the outstanding shares of Bank Common Stock. See "The Bank Merger - - Determination of Exchange Ratio and Exchange for City Holding Common Stock." For a description of the Agreement, which is included herein as Annex I to this Proxy Statement/Prospectus, see "The Bank Merger."

This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of the Bank on or about __________ __, 199_.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF CITY HOLDING COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      The date of this Proxy Statement/Prospectus is __________ __, 1996.


                               TABLE OF CONTENTS
                                                                                                                Page
AVAILABLE INFORMATION...........................................................................................  1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............................................................  1

SUMMARY.........................................................................................................  2
      Parties to the Bank Merger................................................................................  2
      Shareholder Meeting.......................................................................................  2
      Vote Required; Record Date................................................................................  3
      The Bank Merger...........................................................................................  3
      The Exchange Ratio........................................................................................  3
      Recommendation of the Board of Directors of Bank; Reasons for the Bank Merger.............................  3
      Effective Time of the Bank Merger.........................................................................  4
      Rights of Shareholders Electing to Exercise their Rights of Appraisal.....................................  4
      Conditions to Consummation................................................................................  4
      Conduct of Business Pending the Bank Merger...............................................................  4
      Interests of Certain Persons in the Bank Merger...........................................................  5
      Resale of City Holding Common Stock.......................................................................  5
      Certain Federal Income Tax Consequences of the Bank Merger................................................  5
      Market Prices Prior to Announcement of the Bank Merger....................................................  5
      Comparative Per Share Data................................................................................  5

SELECTED FINANCIAL DATA.........................................................................................  7

THE OLD NATIONAL BANK OF HUNTINGTON
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS............................................................................. 11

GENERAL INFORMATION............................................................................................. 21

THE BANK MERGER................................................................................................. 22
      Effective Time of the Bank Merger......................................................................... 22
      Determination of Exchange Ratio; Exchange of Bank Stock for City Holding Common Stock..................... 22
      Business of the Bank Pending the Bank Merger.............................................................. 23
      Conditions to Consummation of the Bank Merger............................................................. 23
      Termination............................................................................................... 23
      Accounting Treatment...................................................................................... 24
      Operations After the Bank Merger.......................................................................... 24
      Interests of Certain Persons in the Bank Merger........................................................... 24
      Effect on the Bank Employee Benefits Plans................................................................ 24
      Certain Federal Income Tax Consequences................................................................... 25
      Rights of Shareholders Electing to Exercise their Right of Appraisal...................................... 26

CITY HOLDING COMPANY............................................................................................ 27

PRICE RANGE OF CITY HOLDING COMMON STOCK AND DIVIDENDS.......................................................... 28

THE OLD NATIONAL BANK OF HUNTINGTON............................................................................. 28
      General................................................................................................... 28






MARKET FOR AND DIVIDENDS PAID ON BANK COMMON STOCK.............................................................. 29

OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF BANK STOCK............................................................ 29

REGULATION AND SUPERVISION...................................................................................... 31
      Bank Holding Companies.................................................................................... 31
      Capital Requirements...................................................................................... 32
      Limits on Dividends and Other Payments.................................................................... 35
      FIRREA.................................................................................................... 35
      FDICIA.................................................................................................... 36
      Banks .................................................................................................... 36
      FDIC Insurance Assessments................................................................................ 36
      Governmental Policies..................................................................................... 36
      Other Safety and Soundness Regulations.................................................................... 37

DESCRIPTION OF CAPITAL STOCK OF CITY HOLDING.................................................................... 37
      Common Stock.............................................................................................. 38
      Preferred Stock........................................................................................... 38
      Preferred Stock Purchase Rights Plan; Change of Control................................................... 38
      Reports to Shareholders................................................................................... 39
      Transfer Agent............................................................................................ 39

COMPARATIVE RIGHTS OF SHAREHOLDERS.............................................................................. 39
      Capitalization............................................................................................ 39
      Voting Rights............................................................................................. 39
      Directors and Classes of Directors........................................................................ 40
      Anti-Takeover Provisions.................................................................................. 40
      Preemptive Rights......................................................................................... 40
      Assessment................................................................................................ 40
      Conversion; Redemption; Sinking Fund...................................................................... 40
      Liquidation Rights........................................................................................ 41
      Dividends and Other Distributions......................................................................... 41
      Shareholder Meetings...................................................................................... 41
      Indemnification........................................................................................... 41
      Director Exculpation...................................................................................... 42
      Dissenters' Rights........................................................................................ 42

RESALE OF CITY HOLDING COMMON STOCK............................................................................. 42

EXPERTS......................................................................................................... 42

LEGAL OPINIONS.................................................................................................. 43

OTHER MATTERS................................................................................................... 43


ANNEX I--Agreement and Plan of Reorganization dated August 13, 1996; Plan of
         Merger

ANNEX II--12 U.S.C.A. ss. 215a relating to Dissenters' Rights

                             AVAILABLE INFORMATION

City Holding is subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 or Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy statements, information statements, and other information regarding registrants that file electronically, including City Holding, with the SEC at http:\\www.sec.gov. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by City Holding with the SEC under the Securities Act of 1933 (the "1933 Act") with respect to City Holding Common Stock and to which reference is hereby made.

No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by City Holding or the Bank. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates shall, at any time, imply that the information herein is correct as of any time subsequent to the date hereof.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO CITY HOLDING THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. CITY HOLDING DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM ROBERT A. HENSON, CHIEF FINANCIAL OFFICER, CITY HOLDING COMPANY, 3601 MACCORKLE AVENUE, S.E., CHARLESTON, WEST VIRGINIA 25304, (304) 925-6611. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY ___________, 199_.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by City Holding are incorporated by reference in this Proxy Statement/Prospectus: (i) City Holding's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) City Holding's Quarterly Report on Form 10-Q for the period ended September 30, 1996; and (iii) the description of City Holding Common Stock in City Holding's registration statement filed under the Exchange Act with respect to City Holding Common Stock, including all amendments and reports filed for the purpose of updating such description.

All documents filed by City Holding pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Bank Shareholder Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.

Also incorporated by reference herein is the Agreement and Plan of Reorganization among City Holding, Acquisition and the Bank, dated August 13, 1996, which is attached to this Proxy Statement/Prospectus as Annex I.

                                    SUMMARY

THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING CITY HOLDING, THE BANK AND THE MATTERS TO BE CONSIDERED AT THE BANK SHAREHOLDER MEETING AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. SHAREHOLDERS ARE URGED TO CAREFULLY READ ALL SUCH INFORMATION.

Parties to the Bank Merger

City Holding. The main office of City Holding is located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304, telephone (304) 925-6611.

City Holding, a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. City Holding currently has nine banking subsidiaries and three non-banking subsidiaries. All of the subsidiaries are wholly-owned. In addition to City Holding's periodic filings with the Commission, each of the Banking Subsidiaries is subject to certain regulatory guidelines at the applicable federal and state level. As such, the banks are routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. City Holding operates retail and consumer-oriented community banks that emphasize personal service. At September 30, 1996, City Holding had total assets of $1,085 million, total deposits of $826 million and total stockholders' equity of $77 million.

City Holding's principal subsidiary bank is The City National Bank of Charleston ("City National"), which was organized in 1957 and had $432 million in total assets at September 30, 1996. Through its main office, City National serves the Kanawha City section of Charleston and municipalities and rural areas east of the city. City National operates full service branch banks in downtown Charleston, eastern and western Charleston, the South Hills district of Charleston, Marmet, St. Albans, Teays Valley, Winfield, Eleanor and Cross Lanes.

As a bank holding company, City Holding is permitted by the Bank Holding Company Act of 1956 to own banks and engage in business which the Federal Reserve Board has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." Examples of businesses the Federal Reserve Board has permitted bank holding companies to engage in under this provision are consumer finance, credit card, mortgage, commercial finance and factoring businesses, providing investment advice and brokerage services, and engaging in certain insurance agency activities. See "City Holding Company." ONB Acquisition Subsidiary, N.A., is owned by City Holding and has no business operations.

The Bank. The main office of the Bank is located at 999 4th Avenue, Huntington, West Virginia 25701, telephone (304) 525-7500.

The Old National Bank of Huntington (the "Bank") is a national banking association providing deposit, loan and commercial banking services in Cabell County and Wayne County. The Bank operates three offices. At September 30, 1996, the Bank had assets of $53.840 million, deposits of $49.114 million, and shareholders' equity of $4.059 million. The Bank serves approximately 2,600 customers in its market area. Its lending activities focus on meeting the needs of its market area by offering residential mortgage loans, equity lines of credit, consumer loans, automobile loans, and business loans to local individuals and businesses. See "The Old National Bank of Huntington."

Shareholder Meeting

The Bank Shareholders Meeting will be held on __________, __________ __, 1997, at __:__ _.m. Eastern Time at ____________________ located at
______________________________, for the purpose of considering and voting upon a proposal to approve the Agreement and a related Plan of Merger; and such other business as may properly come before the meeting.

Vote Required; Record Date

Only Bank shareholders of record at the close of business on __________ __, 199_ (the "Record Date") are entitled to vote at the Bank Shareholder Meeting. The affirmative vote of the holders of more than two-thirds of the shares outstanding on such date is required to approve the Bank Merger. As of the Record Date, there were 75,000 shares of Bank Common Stock entitled to be voted, held by approximately 145 shareholders of record.

Directors of the Bank and their affiliates beneficially owned, as of the Record Date, 45,830 shares or approximately 61.11% of the 75,000 outstanding shares of Bank Common Stock. Directors of the Bank have agreed with City Holding to recommend approval of the Bank Merger to shareholders of the Bank and to vote the shares of Bank Common Stock beneficially owned by them, and with respect to which they have the power to vote, in favor of the Bank Merger. See "Ownership by Certain Beneficial Owners of Bank Stock."

The Board of Directors of City Holding has approved the Bank Merger. Approval of the Bank Merger by City Holding shareholders is not required by applicable law or regulation.

The Bank Merger

Pursuant to the Agreement, at the Effective Time of the Bank Merger, as defined herein under the heading "The Bank Merger -- Effective Time of the Bank Merger," the Bank will merge into Acquisition in accordance with the Plan of Merger. At the Effective Time of the Bank Merger, each outstanding share of Bank Common Stock (other than shares held by City Holding or Dissenting Shares) will be converted into the right to receive 5.83 shares of City Holding Common Stock, subject to adjustment as set forth in the Agreement, provided that the number of shares of Bank Common Stock that become Dissenting Shares as defined in Section
2.3 of the Agreement and fractional shares settled in cash, does not exceed 9.9% of the outstanding shares of Bank Common Stock.

The Exchange Ratio

Each share of Bank Common Stock issued and outstanding at the Effective Time of the Bank Merger (as defined below) (other than shares held by City Holding and other than Dissenting Shares as defined in Section 2.3 of the Agreement) shall, and without any action by the holder thereof, be converted to a number of shares of City Holding Common Stock equal to the quotient (rounded to the nearest one one-hundredth) obtained by dividing (i) the product obtained by multiplying the per share book value of Bank Common Stock as of June 30, 1996 by 2.5 by (ii) $23.325 (the "City Holding Stock Price") (such quotient, the "Exchange Ratio"). The consideration to be received by the holders of Bank Common Stock is sometimes referred to herein as "Merger Consideration." The Exchange Ratio will be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of City Holding Common Stock, any dividend payable in City Holding Common Stock, or any capital reorganization involving the reclassification of City Holding Common Stock after August 13, 1996. The Exchange Ratio of 5.83 has not been adjusted to reflect the City Holding 10% stock dividend effective November 1996. See "The Bank Merger -- Determination of Exchange Ratio and Exchange for City Holding Common Stock."

Recommendation of the Board of Directors of Bank; Reasons for the Bank Merger

The Board of Directors of Bank has determined that the Bank Merger is in the best interests of Bank and its shareholders. The Board was influenced by a number of factors in arriving at this determination, though it did not assign any specific or relative weight to these factors in its consideration. Among the factors considered were:

(i) The Board of Directors of Bank believes that the Exchange Ratio of 2.5 times book value at June 30, 1996 provides a fair price to Bank's shareholders for their shares of Bank Common Stock.

(ii) The Bank Merger is anticipated to be tax-free for federal income tax purposes for the shareholders of Bank Common Stock (other than in respect to cash paid in lieu of fractional shares or to dissenting shareholders).

(iii) City Holding Common Stock to be received by Bank shareholders is expected to afford greater market liquidity when compared to the current minimal trading of Bank's Common Stock.

(iv) The Bank Merger will provide Bank's customers access to a broader range of financial services and products.

(v) Bank's Board of Directors review of the provisions of the Agreement and related Plan of Merger was favorable.

(vi) The Bank Merger will allow Bank to continue its community bank philosophy.

Based on these matters, and such other matters as the Board deemed relevant, Bank's Board of Directors unanimously adopted the Agreement and Plan of Merger as being in the best interests of Bank and its shareholders.

BANK'S BOARD OF DIRECTORS RECOMMENDS THAT BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.

Effective Time of the Bank Merger

The Bank Merger is expected to be consummated around January 31, 1997. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Bank Merger shall become effective at the time Articles of Merger relating to the Bank Merger are made effective (the "Effective Time of the Bank Merger") by the Office of the Comptroller of the Currency (the "OCC"). The Bank and City Holding each have the right, acting unilaterally, to terminate the Agreement should the Bank Merger not be completed by March 31, 1997. See "The Bank Merger -- Termination."

Rights of Shareholders Electing to Exercise their Rights of Appraisal

Holders of Bank Common Stock entitled to vote on approval of the Agreement and the related Plan of Merger have the right to dissent from the Bank Merger and, upon consummation of the Bank Merger and the satisfaction of certain specified procedures, to receive payment of the fair value of each such holder's shares of Bank Common Stock in cash in accordance with 12 U.S.C.A. ss. 215a. The procedures to be followed by a shareholder electing to perfect his or her right of appraisal are summarized under "The Bank Merger -- Rights of Shareholders Electing to Exercise Their Right of Appraisal" and a copy of 12 U.S.C.A. ss. 215a (b), (c) and (d) is set forth in Annex II to this Proxy Statement/Prospectus. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF SUCH APPRAISAL RIGHTS.

Conditions to Consummation

Consummation of the Bank Merger will be accomplished by the statutory merger of the Bank into Acquisition. The Bank Merger is contingent upon the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OCC and the West Virginia Division of Banking (the "Division"). The Bank Merger has been approved by the Federal Reserve Board and the Division, and preliminarily approved by the OCC. The Bank Merger is also subject to other usual conditions. See "The Bank Merger -- Conditions to Consummation of the Bank Merger."

Conduct of Business Pending the Bank Merger

Pursuant to the terms of the Agreement, the Bank has agreed not to take certain actions relating to the operation of its business pending consummation of the Bank Merger, without extending prior notice to and reasonably cooperating with City Holding, except as otherwise permitted by the Agreement. See "The Bank Merger -- Business of the Bank Pending the Bank Merger."

Interests of Certain Persons in the Bank Merger

Certain members of the Bank's management and the Bank Board have interests in the Bank Merger in addition to their interests as shareholders of the Bank generally. These include, among other things, the elections of William M. Frazier and Leon K. Oxley to City Holding's Board of Directors, indemnification and directors' and officers' liability insurance for Bank directors and officers, payments to Messrs. Frazier and Oxley under a Covenant Not to Compete and Consulting Agreement, and eligibility of Bank employees for certain City Holding employee benefits. See "The Bank Merger -- Interests of Certain Persons in the Bank Merger."

Resale of City Holding Common Stock

Shares of City Holding Common Stock received in the Bank Merger will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or greater shareholders) of the Bank or City Holding under applicable federal securities laws. See "Resale of City Holding Common Stock."

Certain Federal Income Tax Consequences of the Bank Merger

The Bank Merger is intended to be a tax-free "reorganization" as defined in
Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), but the receipt of cash by a Bank shareholder as a result of the perfection of dissenters' rights or in lieu of a fractional share of City Holding Common Stock will be a taxable transaction. A condition to consummation of the Bank Merger is the receipt by City Holding and the Bank of an opinion from Hunton & Williams, counsel to City Holding, as to the qualification of the Bank Merger as a tax-free reorganization and certain other federal income tax consequences of the Bank Merger. See "The Bank Merger -- Certain Federal Income Tax Consequences."

Market Prices Prior to Announcement of the Bank Merger

The following is information regarding the last reported closing price per share of City Holding Common Stock on the National Association of Securities Dealers, Inc. National Market System (the "NASDAQ/NMS") on May 6, 1996, the date immediately preceding delivery of an indication of interest to the Bank on May 7, 1996, which was superseded by the Agreement on August 13, 1996. See "Price Range of Bank Common Stock and Dividend Policy" for information concerning recent market prices of the Bank Common Stock.

                                                      Bank
                               Historical          Equivalent
                City Holding(a)(b)      Bank       Pro Forma(a)
                ------------------      ----       ------------

Common Stock        $23.00             $40.00       $134.09

(a) The equivalent price for Bank Common Stock is the product of multiplying an assumed Exchange Ratio of 5.83 shares of City Holding Common Stock times $23.00.

(b) City Holding Common Stock is included in the NASDAQ/NMS under the symbol "CHCO."

Comparative Per Share Data

The following table presents historical and pro forma per share data for City Holding, and historical and equivalent pro forma per share data for the Bank. The pro forma combined amounts give effect to an Exchange Ratio of 5.83 shares of City Holding Common Stock for each share of Bank Common Stock (based on City Holding stock price of $23.325). The equivalent pro forma Bank share amounts allow comparison of historical information about one share of Bank Common Stock to the corresponding data about what one share of Bank Common Stock will equate to in the combined corporation and are computed by multiplying the pro forma combined amounts by an Exchange Ratio of 5.83. The following table is based on the assumption that all issued and outstanding shares of Bank Common Stock are converted into shares of City Holding Common Stock. The Bank Merger is reflected under the pooling of interests method of accounting and pro forma information is derived accordingly.

The per share data included in the following table should be read in conjunction with the consolidated financial statements of City Holding incorporated by reference herein and the financial statements of the Bank included herein and the notes accompanying all such financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Bank Merger had been consummated in the past or which may be obtainable in the future.


                                                                 As of or For
                                                               Nine Months Ended         As of or For Years
                                                                 September 30,           Ended December 31,
                                                               1996       1995        1995      1994      1993
Book Value Per Share at Period End:(4)
   City Holding historical(6)                                 $13.84     $12.68      $13.09     $11.66   $11.56
   Bank historical                                             54.13      54.15       53.22      48.27    46.89
   Pro forma combined per City Holding common share(1)         13.40      12.35       12.71      11.35    11.23
   Equivalent pro forma per Bank common share                  78.12      72.00       74.10      66.17    65.47
Cash Dividends Declared Per Share:(4)
   City Holding historical(6)                                  $0.46      $0.405      $0.56      $0.49    $0.46
   Bank historical(5)----                                       1.30       1.25        1.20
   Pro forma combined per City Holding common share(2)          0.46       0.405       0.56       0.49     0.46
   Equivalent pro forma per Bank common share                   2.70       2.36        3.29       2.86     2.70
Net Income Per Share:(4)
   City Holding historical(6)                                  $1.36      $1.11       $1.55      $1.44    $1.35
   Bank historical                                              1.63       3.97        4.07       3.95     4.88
   Pro forma combined per City Holding common share(3)          1.27       1.07        1.47       1.37     1.30
   Equivalent pro forma per Bank common share                   7.40       6.24        8.57       7.99     7.58

(1) Pro forma combined book value per City Holding common share represents combined common shareholders' equity amounts, divided by pro forma combined period-end common shares outstanding.

(2) Pro forma combined dividends per City Holding common share represent historical dividends declared by City Holding.

(3) Pro forma combined net income per City Holding common share represents combined net income available to common shareholders, divided by pro forma combined average common shares outstanding.

(4) City Holding's fiscal year ends December 31 and the Bank's fiscal year ends December 31. The Bank's book value per share is as of the dates presented, and net income and dividend data reflect results for the periods presented.

(5)   The Bank pays an annual regular and special dividend.

(6) All per share data have been restated to reflect 10% stock dividends effective November 1996, January 1995 and November 1995.

                            SELECTED FINANCIAL DATA

                              CITY HOLDING COMPANY

                    AND THE OLD NATIONAL BANK OF HUNTINGTON

The following City Holding consolidated financial data and Bank financial data is qualified in its entirety by the information included in the documents incorporated in this Proxy Statement/Prospectus by reference. Interim financial results, in the opinion of City Holding and Bank management, reflect all adjustments necessary for a fair presentation of the results of operations, including adjustments related to completed acquisitions. All such adjustments are of a normal nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.


                                               As of or for
                                                Nine Months
                                                   Ended                            As of or for
                                               September 30,                     Years ended December 31,
                                           --------------------      ---------------------------------------------
                                              1996       1995          1995     1994     1993      1992     1991
                                   (Dollars in 000s, except per share data)
EARNINGS:
Net Interest Income
   City Holding Company                     $35,040    $30,182       $41,545  $37,594   $32,876  $28,696   $24,551
   Bank                                       1,322      1,028         1,393    1,271     1,280    1,231     1,053
   City Holding Company and Bank ProForma    36,362     31,210        42,938   38,865    34,156   29,927    25,604
Provision for Loan Losses
   City Holding Company                         943        711         1,104    1,040     1,434    2,325     1,345
   Bank                                         136         10            14        6         6        6         6
   City Holding Company and Bank ProForma     1,079        721         1,118    1,046     1,440    2,331     1,351
Net Interest Income after provision for
     loan losses
   City Holding Company                      34,097     29,471        40,441   36,554    31,442   26,371    23,206
   Bank                                       1,186      1,018         1,379    1,265     1,274    1,225     1,047
   City Holding Company and Bank ProForma    35,283     30,489        41,820   37,819    32,716   27,596    24,253
Noninterest Income
   City Holding Company                       6,586      4,635         6,346    5,249     3,862    2,328     2,294
   Bank                                         178         78           116       96        86       57        52
   City Holding Company and Bank ProForma     6,764      4,713         6,462    5,345     3,948    2,385     2,346
Noninterest Expense
   City Holding Company                      29,303     24,887        33,887   30,116    24,292   18,889    17,854
   Bank                                       1,174        752         1,099      980       939      827       769
   City Holding Company and Bank ProForma    30,477     25,639        34,986   31,096    25,231   19,716    18,623
Income before income taxes
   City Holding Company                      11,380      9,219        12,900   11,687    11,012    9,810     7,646
   Bank                                         190        344           396      381       421      455       330
   City Holding Company and Bank ProForma    11,570      9,563        13,296   12,068    11,433   10,265     7,976
Net Income
   City Holding Company                       7,570      6,308         8,718    8,141     7,645    6,972     5,203
   Bank                                         122        298           305      296       366      334       257
   City Holding Company and Bank ProForma     7,692      6,606         9,023    8,437     8,011    7,306     5,460
Net income applicable to common shares
   City Holding Company                        1.36       1.11          1.55      1.44     1.35     1.23     0.92
   Bank                                        1.63       3.97          4.07      3.95     4.88     4.45     3.43
   City Holding Company and Bank ProForma      1.27       1.07          1.47      1.37     1.30     1.18     0.89

PER COMMON SHARE DATA:(1) Net Income (primary):
   City Holding Company                        1.36       1.11          1.55      1.44     1.35     1.23     0.92
   Bank                                        1.63       3.97          4.07      3.95     4.88     4.45     3.43
   City Holding Company and Bank ProForma      1.27       1.07          1.47      1.37     1.30     1.18     0.89
Net Income (fully diluted):
   City Holding Company                        1.36       1.11          1.55      1.44     1.35     1.23     0.92
   Bank                                        1.63       3.97          4.07      3.95     4.88     4.45     3.43
   City Holding Company and Bank ProForma      1.27       1.07          1.47      1.37     1.30     1.18     0.89


                                               As of or for
                                                Nine Months
                                                   Ended                              As of or for
                                               September 30,                    Years ended December 31,
                                          ---------------------      --------------------------------------------
                                              1996       1995          1995     1994     1993      1992     1991
                                   (Dollars in 000s, except per share data)
Dividends declared:
   City Holding Company                     $  0.46    $  0.405      $  0.56   $  0.49  $  0.46  $  0.41   $ 0.35
   Bank                                        0.00       0.00          1.30      1.25     1.20     1.10     1.00
   City Holding Company and Bank ProForma      0.46       0.405         0.56      0.49     0.46     0.41     0.35
Book value:
   City Holding Company                       13.84      12.68         13.09     11.66    11.56    10.73     9.85
   Bank                                       54.13      54.15         53.22     48.27    46.89    43.22    39.54
   City Holding Company and Bank ProForma     13.40      12.35         12.71     11.35    11.23    10.42     9.56
Average primary shares (thousands):
   City Holding Company                       5,586      5,672         5,642    5,676     5,664    5,685     5,661
   Bank                                          75         75            75       75        75       75        75
   City Holding Company and Bank ProForma     6,067      6,153         6,123    6,157     6,145    6,166     6,141
Average fully diluted shares (thousands):
   City Holding Company                       5,586      5,672         5,642    5,676     5,664    5,685     5,661
   Bank                                          75         75            75       75        75       75        75
   City Holding Company and Bank ProForma     6,067      6,153         6,123    6,157     6,145    6,166     6,141

SELECTED PERIOD-END BALANCES:
Total Assets
   City Holding Company                   1,085,215  1,025,817     1,040,969  895,785   816,225  701,862   575,559
   Bank                                      53,840     42,672        39,213   34,547    30,489   29,805    24,710
   City Holding Company and Bank ProForma 1,139,055  1,068,489     1,080,182  930,332   846,714  731,667   600,269
Loans (Net)
   City Holding Company                     681,888    646,374       650,195  547,809   462,424  376,206   298,378
   Bank                                      25,741     15,963        17,765   11,632     9,414   10,283    10,287
   City Holding Company and Bank ProForma   707,629    662,337       667,960  559,441   471,838  386,489   308,665
Allowance for loan losses
   City Holding Company                       6,836      6,494         6,566    6,477     6,209    5,730     2,761
   Bank                                         122        114            96      105       103      104        98
   City Holding Company and Bank ProForma     6,958      6,608         6,662    6,582     6,312    5,834     2,859
Nonperforming and potential problem Assets
   City Holding Company                       5,706      5,078         4,353    4,825     4,788    5,579     3,992
   Bank                                          41        181            26        0         0      197       197
   City Holding Company and Bank ProForma     5,747      5,259         4,379    4,825     4,788    5,776     4,189
Total Deposits
   City Holding Company                     825,574    794,347       797,415  746,805   709,958  605,398   493,937
   Bank                                      49,114     38,045        34,593   29,947    26,770   26,213    21,542
   City Holding Company and Bank ProForma   874,688    832,392       832,008  776,752   736,728  631,611   515,479
Long-term debt
   City Holding Company                      25,750     15,000        20,000    6,875     5,875    4,000         0
   Bank                                           0          0             0        0         0        0         0
   City Holding Company and Bank ProForma    25,750     15,000        20,000    6,875     5,875    4,000         0
Common shareholders' equity
   City Holding Company                      77,300     70,736        73,139   66,299    65,605   60,858    55,760
   Bank                                       4,059      4,061         3,991    3,621     3,517    3,242     2,965
   City Holding Company and Bank ProForma    81,359     74,797        77,130   69,920    69,122   64,100    58,725
Total shareholders' equity
   City Holding Company                      77,300     70,736        73,139   66,299    65,605   60,858    55,760
   Bank                                       4,059      4,061         3,991    3,621     3,517    3,242     2,965
   City Holding Company and Bank ProForma    81,359     74,797        77,130   69,920    69,122   64,100    58,725

AVERAGE BALANCES:
Total assets
   City Holding Company                   1,071,027    933,537       957,048  864,690   739,804  610,707   561,341
   Bank                                      46,008     37,660        38,025   31,205    30,147   27,257    23,492
   City Holding Company and Bank ProForma 1,117,035    971,197       995,073  895,895   769,951  637,964   584,833



                                               As of or for
                                                Nine Months
                                                   Ended                              As of or for
                                               September 30                     Years ended December 31,
                                          --------------------      ----------------------------------------------
                                              1996       1995          1995     1994     1993      1992     1991
                                   (Dollars in 000s, except per share data)
Loans (net of unearned income)
   City Holding Company                    $657,212   $595,023      $608,551 $504,795  $413,645 $322,464  $285,643
   Bank                                      22,443     13,301        14,167   10,202    10,098   10,535    10,040
   City Holding Company and Bank ProForma   679,655    608,324       622,718  514,997   423,743  332,999   295,683
Total deposits
   City Holding Company                     809,715    760,683       771,303  736,115   639,480  523,488   479,984
   Bank                                      41,331     33,311        33,491   27,404    25,492   23,878    20,399
   City Holding Company and Bank ProForma   851,046    793,994       804,794  763,519   664,972  547,366   500,383
Long-term debt
   City Holding Company                      22,650      7,095         8,204    6,252     4,387      508       373
   Bank                                           0          0             0        0         0        0         0
   City Holding Company and Bank ProForma    22,650      7,095         8,204    6,252     4,387      508       373
Common shareholders' equity
   City Holding Company                      75,771     69,031        69,463   67,652    63,511   58,606    54,051
   Bank                                       4,021      3,604         3,829    3,585     3,380    3,103     2,853
   City Holding Company and Bank ProForma    79,792     72,635        73,292   71,237    66,891   61,709    56,904
Total shareholders' equity
   City Holding Company                      75,771     69,031        69,463   67,652    63,511   58,606    54,051
   Bank                                       4,021      3,604         3,829    3,585     3,380    3,103     2,853
   City Holding Company and Bank ProForma    79,792     72,635        73,292   71,237    66,891   61,709    56,904

RATIOS:
Return on average assets(2)
   City Holding Company                        0.94%      0.90%         0.91%    0.94%     1.03%    1.14%     0.93%
   Bank                                        0.35       1.05          0.80     0.95      1.21     1.23      1.09
   City Holding Company and Bank ProForma      0.92       0.91          0.91     0.94      1.04     1.15      0.93
Return on average shareholders' equity(2)
   City Holding Company                       13.32      12.18         12.55    12.03     12.04    11.90      9.63
   Bank                                        4.05      11.02          7.97     8.26     10.83    10.76      9.01
   City Holding Company and Bank ProForma     12.85      12.13         12.31    11.84     11.98    11.84      9.60
Return on average common shareholders' equity
   City Holding Company                       13.32      12.18         12.55    12.03     12.04    11.90      9.63
   Bank                                        4.05      11.02          7.97     8.26     10.83    10.76      9.01
   City Holding Company and Bank ProForma     12.85      12.13         12.31    11.84     11.98    11.84      9.60
Nonperforming and potential problem
assets to loans at period end
   City Holding Company                        0.84       0.79          0.67     0.88      1.04     1.48      1.34
   Bank                                        0.16       1.13          0.15     0.00      0.00     1.92      1.92
   City Holding Company and Bank Proforma      0.81       0.79          0.66     0.86      1.01     1.49      1.36
Net charge-offs to average loans
   City Holding Company                        0.10       0.06          0.17     0.15      0.27     0.32      0.30
   Bank                                        0.47       0.00          0.16     0.04      0.07     0.00      0.00
   City Holding Company and Bank ProForma        --         --          0.17     0.15        --       --        --
Allowance for loan losses to loans at period end
   City Holding Company                        1.00       1.00          1.01     1.18      1.34     1.52      0.93
   Bank                                        0.47       0.71          0.54     0.90      1.09     1.01      0.95
   City Holding Company and Bank ProForma      0.98       1.00          1.00     1.18      1.34     1.51      0.93


                                               As of or for
                                                Nine Months
                                                   Ended                         As of or for
                                               September 30,               Years ended December 31,
                                          -------------------       -------------------------------------
                                              1996       1995          1995     1994     1993      1992     1991
                                   (Dollars in 000s, except per share data)
Allowance for loan losses to nonperforming
and potential problem assets at period end
   City Holding Company                     119.80     127.88         150.84   134.24   129.68   102.71     69.16
   Bank                                     297.56      62.98         369.23     0.00     0.00    52.79     49.75
   City Holding Company and Bank ProForma   121.07     125.65         152.14   136.41   131.83   101.00     68.25
Average shareholders' equity to average
assets at period end
   City Holding Company                       7.07       7.39           7.26     7.82     8.58     9.60      9.63
   Bank                                       8.74       9.57          10.07    11.49    11.21    11.38     12.14
   City Holding Company and Bank ProForma     7.14       7.48           7.37     7.95     8.69     9.67      9.73

CAPITAL RATIOS AT PERIOD END:
Tier 1 risk-adjusted capital
   City Holding Company                       9.32       9.19           8.87    11.03       --       --        --
   Bank                                      15.14      23.24          14.70    17.13       --       --        --
   City Holding Company and Bank ProForma     9.52       9.53             --       --       --       --        --
Total risk-adjusted capital
   City Holding Company                      10.21      10.12           9.75    12.19       --       --        --
   Bank                                      15.59      23.90          15.06    17.63       --       --        --
   City Holding Company and Bank ProForma    10.39      10.45             --       --       --       --        --
Tier 1 leverage
   City Holding Company                       6.61       6.65           6.45     6.83       --       --        --
   Bank                                       8.10      10.10          10.82    11.21       --       --        --
   City Holding Company and Bank ProForma     6.68       6.79             --       --       --       --        --

                       NOTES TO SELECTED FINANCIAL DATA -
                            CITY HOLDING COMPANY AND
                      THE OLD NATIONAL BANK OF HUNTINGTON

(1) All per share data have been restated to reflect 10% stock dividends effective November 1996, January 1995, November 1995 and August 1992.

(2) Cash dividends are based on historical results of City Holding and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

         City Holding Company acquired 100% of the Common Stock of The Buffalo Bank of Eleanor (Buffalo) in December 1992 for cash. In 1993, certain other purchase acquisitions were consummated by City Holding. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of the purchased subsidiaries are included in the information presented above from the date of acquisition forward, and prior year balance sheets have not been restated for such transactions. The acquisitions of Home Bancorp, Inc. (1992), Hinton Financial Corporation and subsidiary (1994) and First Merchants Bancorp, Inc. and subsidiary (1995) were accounted for as poolings of interests and, accordingly, the financial data of these subsidiaries are included in all periods presented above, as if the acquisitions had occurred as of the beginning of the earliest period presented.

                      THE OLD NATIONAL BANK OF HUNTINGTON
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


         The Old National Bank of Huntington (the "Bank"), headquartered in Huntington, West Virginia, was organized as a national banking association in 1980 and began operations in 1981. The Bank engages in the general banking business and provides retail and consumer oriented banking services primarily in Cabell and Wayne Counties of West Virginia as well as the adjoining counties in southwestern West Virginia, southern Ohio and eastern Kentucky. The Bank operates from its main and branch offices located in Huntington, West Virginia and a branch office located in Wayne, West Virginia. The two branch offices were established and placed into operation during the fourth quarter of 1995.

         The Bank's operating results are dependent primarily on net interest income, the difference between interest income earned on loans, investment securities, mortgage-backed and related securities, and the Bank's cost of funds (interest paid to its depositors and interest paid for borrowed funds). Operating results are also affected by the provision for credit (loan) losses and noninterest income and expense items. Noninterest expenses principally consist of employee salaries and benefits, occupancy and equipment expenses, federal deposit insurance premiums and other administrative expenses. Factors that significantly impact operating results include general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

         The following discussion provides additional analysis of the Bank's financial condition and the results of operations as of and for the years ended December 31, 1995 and 1994. This discussion and analysis should be read in conjunction with the Bank's audited financial statements and the notes thereto.


EARNINGS SUMMARY AND SELECTED FINANCIAL DATA

                                             1995                 1994
                                             ----                 ----
INCOME STATEMENT DATA:
   Interest income                       $ 2,654,510         $ 1,968,757
   Interest expense                        1,261,978             697,448
                                           ---------           ---------
      Net interest income                  1,392,532           1,271,309

   Provision for credit losses                14,000               6,000
   Net securities gains                        3,585              12,098
   Other income                              112,971              83,623
   Other expenses                          1,099,300             980,358
                                           ---------           ---------
      Income before income taxes             395,788             380,672

   Income tax expense                         90,619              84,216
                                           ---------           ---------

      Net income                          $  305,169          $  296,456
                                           =========           =========

                                                   1995              1994
                                                   ----              ----
PER COMMON SHARE DATA:
      Net income per share                     $       4.07     $       3.95
      Cash dividends per share                         1.30             1.25
      Weighted average shares outstanding            75,000           75,000

BALANCE SHEET DATA:
      Average total assets                     $ 38,024,965     $ 31,205,082
      Loans, net of unearned discount            17,764,719       11,631,616
      Allowance for loan loss                        96,152          104,862
      Total deposits                             34,593,070       29,946,921
      Average stockholder's equity                3,828,644        3,585,124

KEY FINANCIAL RATIOS:
      Return on average assets                        0.80%            0.95%
      Return on average equity                         8.0%             8.3%
      Average equity to average total assets          10.1%            11.5%
      Book value per share                      $        53      $        48
      Dividend payout ratio                           31.9%            31.6%


RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

      Net income for 1995 was $305,169, a 3.0% increase from $296,456 earned in 1994. The increase resulted primarily from interest income from an increased loan volume and service charges from new deposit customer relationships generated at the main office and attributable to the opening of two new branch offices in 1995.

      Net interest income for 1995 improved $113,223, or 8.9% over 1994 levels. Interest income increased 34.8% and interest expense increased 80.9%. The increases resulted from new loan and deposit customer relationships generated at the main office and at the two branch office locations.

      Other income increased by $20,835, or 21.8%, from 1994 levels, which resulted from additional service charges derived from new demand and savings deposit customer account relationships.

      Other expenses increased by $118,942, or 12.1%, from 1994, which resulted from additional salaries and other expenses incurred with the opening of two additional branch office locations.

      Return on average assets decreased to 0.8% in 1995 compared with 0.9% in 1994. Average assets grew 21.9% in 1995 and 17.4% in 1994.

      Return on average equity in 1995 likewise showed a decline to 8.0% compared to 8.3% in 1994.


NET INTEREST INCOME

      Net interest income is the amount by which interest generated from interest earning assets exceeds the expenses associated with funding those assets. Net interest income for 1995 totaled $1,392,532 compared to $1,271,309 in 1994. The increase in 1995 was primarily attributable to growth in the loan portfolio which is the Bank's highest yielding asset. Average loans outstanding grew to $14,167,401 in 1995 from $10,201,750 in 1994. Loan to deposit ratios increased to approximately 41.8% in 1995 from approximately 36.8% in 1994, which was accomplished by increasing the loan portfolio at a greater pace than deposits.

      Growth in net interest income was achieved as discussed above, despite declines in the yield on interest-earning assets resulting from slightly greater declines in interest yield compared to interest paid, as shown in the following table.

      Yield on interest - average earning assets            7.65%       7.04%
      Interest paid - average earning assets                3.53        2.39
                                                            ----        ----

              Net yield on interest-earning assets          4.12%       4.65%
                                                            =====       =====


INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

      The following table sets forth certain information relating to interest earning assets and interest bearing liabilities and reflects the average yield earned on assets and average cost or rates paid on liabilities for the years ended December 31, 1995 and 1994.


                                               1995                                       1994
                                    --------------------------                ----------------------------
                                   Average               Yield/               Average               Yield/
                                   Balance    Interest    Rate                Balance    Interest    Rate
                                   -------    --------   ------               -------    --------   ------
Earning assets:
  Loans (1)
     Commercial                $  2,843,634  $  245,876     8.64%         $  1,682,152   $  132,447   7.87%
     Real estate                  6,580,038     570,206     8.67%            5,379,895      466,583   8.67%
     Consumer                     4,743,729     497,418    10.49%            3,139,703      271,954   8.66%
                                 ----------   ---------    -----            ----------    ---------   ----
        Total loans              14,167,401   1,313,500     9.27%           10,201,750      870,984   8.54%
  Securities
     Taxable                     13,854,965     930,896     6.71%           11,872,313      765,389   6.45%
     Tax-exempt                   3,085,953     233,736     7.57%            3,258,457      250,892   7.70%
                                 ----------   ---------     ----            ----------    ---------   ----
        Total securities         16,940,918   1,164,632     6.87%           15,130,770    1,016,281   6.72%
  Federal funds sold              4,610,685     255,848     5.55%            3,840,918      166,795   4.34%
                                 ----------   ---------     ----            ----------    ---------   ----
     Total earning assets        35,719,004   2,733,980     7.65%           29,173,438    2,054,060   7.04%
  Cash and due from
     banks                        1,572,374                                  1,698,623
  Bank premises and
     equipment                      376,185                                     68,778
  Other assets                      468,335                                    369,224
     Less:  allowance
        for credit losses         (110,933)                                  (104,981)
                                 ----------                                 ----------
          Total assets         $ 38,024,965                               $ 31,205,082
                                 ==========                               ============

Interest-bearing
  liabilities:
     Demand and savings
        deposits               $ 15,049,829     450,781     3.00%         $ 17,146,095      461,801   2.69%
     Time deposits               13,848,539     787,369     5.69%            5,906,472      232,289   3.93%
     Repurchase agreements          522,012      23,828     4.56%               95,286        3,358   3.52%
                                 ----------    --------     ----            ----------      -------   ----
        Total interest-bearing
          liabilities            29,420,380   1,261,978     4.29%           23,147,853      697,448   3.01%
                                              ---------     ----                            -------   ----
     Demand deposits              4,592,885                                  4,351,403
     Other liabilities              182,056                                    120,702
     Stockholders' equity         3,829,644                                  3,585,124
                                 ----------                                 ----------
        Total liabilities
           and stockholders'
             equity            $ 38,024,965                               $ 31,205,082
                                 ==========                                 ==========
     Net interest income                    $ 1,472,002                                 $ 1,356,612
                                              =========                                   =========
     Net yield on earning
        assets                                              4.12%                                     4.65%
                                                            ====                                      ====

(1) - For purposes of this table, nonaccruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2) - Computed on a fully federal tax-equivalent basis assuming a tax rate of 34% in all years.

ALLOWANCE FOR CREDIT LOSSES

         The allowance for credit losses represents additions charged against earnings, less credit (loan) charge-offs net of recoveries, and is the amount available to absorb losses on loans. The provision for credit losses charged to earnings is the amount which, in the judgment of management, is necessary to establish the allowance at a level that is adequate to absorb known and inherent risks in the loan portfolio.

         Allowance for credit losses in 1995 was $96,152 compared to $104,862 in 1994. Net charge-offs were $22,710 in 1995 and $4,639 in 1994. Refer to the tables below for details of the amounts and nature of charge-offs and related recoveries. Management's determination of the provision for credit losses is based on several factors, including evaluation of the loan portfolio, current domestic economic conditions, loan volumes, loan growth, loan portfolio composition, levels of nonperforming loans, trends in past due loans, and evaluation of various problem loans for loss potential. The provision of $14,000 in 1995 represents 0.10% of average loans as compared to a $6,000 or 0.06% provision in 1994. The increased provision for 1995 is primarily due to higher net charge-offs and higher loan volume.

         The Bank intends to continue to provide for credit losses based on its periodic review of the loan portfolio and the general market conditions.

SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summaries the daily average loan balances at December 31, 1995 and 1994; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and additions to the allowance which have been charged to operating expenses.

                                                   1995             1994
                                                ----------       -------

   Average total loans                       $  14,167,401     $ 10,201,750
                                                ==========       ==========

   Balance of allowance for loan
     losses at beginning of year             $     104,862     $    103,007

   Loans charged off:
     Commercial loans                               10,000            - 0 -
     Consumer loans                                 13,010            4,945
                                                ----------       ----------
         Total loans charged off                    23,010            4,945

   Recoveries of loans previously charged off:
     Commercial loans                                - 0 -            - 0 -
     Consumer loans                                    300              800
                                                  --------         --------
         Total recoveries                              300              800

         Net loans charged off                      22,710            4,145

   Additions to allowance for credit
     losses charged to operating expense            14,000            6,000
                                                  --------         --------

   Balance of allowance for loan losses
     at end of period                           $   96,152       $  104,862
                                                  ========        =========

   Ratio of net charge-offs during the
     year to average total loans                     0.16%            0.04%
                                                    ======          =======


PAST DUE AND NONPERFORMING LOANS

         The following table reflects as of the years ended the aggregate amounts of loans which are nonaccrual.

                                                    1995            1994
                                                  --------        ------

         Nonaccrual loans                         $ 25,552        $  - 0 -
                                                    ======           =====

         If the nonaccrual loans had been
           current throughout their terms
           interest income recorded in income
           would have been:                       $  2,131        $    393
         Interest income recorded in income
           only as received:                         1,980           - 0 -
                                                    ------          ------

         Interest income foregone:                $    151         $   393
                                                   =======          ======

         Interest accrual is discontinued when in the opinion of management it appears that collection of principal or interest according to the contractual terms may be doubtful. Upon the discontinuance, all unpaid accrued interest is reversed. Interest collections on nonaccrual loans for which the collectibility of principal is uncertain are applied to principal. Otherwise, such collections are credited to income when received.


NONINTEREST INCOME

         The following table summarizes noninterest income for 1995 and 1994:

                                                    1995            1994
                                                  --------        ------

         Service charges on deposit accounts      $ 29,441        $ 21,252
         Other service charges and fees             55,985          38,561
         Other income                               27,545          23,810
                                                   -------         -------
           Total noninterest income               $112,971        $ 83,623
                                                   =======         =======



         Service charges on deposit accounts and other service charges and fees increased $25,613 in 1995 from $59,813 in 1994, which was attributable mainly to a new service fee structure implemented by the Bank in early 1995 and, to a lesser extent, to new deposit customer relationships and to the opening of two new branch offices in 1995.


NONINTEREST EXPENSE

         The following table summarizes noninterest expenses for 1995 and 1994:

                                                 1995              1994
                                              ----------        ----------

         Salaries and employee benefits      $   468,444        $  404,550
         Occupancy expense                       144,346           135,128
         Equipment expense                        38,076            30,002
         Other expense                           448,434           410,678
                                               ---------         ---------
           Total noninterest expenses        $ 1,099,300        $  980,358
                                              ==========         =========


         Salaries and employee benefits increased $63,894 from 1994 to 1995, which was attributable to adding additional staff for the two new branch offices established and placed into service during 1995. Other noninterest expenses also increased in 1995 due primarily to processing fees, advertising and promotion, and stationary and supplies expenses, most of which was attributable to the two additional branch offices.


FUNDING AND LIQUIDITY

         The deposit base of the Bank has traditionally provided the major source of funding. Deposits grew significantly (by 15.5%) in 1995, attributable to the establishment of two new branch offices in addition to greater than normal growth. Most of the deposit growth has been in the interest bearing accounts, which results in a lesser contribution towards net interest income. The increase of approximately 23.4% in noninterest bearing deposits from 1994 to 1995 was attributable to the establishment of the two new branch offices, and to a lesser extent, normal seasonal fluctuations. The following tabulation reflects the classifications of deposits for 1995 and 1994.

                                                      1995            1994
                                                   ----------      -------

     Noninterest bearing deposits:
       Demand deposits                            $ 4,219,386     $ 3,419,635

     Interest bearing deposits:
       Demand deposits (including
       NOW and money market accounts)               8,067,920      10,594,832
     Savings deposits                               4,755,264       6,684,184
     Individual retirement accounts                 2,195,818       1,785,866
     Certificates of deposit $100,000 and over      4,326,751       1,587,695
     Certificates of deposit under $100,000        11,027,931       5,874,709
                                                   ----------      ----------
       Total interest bearing deposits             30,373,684      26,527,286
                                                   ----------      ----------

       Total deposits                            $ 34,593,070    $ 29,946,921
                                                   ==========      ==========


FUNDING AND LIQUIDITY

Liquidity is the ability of a bank to meet the needs of its customers and its financial commitments. The Bank ensures liquidity through pricing of earning assets at market rates, developing a stable base of deposits and maintaining a pool of assets which can readily be redeployed into other earning assets or used to meet depositors' demands. Cash, federal funds sold, investment securities available for sale and mortgage-backed and related securities available for sale comprise 33.1% of total deposits at December 31, 1995 and 42.7% at December 31, 1994. The following table summarizes the liquidity calculations on December 31, 1995 and 1994.

                                                         1995           1994
                                                      ----------     ----------

         Cash and due from banks                     $ 3,109,413    $ 2,831,500

         Federal funds sold                            1,340,000      2,810,000

         Investment securities available for sale:
           U.S. Government and agencies                6,275,475      4,946,301
           State and municipal                           227,730      1,437,776
                                                      ----------     ----------
               Total investment securities available
               for sale                                6,503,205      6,384,077

         Mortgage-backed and related securities
         available for sale:
           FNMA certificates                             506,421        487,462
           FHLMC certificates                              - 0 -        176,240
           SLMA certificates                               - 0 -        100,187
                                                      ----------     ----------
               Total mortgage-backed and related
                 securities available for sale           506,421        763,889
                                                      ----------     ----------

                 Total liquid assets                $ 11,459,039   $ 12,789,466
                                                      ==========     ==========

         Total deposits                             $ 34,593,070   $ 29,946,921
                                                      ==========     ==========

         Liquid assets as a percentage of total
           deposits                                        33.1%          42.7%
                                                      =========      =========

IMPACT OF INFLATION AND CHANGING PRICES

         The Bank's financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles (GAAP) which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result of inflation, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

September 30, 1996 vs. September 30, 1995

Overview

         Net income for the first three quarters of 1996 was $122,161, or $1.63 per primary share, compared with $297,915, or $3.97 per primary share for the same period in 1995. This reflects a 58.99% decrease from the prior year. The return on average assets were 0.35% and 1.05% for the first three quarters of 1996 and 1995, respectively. The return on average shareholders' equity for the three periods were 4.05% at September 30, 1996 and 11.02% at September 30, 1995. Most of the decrease in net income resulted from increased expenses for credit losses, salaries, employee bonuses and benefits; and increased occupancy and equipment costs associated with the two additional branch office locations opened during the fourth quarter of 1995.

Statement of Income

  Net Interest Income

         Net interest income increased when comparing the first three quarters of 1996 and 1995. Interest income saw an increase of 30.56% over the first three quarters of 1995, while interest expense rose 32.73%. These fluctuations resulted in a 28.62% increase in net interest income over 1995 numbers for the first three quarters. The net interest margin increased from 2.88% at September 30, 1995 to 3.14% at September 30, 1996. Average earning assets from the first three quarters of 1995 were $35.659 million, compared to $42.162 million for the first three quarters of 1996, an increase of $6.503 million.

    Provision for Loan Losses

         Provision for loan losses for the first three quarters of 1996 increased $126,500, over the first three quarters in 1995. The provision for the first three quarters of 1996 was $136,000, compared with $9,500 for the same period in 1995. The increase resulted from higher net charge-offs and higher loan volume. The allowance for loan losses is evaluated quarterly and was considered to be adequate for this period in 1996.

    Noninterest Income

         Noninterest income for the first three quarters of 1996 increased 129.59%, or $100,765, over the first three quarters of 1995. The two chief components of this fluctuation are due to increases in service and loan fee income and a gain on the sale of other real estate owned.

    Noninterest Expense

         Noninterest expenses increased $422,757, or 56.24%, for the first three quarters of 1996 in comparison to the same period in 1995. Salaries and employee benefits expenses along with occupancy and equipment costs are the chief components of this increase.

September 30, 1996 vs. December 31, 1995

Balance Sheet

    Investment portfolio

         The total securities portfolio declined 6.11% from $15.500 million at year end 1995 to $14.553 million at the end of the first three quarters. The decline was chiefly due to the sale and maturity of U.S. Treasury and Government Agencies securities classified as available for sale. The securities portfolio classified as held to maturity at September 30, 1996 remained fairly constant from December 31, 1995.

  Loans and Credit Quality

         Average gross loans, net of unearned income, increased from $14.167 million at December 31, 1995 to $22.443 million at September 30, 1996, up 58.42%. This increased volume was chiefly due to opening of two additional branch office locations in 1995.

         During 1995, the Bank's ratio of net charge-offs to average loans was .16%, compared to .47% for the first three quarters in 1996. At December 31,
1995, the allowance for loan losses to nonperforming assets was approximately 369.23%, compared with 297.56% at September 30, 1996. This declining percentage is due to an increase in nonperforming assets of 57.69%, or $15,000.

    Deposits

         Total deposits at December 31, 1995 were $34.593 million, compared to $49.114 million at September 30, 1996. This 41.98% increase in deposits was chiefly in the interest bearing category which saw a 48.54% increase. The noninterest bearing category decreased by 5.26%. This overall increase in deposits is due to the opening of two branch office locations during the fourth quarter of 1995.

         In comparison of average deposit balances, we experienced a 22.98% increase from year end 1995 to September 30, 1996. The breakdown of the increases/(decreases) amount deposit categories were as follows: Time Deposits, up 47.40%, Savings accounts, up 4.98%, Money Market accounts, up 20.30%, NOW accounts, up 6.13%, and Demand Deposits, down 12.75%. These fluctuations were chiefly due to new accounts attributed to the two additional branch office locations and, to a lessor extent, changes in interest rates.

    Shareholders' Equity

         Total shareholders' equity, excluding unrealized gains on securities, increased from $3.928 million to $4.049 million, or 3.08% from December 31, 1995 to September 30, 1996, respectively. Dividends per share for 1995 were $1.30 per share. No dividends have been declared during the first two quarters of 1996. The Agreement allows the Bank to declare and pay a dividend of $1.35 per share prior to the Effective Time of the Merger. Total capital to risk based assets was 15.06% at December 31, 1995, compared to 15.59% at September 30, 1996.

         Financial reporting in accordance with SFAS No. 115 requires an adjustment to shareholders' equity for net unrealized gains/(losses) in the "available-for-sale" securities portfolio. This adjustment at December 31, 1995 and September 30, 1996, was $63,530 and $9,857, respectively.

    Effects of Inflation

         Over the past few years, the rate of inflation has been relatively mild. However, because interest rates and the level of loans and deposits generally increase as the rate of inflation increases, the financial statements reflect these effects of inflation.

                              GENERAL INFORMATION

This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of the Bank (the "Bank Board"), to be voted at the Bank Shareholder Meeting to be held at ____________________ located at ______________________________, on __________, __________ __, 199_ at __:__ _.m.
Eastern Time and at any adjournment thereof. At the Bank Shareholder Meeting, shareholders will consider and vote upon: (i) the Agreement and the related Plan of Merger, pursuant to which the Bank will merge into Acquisition and (ii) such other matters as may properly come before such Special Meeting. Only shareholders of record of the Bank at the close of business on __________ __, 199_ are entitled to notice of and to vote at the Bank Shareholder Meeting. This Proxy Statement/Prospectus is being mailed to all such holders of record of Bank Common Stock on or about __________ __, 199_.

Holders of Bank Common Stock are entitled to one vote for each share standing in such holder's name on the books of the Bank. The affirmative vote of the holders of more than two-thirds of the outstanding shares entitled to vote is required for approval of the Bank Merger.

Under rules of the National Association of Securities Dealers, Inc., the proposal to adopt the Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for a proposal. Because the proposal to adopt the Agreement is required to be approved by the holders of two-thirds of the outstanding shares of Bank Common Stock, abstentions and broker "non-votes" will have the same effect as a vote against this proposal.

The proxies solicited hereby, if properly signed and returned and not revoked prior to their use, will be voted in accordance with the instructions given thereon by the shareholders. If no instructions are so specified, the proxies will be voted FOR the proposed Bank Merger. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice of revocation addressed to Leon K. Oxley, Secretary, The Old National Bank of Huntington, 999 4th Avenue, Huntington, West Virginia 25701; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Bank Shareholder Meeting and notifying the Secretary of his or her intention to vote in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at the Bank Shareholder Meeting and any adjournment of the Bank Shareholder Meeting and will not be used for any other meeting.

The accompanying proxy is being solicited by the Bank Board. The cost of such solicitation will be borne by the Bank. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers and employees of the Bank or City Holding without additional compensation. Arrangements may also be made with brokerage houses and custodians, nominees and fiduciaries for forwarding of solicitation material to beneficial owners of stock held of record by such persons and obtaining proxies from the beneficial owners of Bank Common Stock entitled to vote at the Special Meeting, and the Bank will reimburse such persons for their reasonable expenses incurred in doing so.

The Bank Board has no information that other matters will be brought before the meeting. If, however, other matters are presented, the accompanying proxy will be voted in the discretion of the proxies with respect to such matters.

As of the Record Date, directors and executive officers of the Bank and their affiliates beneficially owned a total of 45,830 shares (representing 61.11% of the outstanding shares of Bank Common Stock), and the directors of City Holding owned no Bank Common Stock. The Bank directors have agreed with City Holding to recommend that the Bank shareholders vote in favor of the Bank Merger and to vote shares beneficially owned by such directors, and shares with respect to which they have the power to vote, in favor of the Bank Merger. See "Ownership of Certain Beneficial Owners of Bank Stock."

For the reasons described below, the Bank Board has adopted the Agreement, believes the Bank Merger is in the best interest of the Bank and its shareholders and recommends that shareholders of the Bank vote FOR approval of the Agreement. See "The Bank Merger" "--Reasons for the Bank Merger."

The address of City Holding is 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304, and its telephone number is (304) 925-6611. The address of the Bank is 999 4th Avenue, Huntington, West Virginia 25701 and its telephone number is (304) 525-7500.

                                THE BANK MERGER

The detailed terms of the Bank Merger are contained in the Agreement and Plan of Reorganization, attached as Annex I to this Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Bank Merger and the terms of the Agreement. This description is not complete and is qualified by reference to the Agreement which is incorporated by reference herein.

Effective Time of the Bank Merger

Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Bank Merger shall become effective at the time Articles of Merger relating to the Bank Merger are made effective by the OCC (the "Effective Time of the Bank Merger"). The Effective Time of the Bank Merger is expected to occur on or about January 31, 1997, or as soon thereafter as is practicable. Either the Bank or City Holding may terminate the Agreement if the Bank Merger has not been consummated by March 31, 1997.

Until the Effective Time of the Bank Merger, Bank shareholders will retain their rights as shareholders to vote on matters submitted to them by the Bank Board.

Determination of Exchange Ratio; Exchange of Bank Stock for City Holding Common Stock

Each share of Bank Common Stock issued and outstanding at the Effective Time of the Bank Merger (other than shares held by City Holding or in Bank's treasury and other than Dissenting Shares as defined in Section 2.3 of the Agreement) shall, and without any action by the holder thereof, be converted into 5.83 shares of City Holding Common Stock (the "Exchange Ratio"). The Exchange Ratio is equal to the quotient (rounded to the nearest one one-hundredth) obtained by dividing (i) the product obtained by multiplying the per share book value of Bank Common Stock at June 30, 1996 by 2.5 by (ii) $23.325 (the "City Holding Stock Price"). All such shares of City Holding Common Stock shall be validly issued, fully paid and nonassessable.

The Exchange Ratio at the Effective Time of the Bank Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of City Holding Common Stock, any dividend payable in City Holding Common Stock, or any capital reorganization involving the reclassification of City Holding Common Stock subsequent to the date of the Agreement.

After the Effective Time of the Bank Merger, each holder of a certificate theretofore representing outstanding shares of Bank Common Stock, upon surrender of such certificate to City National Bank of Charleston (which shall act as exchange agent) accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of City Holding Common Stock for which shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided (plus cash in lieu of any fractional share). Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Bank Merger, represented Bank Common Stock (other than Dissenting Shares referred to in Section 2.3 of the Agreement) will be deemed to evidence the right to receive the number of full shares of City Holding Common Stock into which the shares of Bank Common Stock represented thereby may be converted, and, after the Effective Time of the Bank Merger, will be deemed for all corporate purposes of City Holding to evidence ownership of the number of full shares of City Holding Common Stock into which the shares of Bank Common Stock represented thereby were converted. Until such outstanding certificates formerly representing Bank Common Stock are surrendered, no dividend payable to holders of record of City Holding Common Stock for any period as of any date subsequent to the Effective Time of the Bank Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Bank Merger there shall be no further registry of transfer on the records of Bank of shares of Bank Common Stock. If a certificate representing such shares is presented to the exchange agent, it shall be canceled and exchanged for a certificate representing shares of City Holding Common Stock as herein provided. City Holding will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides City Holding with such substantiation, indemnification and security as City Holding may reasonably require.

Upon surrender of certificates of Bank Common Stock in exchange for City Holding Common Stock, there shall be paid to the recordholder of the certificates of City Holding Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of City Holding Common Stock as of any date subsequent to the Effective Time of the Bank Merger which have not yet been paid to a public official pursuant to abandoned property laws and
(ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Bank Merger, but prior to surrender, and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

Business of the Bank Pending the Bank Merger

The Bank has agreed that prior to the Effective Time of the Bank Merger, it will operate its business substantially as presently operated and in the ordinary course, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and relationships with persons having business dealings with it. The Agreement contains a description of certain specified actions Bank shall refrain from taking without prior notice to City Holding in satisfying this undertaking.

The Bank further has agreed that, prior to the Effective Time of the Bank Merger, it will consult and reasonably cooperate with City Holding regarding (i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, (ii) securities portfolio and funds management, including management of interest rate risk; and (iii) expense management, all with the objective of achieving appropriate operating synergies and appropriate accruals prior to the Effective Time of the Bank Merger.

Conditions to Consummation of the Bank Merger

Consummation of the Bank Merger is conditioned upon the approval of the holders of more than two-thirds of the outstanding Bank Common Stock entitled to vote at the Bank Shareholder Meeting. The Bank Merger has been approved by the Federal Reserve Board and the Division, and preliminarily approved by the OCC. The obligations of the Bank and City Holding to consummate the Bank Merger are further conditioned upon the satisfaction of terms and conditions contained in the Agreement usual for transactions of this type, including continued accuracy of representations and warranties made by Bank and City Holding, the absence of material adverse change in the Bank's and City Holding's businesses, the receipt of legal and accounting opinions, and the transaction being accounted for as a "pooling of interests". See Article V of the Agreement (Annex I).

Termination

The Agreement will be terminated, and the Bank Merger abandoned, if shareholders of the Bank do not approve the Bank Merger. Notwithstanding such approval by such shareholders, the Agreement also may be terminated at any time prior to the Effective Time of the Bank Merger by mutual consent, upon breach of the Agreement, if the Bank Merger is not effective by March 31, 1997, and upon the occurrence of certain other events specified in the Agreement. See Article VII of the Agreement (Annex I).

Accounting Treatment

City Holding and Bank have agreed to use their best efforts to cause the Bank Merger to be accounted for as a "pooling of interests" and this accounting treatment is a condition to City Holding's obligation to complete the Bank Merger. It is City Holding's intention not to restate financial statements and other financial information for periods prior to the Bank Merger to include the assets and liabilities and results of operations of Bank because the transaction is not expected to be material to City Holding.

Operations After the Bank Merger

After consummation of the Bank Merger, City Holding will continue generally to conduct the business presently conducted by the Bank.

Interests of Certain Persons in the Bank Merger

Certain members of the Bank and the Bank's management may be deemed to have interests in the Bank Merger in addition to their interests as shareholders of the Bank generally. In each case, the Bank Board or the Bank was aware of their potential interests, and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

Indemnification; Liability Insurance. After the Effective Time of the Bank Merger, City Holding has agreed to provide indemnification to the directors and officers of Bank and director's and officer's liability insurance following the Closing Date to the same extent as it provides indemnification to directors and officers of City Holding and its subsidiaries.

City Holding Board of Directors. City Holding has agreed to elect William M. Frazier, Chairman of the Board, President and a director of the Bank, and Leon
K. Oxley, Secretary and a director of the Bank, as members of City Holding's Board of Directors. Messrs. Frazier and Oxley's eligibility for and election at City Holding's next following Annual Meeting of Shareholders will be governed by City Holding's Bylaws. Additionally, Messrs. Frazier and Oxley have entered into Covenant Not to Compete and Consulting Agreements with City Holding. Pursuant to the terms of these agreements, each will be paid $50,000 per year for seven years for consulting services and in consideration of their agreement not to provide banking services (other than legal services) to banking institutions (except City Holding) within a 50 miles radius of Huntington, West Virginia.

Employee Benefits. Following the Bank Merger, employees who continue to be employees of Acquisition will be eligible for City Holding's benefit plans based on their length of service, compensation, job classification and position with the Bank. City Holding will recognize all such employees' service with the Bank for eligibility to participate, for early retirement and for vesting under City Holding's benefit plans.

Other than as set forth above, no director or executive officer of the Bank or City Holding has any direct or indirect material interest in the Bank Merger, except in the case of directors and executive officers of the Bank and the Bank insofar as ownership of Bank Common Stock might be deemed such an interest.

Effect on the Bank Employee Benefits Plans

All employees of Bank immediately prior to the Effective Time of the Bank Merger ("Transferred Employees") will be covered by City Holding's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position with Bank. City Holding's benefits plans will recognize for purposes of eligibility to participate and for early retirement and for vesting, all Transferred Employees' service with Bank, subject to applicable break in service rules. Bank's employee benefit plans are expected to be merged into City Holding's plans.

Except as described in Schedule V of the Agreement, as of the Effective Time of the Bank Merger employees of Bank who become employees of Acquisition as the Surviving Bank will be entitled to immediate coverage under City Holding Employee Plans without any waiting period.

The effect on the Bank employees' benefits plans remains subject to certain variables, and City Holding retains the option to maintain separate plans, if necessary.

Certain Federal Income Tax Consequences

City Holding and the Bank have received an opinion of Hunton & Williams, counsel to City Holding, to the effect that for federal income tax purposes the Bank Merger will be a reorganization under Section 368(a) of the Code, and, consequently, (i) none of City Holding, Acquisition or the Bank will recognize any taxable gain or loss upon consummation of the Bank Merger (but income may be recognized as a result of (a) the termination of the bad-debt reserve maintained by the Bank for federal income tax purposes and (b) other possible changes in tax accounting methods), and (ii) the Bank Merger will result in the tax consequences summarized below for the Bank shareholders who receive City Holding Common Stock in exchange for Bank Common Stock pursuant to the Bank Merger. Receipt of substantially the same opinion of Hunton & Williams as of the Effective Date is a condition to consummation of the Bank Merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the Effective Date will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between the Bank and City Holding, the existing and future ownership of Bank Common Stock and City Holding Common Stock, and the future business plans for City Holding.

The following summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their Bank Common Stock through the exercise of employee stock options or otherwise as compensation.

   Exchange of Bank Common Stock for City Holding Common Stock

A holder of shares of Bank Common Stock who receives solely City Holding Common Stock in exchange for all his or her shares of Bank Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives City Holding Common Stock and cash in lieu of a fractional share of City Holding Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then redeemed for the cash. A shareholder who exchanges his or her shares of Bank Common Stock for City Holding Common Stock will have an aggregate tax basis in the shares of City Holding Common Stock (including any fractional share interest) received in the Bank Merger equal to his or her aggregate tax basis in the shares of Bank Common Stock exchanged therefor. A shareholder's holding period for shares of City Holding Common Stock (including any fractional share interest) received in the Bank Merger will include his or her holding period for the shares of Bank Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Bank Merger.

   Shareholders Electing to Exercise Their Right of Appraisal

The receipt of cash for shares of Bank Common Stock pursuant to the exercise of the right to an appraisal will be a taxable transaction. Any shareholder considering the exercise of such right should consult his or her tax advisor about the tax consequences of receiving cash for his or her shares.

THE PRECEDING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE BANK MERGER TO THE BANK SHAREHOLDERS. THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY DEPEND ON THE SHAREHOLDER'S CIRCUMSTANCES. THE BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES.

Rights of Shareholders Electing to Exercise their Right of Appraisal

Holders of Bank Common Stock entitled to vote on the approval of the Agreement and the related Plan of Merger will be entitled to have the fair value of each such holder's shares of Bank Common Stock immediately prior to consummation of the Bank Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of 12 U.S.C.A. ss. 215a. Section 215a gives any shareholder of a national bank the right to dissent from the merger of such bank into another national bank if he votes against such merger or has given notice in writing to the national bank prior to the meeting of shareholders at which the merger is considered that he dissents from the plan of merger. Failure to vote against the merger or to give written notice of dissent constitutes waiver of dissenter's rights. The shareholder is entitled to receive, in cash, the value of the shares held by him when the merger is consummated upon written request to the resulting national bank at any time before 30 days after consummation of the merger, such notice to be accompanied by his or her stock certificates. The value of the dissenting shares is to be determined as of the date on which the shareholders' meeting is held by a committee of three persons, one selected by unanimous vote of dissenting shareholders, one by the directors of the resulting national bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall govern, but if the value so fixed is not satisfactory to any dissenting shareholder, he may within five days after being notified of such appraised value appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which will be final and binding. If for any reason, within 90 days of the consummation of the merger, one or more appraisers has not been selected, or the appraisers fail to determine the value of the shares, the Comptroller, upon written request of any interested party, shall cause an appraisal to be made which shall be final and binding. The Comptroller's expenses in making any reappraisal or appraisal, as the case may be, are to be paid by the resulting national bank.

THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF A DISSENTING HOLDER OF BANK COMMON STOCK. ANY HOLDER OF BANK COMMON STOCK WHO INTENDS TO DISSENT FROM THE BANK MERGER SHOULD CAREFULLY REVIEW THE TEXT OF SUBSECTIONS (B), (C) AND (D) OF 12 U.S.C.A. SS. 215A SET FORTH IN ANNEX II TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S LAWYER. THE FAILURE OF A HOLDER OF BANK COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE, AND SET FORTH IN ANNEX II, MAY RESULT IN LOSS OF DISSENTERS' RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTER'S RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF BANK COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

In general, any dissenting shareholder who perfects such holder's right to be paid the fair value of such holder's Bank Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "-- Certain Federal Income Tax Consequences."

THE BANK BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE BANK MERGER.

                              CITY HOLDING COMPANY

City Holding Company ("City Holding"), a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. City Holding currently has nine banking subsidiaries, and three non-banking subsidiaries. All of the subsidiaries are wholly-owned. At December 31, 1995, City Holding had total assets of $1 billion, total deposits of $797 million and total stockholders' equity of $73 million. The banking subsidiaries include The City National Bank of Charleston (City National, principal subsidiary bank), The Peoples Bank of Point Pleasant, First State Bank & Trust, The Bank of Ripley, Home National Bank of Sutton (Home National), Blue Ridge Bank, Peoples State Bank, The First National Bank of Hinton (Hinton) and Merchants National Bank (Merchants), which currently operate 36 banking offices in the state of West Virginia. Certain assets and liabilities of The Buffalo Bank of Eleanor (now Peoples State Bank) were purchased by City National in 1995. This transaction had no impact on the consolidated results of City Holding. In addition to City Holding's periodic filings with the SEC, each of its subsidiary banks are subject to certain regulatory guidelines at the applicable federal and state level. As such, the banks are routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. City Holding operates retail and consumer-oriented community banks that emphasize personal service.

During 1993, City Holding formed two non-banking subsidiaries. City Mortgage Corporation was approved by the Federal Reserve Bank of Richmond to operate as a full service mortgage banking company in December 1993. Headquartered in a suburb of Pittsburgh, Pennsylvania, this company originates, services and sells long-term fixed-rate mortgage loans. City Financial Corporation was approved by the Federal Reserve Bank of Richmond in November 1993 and by the National Association of Securities Dealers in February 1994, to serve as a full service securities brokerage and investment advisory company. City Financial Corporation is headquartered in Charleston, West Virginia with its office located in City National's main location. Both of these companies were formed under a strategy to generate fee income in order to lessen City Holding's reliance on net interest margin and to enable City Holding to offer a full array of financial services to its customers. Hinton Financial Corporation, City Holding's third non-banking subsidiary, owns all of the capital stock of Hinton and does not conduct any other business activities.

City Holding continually seeks strategic acquisition opportunities for small to medium-sized banks. City Holding's latest acquisitions include Hinton Financial Corporation and subsidiary, acquired in late 1994, followed by First Merchants Bancorp, Inc. and subsidiary in mid 1995. City Holding's acquisition policy has permitted subsidiary banks to operate as separate entities with their historical names and boards of directors. City Holding believes that this policy maintains community loyalty to the subsidiary banks and improves operating performance while providing the services and efficiencies of a larger holding company.

             PRICE RANGE OF CITY HOLDING COMMON STOCK AND DIVIDENDS

City Holding Common Stock is included on The Nasdaq National Market under the symbol CHCO. The following table sets forth the cash dividends paid per share and information regarding the market prices per share of City Holding's Common Stock for the periods indicated. The price ranges are based on transactions as reported on The Nasdaq National Market. At September 30, 1996, there were 2,027 stockholders of record.



                            Cash                Market Price Range
                          Dividends            --------------------
                          Per Share            Low             High
                          ---------            ---             ----
1996
----
Third Quarter              $.155               $19.77          $22.95
Second Quarter             $.155               $20.00          $23.41
First Quarter              $.155               $20.91          $24.09

1995
----
Fourth Quarter             $.155               $20.45          $22.73
Third Quarter               .14                 20.66           23.14
Second Quarter              .13                 21.49           23.96
First Quarter               .13                 21.49           24.79

1994
----
Fourth Quarter             $.13                $22.32          $26.30


See the City Holding Audited Consolidated Financial Statements for a discussion of restrictions on subsidiary dividends. All per share data have been restated to reflect 10% stock dividends effective in November 1996, January 1995 and November 1995. Cash dividends represent amounts declared by City Holding and do not include cash dividends of acquired subsidiaries prior to the dates of acquisition.

                      THE OLD NATIONAL BANK OF HUNTINGTON

General

The Old National Bank of Huntington is a national banking association providing deposit, loan and commercial banking services in Cabell County and Wayne County. The Bank operates three offices. At September 30, 1996, the Bank had assets of $53.840 million, deposits of $49.114 million, and shareholders equity of $4.059 million. The Bank serves approximately 2,600 customers in its market area. Its lending activities focus on meeting the needs of its market area by offering residential mortgage loans, equity lines of credit, consumer loans, automobile loans, and business loans to local individuals and businesses.

The Bank reinvests deposits raised in its market area with loans that meet the residential mortgage, personal and business financial needs of the community. The Bank has achieved a "satisfactory" rating from the OCC for its community reinvestment activities.

The Bank is subject to examination and comprehensive regulations by the OCC and to regulations of the Federal Reserve Board relating to reserves required to be maintained against deposits and certain other matters.

               MARKET FOR AND DIVIDENDS PAID ON BANK COMMON STOCK

There is no established public market for Bank Common Stock. Bank's management is aware of transactions in Bank Common Stock which occurred during 1995 and thus far in 1996 at $40.00 per share. In 1994 and 1995, Bank paid annual cash dividends aggregating $1.25 and $1.30. Bank is permitted by the Agreement to declare and pay a cash dividend aggregating $1.35 per share in 1996.

              OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF BANK STOCK

The following table sets forth certain information regarding the beneficial ownership of Bank Common Stock as of September 30, 1996 by each of the Bank's directors and by all directors and executive officers of the Bank as a group.

                                      Shares Beneficially Owned
                                     As of September 30, 1996 [1]

                                          Number of Shares
Name                                     Beneficially Owned            Percent
----                                     ------------------            -------

W. B. Andrews                                 4,125 [3]                  5.50%
Lucian R. Carter                              4,261 [4]                  5.68%
William M. Frazier                           13,065 [5]                 17.42%
W. Michael Frazier                            4,185 [6]                  5.58%
Frank L. Gaddy                                2,350 [9]                  3.13%
W. Kenneth Grant                              1,250                      1.67%
John J. Klim, Jr.                             8,240 [7]                 10.99%
Ezra A. Midkiff, Jr.                            950 [10]                   *
Leon K. Oxley                                10,935 [8]                 14.58%
Robert M. Davidson                            2,699                      3.60%

All directors and executive
  officers as a group (10 persons)
  represent 61.11 percent of stock [2]       45,830                     61.11%

-------------------

* Represents less than 1%.

 [1] For the purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to "beneficially own" any shares of Bank Common Stock if he or she has or shares, (a) voting power, which includes the power to vote or direct the voting of the shares; or
       (b) investment power, which includes the power to dispose or direct the disposition of the shares. A person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days pursuant to the exercise of stock options. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. Shares of Common Stock which may be acquired within 60 days of the Record Date are deemed to be outstanding shares of Bank Common Stock beneficially owned by such person(s) but are not deemed to be outstanding for the purposes of computing the percentage of Bank Common Stock owned by any other person or group.

 [2] Does not include 1,750 shares owned by Francisco Valentine and 1,000 shares owned by Clenton Meadows, Sr. Both of these individuals are members of the Bank's advisory board and do not have voting rights.

 [3] Includes 500 shares owned by the D. E. Wagoner Trust, which Mr. Andrews is co-trustee with Mr. William Frazier.

 [4] Includes 268 shares owned by Mr. Carter's wife and 250 shares owned by Carter & Company. Mr. Carter is the sole owner of Carter & Company. Also includes 2,333 shares owned by the Carter & Company Employee Profit Sharing Trust administered by Mr. Carter as sole trustee.

 [5]   Includes 700 shares owned by Mr. Frazier's wife, 500 shares owned by the
       D. E. Wagoner Trust, which Mr. Frazier is co-trustee with Mr. Andrews, 1,000 shares owned by the Leretto Smith Trust, which Mr. Frazier is co-trustee, and 5,750 shares owned by the Frazier & Oxley, L.C. Employee Profit Sharing Trust, which Mr. Frazier is co-trustee with Mr. Oxley.

 [6]   Includes 600 shares owned by Mr. Frazier's wife.

 [7] Includes 7,575 shares owned by TSB & Company, Trustee of an Individual Retirement Account that Mr. Klim is the owner and beneficiary.

 [8] Includes 1,000 shares owned by the Oxley Grandchildren Trust, which Mr. Oxley is the sole trustee, and 5,750 shares owned by the Frazier & Oxley, L.C. Employee Profit Sharing Trust, which Mr. Oxley is co-trustee with Mr. William Frazier.

 [9]   Includes 1,000 shares owned by Mr. Gaddy's wife.

[10] Includes 450 shares owned by Wilson Welding Company, which is controlled by Mr. Midkiff.

The following table sets forth information as to Bank Common Stock beneficially owned, as of September 30, 1996, by the only persons or entities known to the Bank to be the beneficial owners of more than 5% of Bank Common Stock.

                                       Amount and Nature of        Perfent of
Name and Address of                 Beneficial Ownership as of     Outstanding
Beneficial Owner                      September 30, 1996 [1]         Shares
-------------------                 --------------------------      ----------

Lucian R. Carter                             4,261 [2]                5.68%
W. Michael Frazier                           4,185 [3]                5.58%
W.B. Andrews                                 4,125 [4]                5.50%
John J. Klim, Jr.                            8,240 [5]               10.99%
Leon K. Oxley                               10,935 [6]               14.58%
William M. Frazier                          13,065 [7]               17.42%
All directors and executive officers
as a group (10 persons)                     45,830 [8][9]            61.11%


 [1] Except as indicated otherwise, based on information furnished by the respective individuals or entity. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

 [2] Includes 268 shares owned by Mr. Carter's wife and 250 shares owned by Carter & Company. Mr. Carter is the sole owner of Carter & Company. Also includes 2,333 shares owned by the Carter & Company Employee Profit Sharing Trust administered by Mr. Carter as sole trustee.

 [3]   Includes 600 shares owned by Mr. Frazier's wife.

 [4] Includes 500 shares owned by the D.E. Wagoner Trust, which Mr. Andrews is co-trustee with Mr. William Frazier.

 [5] Includes 7,575 shares owned by TSB & Company, Trustee of an Individual Retirement Account that Mr. Klim is the owner and beneficiary.

 [6] Includes 1,000 shares owned by the Oxley Grandchildren Trust, which Mr. Oxley is the sole trustee, and 5,750 shares owned by the Frazier & Oxley, L.C. Employee Profit Sharing Trust, which Mr. Oxley is co- trustee with Mr. William Frazier.

 [7] Includes 700 shares owned by Mr. Frazier's wife, 500 shares owned by the D.E. Wagoner Trust, which Mr. Frazier is co-trustee with Mr. Andrews, 1,000 shares owned by the Leretto Smith Trust, which Mr. Frazier is co-trustee, and 5,750 shares owned by the Frazier & Oxley, L.C. Employee Profit Sharing Trust, which Mr. Frazier is co-trustee with Mr. Oxley.

 [8] Does not include 1,750 shares owned by Francisco Valentine and 1,000 shares owned by Clenton Meadows, Sr. Both of these individuals are members of the Bank's advisory board and do not have voting rights.

 [9] The 500 shares owned by the D.E. Wagoner Trust and 5,750 shares owned by the Frazier & Oxley, L.C. Employee Profit Sharing Trust are counted once.

                           REGULATION AND SUPERVISION

Bank holding companies and banks operate in a highly regulated environment and are regularly examined by federal and state regulators. The following description briefly discusses certain provisions of federal and state laws and certain regulations and the potential impact of such provisions on City Holding and the Banks. These federal and state laws and regulations have been enacted for the protection of depositors in national and state banks and not for the protection of shareholders of bank holding companies such as City Holding. References to "Banks" means the current subsidiary banks of City Holding.

Bank Holding Companies

As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), City Holding is subject to regulation by the Federal Reserve Board. The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

Federal law permits bank holding companies from any state to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law will allow interstate bank mergers, subject to earlier "opt-in" or "opt-out" action by individual states. The law currently allows interstate branch acquisitions and de novo branching if permitted by the host state. West Virginia has adopted early "opt-in" legislation that allows interstate bank mergers. These laws also permit interstate branch acquisitions and de novo branching in West Virginia by out-of-state banks if reciprocal treatment is accorded West Virginia banks in the state of the acquiror.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where


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


it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross- guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

The Federal Deposit Insurance Act ("FDIA") also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any of the Banks.

The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

City Holding is registered under the bank holding company laws of West Virginia. Accordingly, City Holding and the Banks are subject to further regulation and supervision by the Division.

Capital Requirements

The Federal Reserve Board and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, City Holding and the Banks are required to maintain a minimum ratio of total capital to risk- weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder "Tier 2 capital" consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk- weighted asset ratios of City Holding as of September 30, 1996 were 9.32% and 10.21% respectively, exceeding the minimums required.

In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 capital leverage ratio of City Holding as of September 30, 1996, was 6.61%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.


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


The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. Rules have been promulgated with respect to concentration of credit risk and the risks of non-traditional activities, and also as to the risk of loss on multi-family mortgages. A proposed rule with respect to interest rate risk is still under consideration. The proposal would allow institutions to use internal risk models to measure interest rate risk (if the models are acceptable to examiners) and would require additional capital of institutions identified as having excess interest rate risk. City Holding does not expect any of these rules, either individually or in the aggregate, to have a material impact on its capital requirements.

Limits on Dividends and Other Payments

City Holding is a legal entity separate and distinct from its Banks. Most of City Holding's revenues result from dividends paid to City Holding by the Banks. The right of City Holding and shareholders of City Holding, to participate in any distribution of the assets or earnings of any Banks through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of such Banks, except to the extent that claims of City Holding in its capacity as a creditor may be recognized. Moreover, there are various legal limitations applicable to the payment of dividends to City Holding as well as the payment of dividends by City Holding to its shareholders. Under federal law, the Banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, or take securities of City Holding as collateral for loans to any borrower. The Banks are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

The Banks are subject to various statutory restrictions on their ability to pay dividends to City Holding. Under applicable regulations, at September 30, 1996, the Banks could have paid aggregate dividends to City Holding of $16.5 million without obtaining prior approval of their respective regulators. The payment of dividends by City Holding and the Banks may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines. The various regulators supervising the Banks have authority to prohibit any Banks under their jurisdiction from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the Bank in question, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board and the OCC have indicated their view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. Moreover, the Federal Reserve Board has indicated that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. Accordingly, the Federal Reserve Board has stated that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company's ability to serve as a source of strength.

The ability of the Banks to pay dividends in the future is, and is expected to continue to be, influenced by regulatory policies and by capital guidelines. The bank regulatory agencies have broad discretion in developing and applying policies and guidelines, in monitoring compliance with existing policies and guidelines, and in determining whether to modify such policies and guidelines.

FIRREA

Under the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA") a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and

"in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Liability of any Bank under this cross-guarantee position could have a material adverse effect on the financial condition of any other Bank and City Holding.

FDICIA

In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became effective. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and revised several other federal banking statutes.

Banks

City National Bank of Charleston, The Home National Bank of Sutton, Merchants National Bank and the First National Bank of Hinton are national banking associations, and are subject to supervision and regulation by the OCC, the Federal Reserve Board and the FDIC. The Peoples Bank of Point Pleasant, First State Bank & Trust and Blue Ridge Bank are supervised and regulated by the West Virginia Board of Banking and Financial Institutions and the FDIC. The Bank of Ripley and Peoples State Bank are supervised and regulated by the West Virginia Board of Banking and Financial Institutions, the FDIC and the Federal Reserve Board. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.

FDIC Insurance Assessments

The Banks are subject to FDIC deposit insurance assessments. Effective in the fourth quarter of 1995, each of the Banks were assessed FDIC deposit insurance premiums of approximately $2,000 per annum. Between the fourth quarter of 1995 and January 1993, FDIC deposit insurance premium rates range from $.23 to $.31 per $100 of deposits and depend on both the institution's capital adequacy and a supervisory judgment of overall risk posed by the institution. Prior to January 1993, FDIC insurance premiums were charged at a flat rate. Because of decreases in the reserves of the Bank Insurance Fund due to the increased number of bank failures in recent years, it is possible that insurance assessments will increase and that there may be special additional assessments. Additional assessments could have an adverse impact on City Holding's results of operations.

Governmental Policies

The operations of City Holding and its Banks are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve Board regulates money and credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of bank loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Among other things, FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

The Federal Reserve Board has adopted regulations establishing relevant capital measures and relevant capital levels for banks. The relevant capital measures are the total risk-adjusted capital ratio, Tier 1 risk-adjusted capital ratio and the leverage ratio. Under the regulations, a bank is considered (i) well capitalized if it has a total capital ratio of ten percent or greater, a Tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by such regulator to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if it has a total capital ratio of eight percent or greater, a Tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not well capitalized, (iii) undercapitalized if it has a total capital ratio of less than eight percent, a Tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances), (iv) significantly undercapitalized if it has a total capital ratio of less than six percent, a Tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent, and (v) critically undercapitalized if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of December 31, 1995, each of the Banks had capital levels that qualify them as being well capitalized under such regulations.

FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve Board, effective December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. In order to obtain acceptance of a capital restoration plan, a depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Furthermore, in the event of a bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. In addition, pass through insurance coverage may not be available for certain employee benefit accounts.

Various other legislation, including proposals to overhaul the banking regulatory system and to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. City Holding cannot determine the ultimate effect that FDICIA and the implementing regulations adopted thereunder, or any other potential legislation, if enacted, would have upon its financial condition or operations.

Other Safety and Soundness Regulations

The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

                  DESCRIPTION OF CAPITAL STOCK OF CITY HOLDING

City Holding's Articles of Incorporation authorize 20,000,000 shares of Common Stock, par value $2.50, and 500,000 shares of Preferred Stock, par value $25, including a series of 100,000 shares of Junior Participating Cumulative Preferred Stock, Series A. As of September 30, 1996, 5,080,443 shares of Common Stock and no shares of Preferred Stock were outstanding and entitled to vote. At such date, City Holding had 2,027 shareholders of record.

Authority is given in the Articles of Incorporation to the Board of Directors to issue shares of City Holding's Common Stock and Preferred Stock from time to time for such consideration as the Board may deem advisable.


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



The characteristics of City Holding's capital stock are summarized below.

Common Stock

Dividend Rights. Common shareholders are entitled to dividends to the extent funds are legally available and the Board of Directors declares payment. City Holding's ability to pay dividends is largely contingent upon the abilities of the Banks to pay dividends, and is subject to various statutory limits.

Voting Rights and Cumulative Voting. In all elections of directors, each holder of City Holding Common Stock has the right to cast one vote for each share of stock owned by him and entitled to vote for as many persons as there are directors to be elected, or he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock shall equal; or he may distribute such votes on the same principle among as many candidates and in such manner as he desires. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock owned by him and entitled to vote.

Liquidation Rights. Upon liquidation, after payment to all creditors and holders of Preferred Stock, the remaining assets of City Holding would be distributed to the holders of City Holding Common Stock pro rata.

Preemptive Rights. Holders of City Holding Common Stock have no preemptive rights with respect to future issues of Common Stock.

Calls and Assessments. All City Holding Common Stock outstanding is fully paid and nonassessable.

Preferred Stock

The Board of Directors has the authority, without any vote or action by the shareholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Issuance of Preferred Stock by the Board of Directors of City Holding could be utilized to render more difficult, or discourage, an attempt to gain control of City Holding. There are no shares of Preferred Stock outstanding, and there are no agreements or understandings for the designation of any series of Preferred Stock or the issuance of shares, except pursuant to the Preferred Stock Purchase Rights Plan summarized below.

Preferred Stock Purchase Rights Plan; Change of Control

Pursuant to a Preferred Stock Purchase Rights Plan and a related Amended and Restated Rights Agreement between City Holding and Fifth Third Bank, as Rights Agent, each outstanding share of City Holding Common Stock carries with it one Preferred Stock Purchase Right (a "Right"). In general, the number of Rights outstanding will equal the number of shares of City Holding Common Stock outstanding from time to time. The Rights will expire on April 9, 2001, unless previously exercised or redeemed at the option of the Board of Directors. Each share of City Holding Common Stock offered hereby has one Right attached.

Generally, under the terms of the Rights Plan, the Rights will be exercisable only if a person or group acquires 10% or more of City Holding Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of City Holding Common Stock. Each Right will entitle its holder to buy one one-thousandth of a share of Junior Participating Cumulative Preferred Stock, Series A, par value $25, at an exercise price of $53, subject to adjustment. If a person or group acquires 20% or more of the outstanding City Holding Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the then-current exercise price, City Holding Common Stock having a market value equal to twice the exercise price. If City Holding is acquired in a merger or other business combination or if 50% or more of City

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



Holding's assets or earning power is sold or transferred, each Right will entitle its holder to purchase, at the then-current exercise price, common stock of the acquiror having a value equal to twice the exercise price.

City Holding's Articles of Incorporation provide that the Board of Directors consist of three classes with staggered terms for directors. City Holding has also adopted a by-law requiring advance notice from a shareholder to nominate a director. The effect of these measures and the Rights Plan could be to render more difficult or to discourage an attempt to gain control of City Holding by means of a merger, tender offer, proxy contest or otherwise, even if supported by holders of a majority of the voting securities of City Holding, and thereby protect the current management.

Reports to Shareholders

City Holding furnishes its shareholders with annual reports, including audited financial statements, and with three quarterly reports.

Transfer Agent

The transfer agent for City Holding Common Stock is City National Bank of Charleston.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

At the Effective Time of the Bank Merger, shareholders of Bank will become shareholders of City Holding, and their rights as shareholders will be determined by the City Holding Articles of Incorporation and City Holding Bylaws and applicable law. The following is a summary of the material differences in the rights of shareholders of City Holding and Bank. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles of Incorporation or Articles of Association and Bylaws of each entity.

Capitalization

City Holding. City Holding's authorized capital is described under "Description of City Holding Capital Stock".

Bank. Bank is authorized to issue 75,000 shares of Bank Common Stock, $10.00 par value of which 75,000 shares were issued and outstanding as of the Record Date.

Voting Rights

City Holding. In all elections of directors, each holder of City Holding Common Stock has the right to cast one vote for each share of stock owned by him and is entitled to vote for as many persons as there are directors to be elected, or he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock shall equal; or he may distribute such votes on the same principle among as many candidates and in such manner as he desires. On any other issue to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock owned by him and entitled to vote. The vote of a majority of shares represented at a meeting and entitled to vote is required to approve most actions requiring shareholder approval, except that amendments to the Articles of Incorporation and certain fundamental actions such as mergers, consolidations and sales of substantially all assets outside the ordinary course of business must be approved by vote of a majority of shares entitled to vote thereon.

Bank. In all elections of directors, each holder of Bank Common Stock has the right to cast one vote for each share of stock owned by him and is entitled to vote for as many persons as there are directors to be elected, or he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number his shares of stock shall equal; or he may distribute such votes on the same principle among as many candidates and in such manner as he desires. The approval of a majority of Bank's Board of Directors is generally required under federal law on any plan of merger, consolidation or sale of substantially all of the assets of Bank. The approval of shareholders holding more than two-thirds (2/3) of all votes entitled to be cast is required for a merger, consolidation or sale of substantially all of the assets of Bank.

Directors and Classes of Directors

City Holding. The City Holding Board of Directors presently comprises 16 members. Pursuant to the Agreement, following the Effective Date of the Bank Merger, City Holding will increase the number of members of the City Holding Board by two and will appoint two persons currently serving as directors of Bank to fill the resulting vacancies. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

Bank. The Bank Board of Directors presently comprises 10 members and 2 members of its advisory board. Advisory board members do not have voting rights.

Anti-Takeover Provisions

City Holding. City Holding's Board of Directors has adopted a Rights Plan and City Holding's Articles of Incorporation provide that the Board of Directors consist of three classes with staggered terms for members of the Board of Directors. City Holding has also adopted a by-law requiring advance notice from a shareholder to nominate a director.

City Holding has not adopted other conventional anti-takeover provisions such as, for example, a fair-price charter amendment, a super-majority vote charter amendment, or an anti-greenmail charter amendment, and has no current plans to submit further proposals with a possible "anti-takeover" effect. In addition, West Virginia law does not contain any provisions protecting a West Virginia corporation against hostile takeovers, such as a fair price statute or a control share acquisition statute.

Bank. The Bank's Articles and Bylaws require advance notice from a shareholder to nominate a director. Otherwise, neither the Bank's Articles nor Bylaws contain any provisions that may be deemed to have any anti-takeover effect.

Preemptive Rights

City Holding. The shareholders of City Holding do not have preemptive rights. Thus, if additional shares of City Holding Common Stock were issued, holders of such stock, to the extent that they did not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Bank. The Bank's Articles contain a provision granting shareholders preemptive rights. Thus, if additional shares of Bank Common Stock were issued, holders of such stock would be given the right to purchase shares to maintain their proportionate interests.

Assessment

City Holding. All outstanding shares of City Holding Common Stock are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

Bank. All outstanding shares of Bank Common Stock are fully paid and nonassessable.

Conversion; Redemption; Sinking Fund

Neither City Holding Common Stock nor Bank Common Stock is convertible, redeemable or entitled to any sinking fund.

Liquidation Rights

City Holding. Upon liquidation, after payment to all creditors and holders of Preferred Stock, the remaining assets of City Holding would be distributed to the holders of City Holding Common Stock pro rata.

Bank. Upon liquidation, after payment to all creditors, the remaining assets of Bank would be distributed to the holders of Bank Common Stock on a pro rata basis.

Dividends and Other Distributions

City Holding. Holders of City Holding Common Stock are entitled to dividends to the extent funds are legally available and the Board of Directors declares payment. City Holding's ability to pay dividends is largely contingent upon the abilities of its subsidiaries to pay dividends, and is subject to various statutory limits.

Bank. Federal law permits the declaration of dividends by the Board of Directors of the Bank from the net profits of the Bank with a number of limitations. No dividends or other distributions may be paid which would impair the capital of Bank. The approval of the Comptroller of the Currency is required if dividends for a year exceed certain calculations involving the accumulation of net profits. In addition, unless the Bank's surplus equals or exceeds the capital of Bank, 10% of net profits each year must be transferred to surplus before dividends may be paid.

Shareholder Meetings

City Holding. City Holding's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or by the President and Secretary, or by any three or more shareholders holding together at least 10% of the capital stock of City Holding.

Bank. Bank's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors, or by any three or more shareholders holding together at least 25% of the capital stock of Bank. Neither Bank's Articles of Association nor Bylaws contain requirements that must be followed for a shareholder to otherwise submit a proposal to a vote for the shareholders, except for the nominations of directors. See "Comparative Rights of Shareholder -- Anti-Takeover Provisions -- Bank" herein.


Indemnification

City Holding. Section 31-1-9 of the West Virginia Code provides in part that each West Virginia corporation shall have power to indemnify any director, officer, employee or agent or former director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent other than an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. With respect to an action by or in the right of the corporation the director, officer, employee or agent or former director, officer, employee or agent may be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent to be liable for negligence or misconduct in the performance of duty; and to make any other or further indemnity to any such persons that may be authorized by the articles of incorporation or any by-law made by the shareholders or any resolution adopted, before or after the event, by the shareholders. The By-laws of City Holding contain provisions pursuant to the foregoing section of the West Virginia Code indemnifying the directors, officers, employees and agents of City Holding in certain cases against expenses and liabilities under judgments and reimbursements of amounts paid in settlement.

City Holding has purchased directors and officers' liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of City Holding against certain losses, to the extent such losses are not indemnified by City Holding, and (ii) City Holding, to the extent it indemnifies such directors and officers for losses as permitted under the laws of West Virginia.

Bank. Federal law permits indemnification of directors of Bank for certain actions taken on behalf of, or at the request of, Bank. Indemnification may not be permitted for fines or penalties imposed by bank regulatory authorities. Bank's Articles of Association provide for indemnification of directors or officers. The Bank has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of Bank against certain losses, to the extent such losses are not indemnified by Bank, and (ii) Bank, to the extent it indemnifies its officers and directors for losses as permitted under its Articles of Association and applicable law.

Director Exculpation

City Holding. The West Virginia Code does not provide for limitation of directors' monetary liability or director exculpation.

Bank. Federal law does not provide for limitation of directors' monetary liability or director exculpation.

Dissenters' Rights

Bank. Provisions of Title 12 of the United States Code give shareholders of a national bank the right to dissent from, and obtain payment of the "fair value" of their shares in mergers and consolidations. For a description of dissenter's rights the Bank's shareholders have in connection with a Bank Merger, see "The Bank Merger -- Rights of Shareholders Electing to Exercise Their Right of Appraisal".

                      RESALE OF CITY HOLDING COMMON STOCK

City Holding Common Stock issuable in the Bank Merger has been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of Bank Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including directors, certain executive officers and 10% or more shareholders) of Bank or City Holding. Each holder of Bank Common Stock who is deemed by Bank to be an affiliate of it has entered into an agreement with City Holding prior to the Effective Date of the Bank Merger providing, among other things, that (A) such affiliate acknowledges and agrees to support and vote such shares of Bank Common Stock beneficially owned by him to ratify and confirm the Agreement and the Bank Merger, (B) such affiliate acknowledges and agrees beginning 30 days prior to the Effective Date of the Bank Merger, that he will not sell, pledge, transfer or otherwise dispose of shares of Bank Common Stock or City Holding Common Stock except in compliance with the applicable provisions of the 1933 Act and rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of City Holding and Bank have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, and (C) the certificates representing said shares may bear a legend referring to the foregoing restrictions. This Proxy Statement/Prospectus does not cover any resales of City Holding Common Stock received by affiliates of Bank.

                                    EXPERTS

The consolidated financial statements of City Holding and Subsidiaries for the year ended December 31, 1995 and 1994, and related statements of income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995, incorporated in this Proxy Statement/Prospectus by reference to City

Holding's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated by reference. Such consolidated financial statements have been so incorporated herein in reliance on their report incorporated herein by reference, given on their authority as experts in accounting and auditing.

The financial statements of The Old National Bank of Huntington included in this Proxy Statement/Prospectus have been included in reliance upon the report of Trainer, Wright & Paterno, C.P.A.s, independent auditors, incorporated herein by reference, given on their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

The legality of the City Holding Common Stock to be issued in the Bank Merger will be passed on for City Holding by Hunton & Williams, Richmond, Virginia.

Certain legal matters will be passed on for Bank by Woods, Rogers & Hazlegrove, P.L.C., Roanoke, Virginia.

A condition to consummation of the Merger is the delivery to City Holding and Bank by Hunton & Williams of an opinion concerning certain federal income tax consequences of the Bank Merger. See "The Bank Merger -- Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

As of the date of this Prospectus/Proxy Statement, the Bank Board does not know of any other matters to be presented for action at the Bank Shareholder Meeting other than procedural matters incident to the conduct of the meeting. If any other matters not now known are properly brought before the Bank Shareholder Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Bank Board.

__________ __, 1996                        By Order of the Board of Directors,



                                           Leon K. Oxley
                                           Secretary

                                    INDEX TO

            THE OLD NATIONAL BANK OF HUNTINGTON FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
      AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

                                                                         Page

Independent Auditor's Report..............................................F-2

Statements of Condition For the Years
Ended December 31, 1995 and 1994..........................................F-3

Statements of Income for the Years Ended
December 31, 1995 and 1994................................................F-4

Statements of Changes in Shareholders' Equity for
the Years Ended December 31, 1995 and 1994................................F-6

Statements of Cash Flows for the Years Ended
December 31, 1995 and 1994................................................F-7

Notes to Financial Statements.............................................F-9

Statements of Condition at September 30, 1996
(Unaudited) and December 31, 1995.........................................F-22

Statements of Income for the Nine Months
Ended September 30, 1996 and September 30, 1995
(Unaudited)...............................................................F-23

Statements of Cash Flow for the Nine Months Ended September 30, 1996 and September 30, 1995
(Unaudited)...............................................................F-25

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
The Old National Bank of Huntington
Huntington, West Virginia


                  We have audited the accompanying statements of condition of The Old National Bank of Huntington as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Old National Bank of Huntington as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                  As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for certain investments in debt and equity securities in 1994 to conform with Statement of Financial Accounting Standards No. 115.



                                                /s/ TRAINER, WRIGHT & PATERNO




Huntington, West Virginia
April 12, 1996

                      THE OLD NATIONAL BANK OF HUNTINGTON
                            STATEMENTS OF CONDITION
                           DECEMBER 31, 1995 AND 1994



                                                              1995                     1994
                                                              ----                     ----
ASSETS
  Cash and due from banks                               $  3,109,413               $  2,831,500
  Federal funds sold (cash equivalent)                     1,340,000                  2,810,000
  Investment securities
    Held to maturities (fair value of $8,674,708
    in 1995 and $8,703,369 in 1994)                        8,491,067                  9,114,681
    Available for sale, at fair value                      6,503,205                  6,354,077
  Mortgage-backed and related securities
    Held to maturities (fair value of $-0-
    in 1995 and $472,373 in 1994)                                -0-                    499,796
    Available for sale, at fair value                        506,421                    763,889
  Loans 17,764,719                                        11,631,616
  Less allowance for credit losses                           (96,152)                  (104,862)
                                                           ----------                 ----------
    Net loans                                             17,668,567                 11,526,754
  Properties and equipment                                   857,726                     79,388
  Other real estate owned                                    242,894                     56,894
  Deferred income tax benefit                                 33,072                    103,134
  Accrued income and other assets                            460,865                    406,418
                                                          ----------                 ----------
    TOTAL ASSETS                                        $ 39,213,230               $ 34,546,531
                                                          ==========                 ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Demand deposits                                       $  4,219,386               $  3,419,635
  Savings and NOW deposits                                12,823,184                 17,276,474
  Time deposits $100,000 and over                          4,326,751                  1,587,695
  Other time deposits                                     13,223,749                  7,663,117
                                                          ----------                  ---------
    Total Deposits                                        34,593,070                 29,946,921
  Securities sold under agreements to
    repurchase                                               378,886                    728,156
  Accrued expenses and other liabilities                     249,908                    250,613
                                                          ----------                 ----------
    TOTAL LIABILITIES                                     35,221,864                 30,925,690
                                                          ----------                 ----------

SHAREHOLDERS' EQUITY
  Common stock - $10 par value 75,000
    shares authorized, issued and
    outstanding                                              750,000                    750,000
  Capital surplus                                            750,000                    750,000
  Retained earnings                                        2,427,836                  2,220,167
  Less:  Net unrealized loss on
    available for sale securities                             63,530                    (99,326)
                                                           ---------                   ---------
    TOTAL SHAREHOLDERS' EQUITY                             3,991,366                  3,620,841
                                                           ---------                  ---------

    TOTAL LIABILITIES AND
      SHAREHOLDER' EQUITY                               $ 39,213,230               $ 34,546,531
                                                          ==========                 ==========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                   1995                     1994
                                                   ----                     ----
INTEREST INCOME
  Interest and fees on loans                  $ 1,313,500                $   870,984
  Interest on investment securities:
    Taxable                                       690,176                    585,839
    Exempt from federal income tax                154,266                    165,589
  Interest on federal funds sold                  255,848                    166,795
  Interest on mortgage backed and
    related securities                            239,177                    177,755
  Interest on other bonds                           1,543                      1,795
                                                ---------                  ---------
    TOTAL INTEREST INCOME                       2,654,510                  1,968,757
                                                ---------                  ---------

INTEREST EXPENSE
  Interest on demand and savings deposits         450,781                    461,801
  Interest on certificates of deposits
    over $100,000                                 145,908                     30,682
  Interest on other time deposits                 641,461                    201,607
  Interest on federal funds purchased
    and securities sold under agreements
    to repurchase                                  23,828                      3,358
                                                ---------                    -------
    TOTAL INTEREST EXPENSE                      1,261,978                    697,448
                                                ---------                    -------

NET INTEREST INCOME                             1,392,532                  1,271,309

PROVISION FOR CREDIT LOSSES                       (14,000)                    (6,000)
                                                 ---------                  ---------

  NET INTEREST INCOME AFTER
    PROVISION FOR CREDIT LOSSES                 1,378,532                  1,265,309
                                                ---------                  ---------

OTHER INCOME
  Service charges on deposit accounts              29,441                     21,252
  Other service charges and fees                   55,985                     38,561
  Net investment and mortgage backed
    securities gains                                3,585                     12,098
  Other income                                     27,545                     23,810
                                                 --------                   --------
    TOTAL OTHER INCOME                            116,556                     95,721
                                                 --------                   --------

OTHER EXPENSES
  Salaries and employee benefits                  468,444                    404,550
  Occupancy expense                               144,346                    135,128
  Equipment expense                                38,076                     29,202
  Other expense                                   448,434                    410,678
  Loss on writedown of property                       -0-                        800
                                                ---------                   --------
    TOTAL OTHER EXPENSES                        1,099,300                    980,358
                                                ---------                   --------


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                        STATEMENTS OF INCOME (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                   1995                     1994
                                                   ----                     ----
INCOME BEFORE INCOME TAXES                     $  395,788                 $  380,672

INCOME TAX EXPENSE                                 90,619                     84,216
                                                  -------                    -------

NET INCOME                                     $  305,169                 $  296,456
                                                  =======                    =======

NET INCOME PER SHARE OF COMMON
     STOCK                                      $    4.07                   $   3.95
                                                     ====                       ====

AVERAGE SHARES OUTSTANDING                         75,000                     75,000
                                                   ======                     ======


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                                                             Net
                                                                                         Unrealized
                                                                                      (Loss) Available         Total
                                             Common        Capital       Retained         for Sale          Shareholders'
                                              Stock        Surplus       Earnings        Securities            Equity
                                              -------       -------         -------      -----------         ----------
BALANCE, DECEMBER 31, 1993                   $ 75,000     $ 750,000     $ 2,017,461     $        -0-         $ 3,517,461

     Net income for 1994                          -0-           -0-         296,456              -0-             296,456

     Cash dividends paid - $.70 per share         -0-           -0-         (56,250)             -0-             (56,250)

     Cash dividends paid - $.50 per share         -0-           -0-         (37,500)             -0-             (37,500)

     Net unrealized (loss) on available
     for sale securities                          -0-           -0-             -0-          (99,326)            (99,326)
                                              -------       -------         -------         ---------         ----------

BALANCE, DECEMBER 31, 1994                    750,000       750,000       2,220,167          (99,326)          3,620,841

     Net income for 1995                          -0-           -0-         305,169              -0-             305,169

     Cash dividends paid - $.80 per share         -0-           -0-         (60,000)             -0-             (60,000)

     Cash dividends paid - $.50 per share         -0-           -0-         (37,500)             -0-             (37,500)

     Net unrealized (loss) on available for
     sale securities                              -0-           -0-             -0-          162,856             162,856
                                              -------        ------         -------         --------             -------

BALANCE, DECEMBER 31, 1995                  $ 750,000     $ 750,000     $ 2,427,836         $ 63,530         $ 3,991,366
                                              =======       =======       =========           ======           =========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                               1995                  1994
                                                               ----                  ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $  305,169            $  296,456
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation                                             29,765                26,226
       Provision for credit losses                              14,000                 6,000
       Loss on foreclosures of property                            -0-                   800
       Accretion of deferred loan origination fees             (16,487)              (13,926)
       Premium amortization and discount accretion, net         (2,905)               (2,622)
       Realized (gains) from investments and
          mortgage-backed securities - net                      (3,585)              (12,096)
       Changes in assets and liabilities which provided
          (used) cash exclusive of changes shown
          separately:
            Deferred income tax benefit                         70,062                18,337
            Accrued income and other assets                    (54,447)              (45,121)
            Accrued expenses and other liabilities            (104,826)               68,562
                                                             ----------           ----------
               NET CASH PROVIDED BY OPERATING
                ACTIVITIES                                     236,746               342,616
                                                            ----------            ----------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and maturities of investment
     securities - held in maturity                             744,924             2,289,925
  Proceeds from sales and maturities of investment
     securities - available for sale                         2,695,879             1,048,040
  Purchase of investment securities - held to maturity        (122,868)           (2,281,179)
  Purchase of investment securities - available for sale    (2,608,029)           (3,671,602)
  Proceeds from sales and maturities of mortgage
     backed and related securities - held to maturity          503,311                   -0-
  Proceeds from sales and maturities of mortgage backed
     and related securities - available for sale               292,000               608,221
  Purchase of mortgage backed and related securities-
     held to maturity                                              -0-              (300,252)
  Purchase of mortgage backed and related securities -
     available for sale                                            -0-                   -0-
  Net (increase) decrease in loans                          (6,325,326)           (2,208,005)
  Purchases of properties and equipment                       (808,103)              (31,000)
                                                           ------------           -----------
               NET CASH (USED IN) INVESTING
                ACTIVITIES                                  (5,628,212)           (4,545,852)
                                                           ------------           -----------


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                 1995                  1994
                                                 ----                  ----

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in:
     Demand, savings and
       NOW deposit accounts                 $ (3,653,539)           $ (782,126)
  Time deposits                                8,299,688             3,958,852
  Securities sold under agreements
     to purchase                                (349,270)              709,335
  Dividends paid                                 (97,500)              (93,750)
                                               ----------            ----------
       NET CASH PROVIDED BY FINANCING
        ACTIVITIES                             4,199,379             3,792,311
                                              ----------            ----------

  NET (DECREASE) INCREASE IN CASH AND
     CASH EQUIVALENTS                         (1,192,087)             (410,925)
                                              -----------            ----------

  CASH AND CASH EQUIVALENTS AT THE
     BEGINNING OF THE YEAR                     5,641,500             6,052,425
                                             -----------            ----------

  CASH AND CASH EQUIVALENTS AT THE
     END OF THE YEAR                        $  4,449,413           $ 5,641,500
                                              ==========            ==========


SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
     Cash received during the year for:
       Interest                              $ 2,618,825           $ 1,946,969
                                               =========             =========


     Cash paid during the year for:
       Interest                              $ 1,207,847           $   658,401
                                               =========             =========
       Income taxes                         $     53,025           $   105,329
                                              ==========             =========


SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING ACTIVITIES:
     Transfer between loans and other
       real estate owned-net                 $   186,000           $       -0-
                                               =========             =========



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            The financial statements of The Old National Bank of Huntington have been prepared in conformity with generally accepted accounting principles and conform with practices within the banking industry. The more significant accounting policies are summarized below.

            (a)    Investment and Mortgage-Backed Securities

                   Effective January 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 115 - Accounting for Certain Debt and Equity Securities (SFAS 115). In accordance with this statement securities are classified as held-to-maturity, available-for-sale or trading.

                   Securities classified as held-to-maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Bank has the positive intent and ability to hold these securities to maturity. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs and for other purposes. Available-for-sale securities are carried at fair value and include all debt and equity securities not classified as held-to-maturity or trading. Trading securities are those held principally for the purpose of selling in the near future and are carried at fair value. The Bank does not currently have any trading securities.

                   Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as a separate component of shareholders' equity. Realized gains and losses for securities classified as either available-for-sale or held-to-maturity are reported in earnings based on the adjusted cost of the specific security sold.

                   Prior to adoption of SFAS 115, all investment securities were stated at cost, adjusted for amortization of premiums and accretion of discounts, similar to the held-to-maturity category under the provisions of SFAS 115.

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            (b)    Loans

                   Loans are stated at the principal amount outstanding. Deferred loan fees and the allowance for loan losses are shown as reductions of loans. Loan origination fees and certain direct origination costs are being deferred and amortized as an adjustment of the related loan's yield, over the contractual life of the loan. Interest income on loans is computed based on the outstanding loan balance. Interest accrual is discontinued when in the opinion of management it appears that collection of principal or interest according to contractual terms may be doubtful. Upon the discontinuance, all unpaid accrued interest is reversed. Interest collections on nonaccrual loans for which the collectibility of principal is uncertain are applied to principal. Otherwise, such collections are credited to income when received.

                   The allowance for loan losses is increased by provisions for loan losses charged to operating expense and reduced by loans charged off, net of recoveries. The level of the allowance and the provision are determined based on management's evaluation of the loan portfolio, current and anticipated economic conditions, and other relevant factors. The allowance for loan losses is available to absorb future loan losses.

                   While management believes it has established the allowance for loan losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases and decreases in the allowance.

            (c)    Properties and Equipment

                   Properties and equipment are stated at cost, less accumulated depreciation. The provision for deprecation is computed principally by the straight-line methods. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which materially increase the value of the property are capitalized.

            (d)    Other Real Estate Owned

                   Other real estate owned primarily represents properties acquired by the Bank through customer loan defaults. The real estate is stated at an amount equal to lesser of the loan balance prior to foreclosure, plus certain cost incurred for improvements to the property, or fair value less estimated selling costs of the property.

            (e)    Income Taxes

                   The asset and liability approach is used to calculate deferred income taxes. Under this method, deferred tax assets and labilities are recognized on temporary differences between the financial statement and tax bases of assets and liabilities using applicable enacted tax rates.

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            (f)    Net Income Per Share of Common Stock

                   Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

            (g)    Off Balance Sheet Financial Instruments

                   In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, for commercial real estate, construction and land development, other unused commitments, and commercial letters of credit and similar letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

            (h)    Cash and Cash Equivalents

                   For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captioned cash and due from banks and federal funds sold.

            (i)    Use of Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            (j)    Reclassification

                   Certain prior year amounts have been reclassified to conform the 1995 financial statement presentation.

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 2 - INVESTMENT SECURITIES

            The carrying amounts of investment securities as shown in the balance sheets of the Bank and their approximate market values at December 31 were as follows:


    Held to maturity securities:
                                                   Carrying         Unrealized      Unrealized            Market
                                                    Amount             Gains          Losses               Value
                                                   ---------         ---------         -------        ----------
     December 31, 1995:
       U.S. Government and agency
          securities                               $ 5,592,696         $ 104,280       $     -0-       $ 5,696,976
       State and municipal securities                2,853,371            79,361             -0-         2,932,732
       Other securities                                 45,000               -0-             -0-            45,000
                                                     ---------         ---------         -------        ----------
          TOTAL                                    $ 8,491,067         $ 183,641       $     -0-       $ 8,674,708
                                                     =========           =======         =======         =========



     Available for sale securities:
                                                      Carrying        Unrealized      Unrealized            Market
                                                       Amount            Gains           Losses             Value
                                                     ---------          --------         -------         ---------
     December 31, 1995:
       U.S. Government and agency
          securities                               $ 6,190,349          $ 85,126       $     -0-       $ 6,275,475
       State and municipal securities                  215,000            12,730             -0-           227,730
                                                     ---------          --------         -------         ---------
          TOTAL                                    $ 6,405,349         $  97,856       $     -0-       $ 6,503,205
                                                     =========           =======         =======         =========



     Held to maturity securities:
                                                      Carrying        Unrealized      Unrealized            Market
                                                       Amount            Gains           Losses             Value
                                                     ---------          --------         -------         ---------
     December 31, 1994:
       U.S. Government and agency
          securities                               $ 5,693,538          $  1,988       $(308,681)      $ 5,386,845
       State and municipal securities                3,278,659            16,280        (122,505)        3,172,434
       Other securities                                142,484             1,606             -0-           144,090
                                                     ---------           -------     -----------         ---------
          TOTAL                                    $ 9,114,681         $  19,874       $(431,186)      $ 8,703,369
                                                     =========           =======        =========        =========



     Available for sale securities:
                                                      Carrying        Unrealized      Unrealized            Market
                                                       Amount            Gains           Losses             Value
                                                     ---------           -------         --------        ---------
     December 31, 1994:
       U.S. Government and agency
          securities                               $ 4,977,585           $ 4,774       $ (66,058)      $ 4,916,301
       Other securities                              1,502,750             1,003         (65,977)        1,437,776
                                                     ---------           -------         --------        ---------
          TOTAL                                    $ 6,480,335          $  5,777       $(132,035)      $ 6,354,077
                                                     =========            ======        =========        =========


                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

            Assets, principally securities carried at approximately $4,722,007 and $702,270 at December 31, 1995 and 1994 with a market value of $4,886,697 and $714,094 at December 31, 1995 and 1994 were pledged to secure public deposits and for other purposes required or permitted by law. Included in other securities are marketable equity securities with an original cost of $45,000 and a market value of $45,000 at December 31, 1995 and December 31, 1994.

            The maturities of investment securities at December 31, 1995 were as follows:

     Held to maturity securities:
                                                Carrying               Market
                                                 Amount                 Value
                                              -----------           -----------
     Due in one year or less                  $    80,000           $    80,000
     Due from one to five years                 6,164,844             6,275,411
     Due from five to ten years                 1,776,247             1,833,862
     Due after ten years                          424,976               440,435
     Marketable equity securities                  45,000                45,000
                                                ---------             ---------
           TOTAL                              $ 8,491,067           $ 8,645,708
                                                =========             =========

     Available for sale securities:
                                                Carrying               Market
                                                 Amount                 Value
                                              -----------          ------------
     Due in one year or less                  $ 3,098,001          $  3,119,228
     Due from one to five years                 3,105,080             3,182,524
     Due from five to ten years                   202,300               201,453
     Due after ten years                              -0-                   -0-
                                              -----------           -----------
           TOTAL                              $ 6,405,381           $ 6,503,205
                                                =========             =========


     Gross realized gains and gross realized
     losses on sales of securities were:

                                                  1995                  1994
                                                 ------                -----

     Gross realized gains:
       U.S. government and agency securities    $     324             $   1,188
       State and municipal securities               2,000                 3,546
                                                    -----                 -----
           TOTAL                                $   2,324             $   4,734
                                                    =====                 =====


     Gross realized losses:
       U.S. government and agency securities    $ (14,486)            $     -0-
       State and municipal securities                (133)                  -0-
       Other securities                               -0-                  (137)
                                                ---------                -------
           TOTAL                                $ (14,619)             $   (137)
                                                  ========                 =====

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 3 - MORTGAGE BACKED AND RELATED SECURITIES

            The carrying values and estimated market values of mortgage backed and related securities at December 31, 1995 and 1994 are summarized as follows:

            Held to maturity securities:

            No mortgage backed and related securities were classified as held to maturity at December 31, 1995.


            Available for sale securities:

                                                                 December 31, 1995
                                      -------------------------------------------------------------------------
                                                                                        Unrealized    Estimated
                                      Principal Unamortized   Unearned      Carrying       Gains       Market
                                       Balance   Premiums     Discounts       Value      (Losses)       Value
                                      --------  -----------   ---------     --------    ----------    ---------
     FNMA certificates                $ 500,000     $   128     $   -0-    $ 500,128     $  6,293    $  506,421
                                        =======         ===       =====      =======        =====       =======


             Held to maturity securities:

                                                                   December 31, 1994
                                      -------------------------------------------------------------------------
                                                                                        Unrealized    Estimated
                                      Principal Unamortized   Unearned      Carrying       Gains       Market
                                       Balance   Premiums     Discounts       Value      (Losses)       Value
                                      --------  -----------   ---------     --------    ----------    ---------
     FNMA certificates                $ 500,000     $   410     $  (614)   $ 499,796   $  (27,423)   $  472,373
                                        =======         ===       ======     =======      ========      =======


             Available for sale securities:

                                                                December 31, 1994
                                      -------------------------------------------------------------------------
                                                                                        Unrealized    Estimated
                                      Principal   Unamortized    Unearned   Carrying       Gains       Market
                                       Balance     Premiums      Discounts    Value      (Losses)       Value
                                      --------  -----------   ---------     --------    ----------    ---------
     FNMA certificates                $ 500,000     $   389     $   -0-    $ 500,389   $  (12,927)   $  487,462
     FHLMC certificates                 200,000         -0-         -0-      200,000      (23,760)      176,240
     SLMA certificates                  100,000          71         -0-      100,071          116       100,187
                                        -------         ---        ----      -------     --------       -------
       TOTAL                          $ 800,000     $   460     $   -0-    $ 800,460   $  (36,571)   $  763,889
                                        =======         ===        ====      =======      ========      =======

         Gross realized gains and gross realized losses on sales of mortgage backed and related securities were:

                                                  1995                 1994
                                                  ----                 ----

             Gross realized gains:
               FNMA certificates            $   23,880             $  7,500

             Gross realized losses:
               FHLMC certificates            $  (8,000)            $    -0-
                                                =======               =====

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 4 - LOANS

           The components of loans in the balance sheets were as follows:

                                                      1995             1994
                                                      ----             ----

            Commercial                           $  3,456,508     $  2,053,726
            Residential real estate mortgages       7,457,796        6,030,335
            Consumer                                6,850,415        3,547,555
                                                   ----------       ----------
                                                 $ 17,764,719     $ 11,631,616
                                                   ==========       ==========

            Loans on which the accrual of interest has been discontinued amounted to $25,552 and $-0- at December 31, 1995 and 1994, respectively. Interest income that would have been accrued on non-accrual loans and the interest income actually recognized for the years ended December 31 are summarized below:

                                                            1995         1994
                                                            ----         ----

         Interest income that would have been recorded  $    2,131    $     393
         Interest income recognized                          1,980          -0-
                                                            ------      -------
         Interest income foregone                       $      151    $     393
                                                            ======      =======



NOTE 5 - ALLOWANCE FOR CREDIT LOSSES

           An analysis of the change in the allowance for credit losses follows:

                                                        1995             1994
                                                        ----             ----

                  BALANCE AT JANUARY 1            $  104,862       $  103,007
                    Credits charged off              (23,010)          (4,945)
                    Recoveries                           300              800
                                                    --------          -------
                      Net credits charged off        (22,710)          (4,145)
                    Provision for credit losses       14,000            6,000
                                                     -------          -------
                  BALANCE, DECEMBER 31             $  96,152       $  104,862
                                                      ======          =======

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 6 - PROPERTIES AND EQUIPMENT

           Components of properties and equipment included in the balance sheets at December 31, 1995 and 1994 were as follows:

                                                     1995            1994
                                                     ----            ----

               Cost:
                  Furniture and equipment        $   383,955      $  137,592
                  Leasehold improvements             177,987         146,267
                  Automobiles                         47,501          47,501
                  Land                               200,749           9,000
                  Branch Building                    343,271           5,000
                                                   ---------        --------
                    TOTAL COST                     1,153,463         345,360

                  Less accumulated depreciation     (295,737)       (265,972)
                                                    ---------       ---------
                    NET BOOK VALUE                $  857,726      $   79,388
                                                    ========        ========

            The charge to operations for amortization and depreciation was $29,765 for 1995 and $26,226 for 1994.

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

           Securities sold under agreements to repurchase generally mature within one to ten days from the transaction date. Securities sold under agreements to repurchase were $378,886 and $728,156 at December 31, 1995 and 1994.

NOTE 8 - INCOME TAXES

           Income tax expense for the years ended December 31, 1995 and 1994 is summarized as follows:

                                                      1995            1994
                                                      ----            ----

               Currently Payable
                  Federal                         $ 66,455       $  56,650
                  State                             17,605          14,931
                                                    ------          ------
                    Total current                   84,060          71,581
                                                    ------          ------

               Deferred
                  Federal                            6,273          10,839
                  State                                286           1,796
                                                    ------          ------
                    Total deferred                   6,559          12,635
                                                    ------          ------
                     Total income tax expense     $ 90,619        $ 84,216
                                                    ======          ======

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 8 - INCOME TAXES (CONTINUED)

           Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Temporary differences giving rise to the deferred tax asset/(liability) consist primarily of provision for credit losses, depreciation, and write down of property to net realizable value, accounted for differently for financial reporting and tax purposes.

           Significant components of the Banks deferred tax assets at December 31, 1995 are as follows:

           Deferred tax assets:
              Allowance for credit losses                     $  36,973
              Write down of property to net
                realizable value                                  3,657
                  Total deferred tax asset                       40,630

           Deferred tax liabilities                               7,558
                                                                -------
                Net deferred tax asset                         $ 33,072
                                                                 ======


           The effective income tax rate differs from the statutory rate principally because of the effects of tax exempt interest income of $177,243 and $190,468 for 1995 and 1994, respectively, and non-deductible interest expense related to tax exempt income of $20,534 and $15,107 for 1995 and 1994, respectively.

NOTE 9 - RELATED PARTIES

           The Bank has entered into transactions with its directors, significant shareholders and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1995 and 1994 was $1,243,307 and $1,270,962,
           respectively. During 1995 new loans to such related parties amounted to $383,338 and repayments amounted to $410,993.

           The Bank leases property to a board member. The lease is classified as an operating lease and provides for minimum annual rentals of $6,000 through 1996. The lease is cancelable upon written notice by either party. The lease provides for the option to purchase the property. If the right to purchase the property is exercised, all rental payments made will be applied to the purchase price.

           The Bank purchased a portion of land for one of its branch facilities from a board member. The cost of the land purchased from the board member amounted to $149,303.

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 10 - CONTINGENT LIABILITIES AND COMMITMENTS

           The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commercial and similar letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1995, is as follows:

                                                           Notional Amount
                                                           ---------------
              Commercial real estate, construction,
                and land development                          $ 465,000
              Other unused commitments                           90,000
              Commercial and similar letters of credit           38,000

           Commitments for commercial real estate, construction and land development, other unused commitments, and commercial and similar letters of credit include exposure to some credit loss in the event of nonperformance for the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the statements of condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1995 or 1994.

NOTE 11 - CONTINGENCIES

           The Bank is a defendant in various litigation and claims arising from the construction of the Bank's branch facilities. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Bank's financial position. The Bank intends to vigorously defend its position.

NOTE 12 - LEASE OBLIGATIONS

           The Bank leases the main office banking facility and exterior advertising space under operating leases expiring at the end of 1999. The Bank also leases a branch banking facility under an operating lease expiring during 1996. The operating lease for the branch banking facility provides for a renewal option for an additional period of two years and a purchase option at the end of the initial term or any extended term of this lease. The minimum future rental payments under the current terms of the lease are as follows:

                      Year ended                               Amount
                      ----------                               ------
                          1996                             $  136,076
                          1997                                111,576
                          1998                                111,576
                          1999                                 92,980
                          2000                                    -0-
                                                            ---------
                              TOTAL MINIMUM FUTURE
                                LEASE PAYMENTS             $  452,208
                                                              =======

           Lease expenses charged to operations was $117,344 and $112,608 and 1995 and 1994, respectively.

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


           The Bank is the lessor of property to a board member. The lease is classified as an operating lease and provides for minimum annual rentals of $6,000 through 1996. The lease is cancelable upon written notice by either party. The lease provides for the option to purchase the property. If the right to purchase the property is exercised, all rental payments made will be applied to the purchase price.

           Following is a summary of property on or held for lease at December 31, 1995 and 1994:

                                    1995                 1994
                                    ----                 ----

              Land               $ 56,895            $  56,895
                                   ======               ======

NOTE 13 - CONCENTRATIONS OF CREDIT RISK

           The Bank grants retail, commercial and commercial real estate loans to customers located throughout West Virginia, eastern Kentucky, and southern Ohio. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Although the Bank has a diversified loan portfolio, a substantial portion of the debtors' ability to honor their contracts is dependent upon the economic conditions in each loan's respective location.

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 14 - REGULATORY MATTERS

           The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1995, that the Bank could declare, without the approval of the Comptroller of the Currency, amounted to approximately $967,291. The Bank is also required to maintain minimum amounts of capital to total risk weighted assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 14.70% and 15.06%, respectively. The Bank's leverage ratio at December 31, 1995, was 10.82%.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

           Estimated fair values of financial instruments are as follows:

                                                             1995
                                                 ------------------------
                                                 Carrying           Fair
                                                  Amount            Value
                                                 --------        ----------
              Financial assets:

                Cash and cash
                 equivalents                  $  4,449,413     $  4,449,413
                Investment securities           14,896,416       15,177,913
                Mortgage-backed and
                 related securities                500,128          506,421
                Loans, net of allowance         17,764,719       17,756,921
                                                ----------       ----------

                TOTAL                         $ 37,610,676     $ 37,890,668
                                                ==========       ==========

                Financial liabilities:

                Deposits                      $ 34,593,070     $ 34,579,034
                Securities sold under
                 agreement to repurchase           378,886          378,886
                                                ----------       ----------

                  TOTAL                       $ 34,971,956     $ 34,957,920
                                                ==========       ==========

                      THE OLD NATIONAL BANK OF HUNTINGTON
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

              The carrying amount of cash and equivalents approximate fair value. For investment securities and mortgage-backed and related securities, fair value is based on quoted market prices. For loans receivable, fair values are determined and based on quoted market prices. For loans receivable, fair values are determined and based on discounted cash flows. The fair value of demand and savings deposits and securities sold under agreements to repurchase is equal to the amount payable at the date of the financial statements. For certificates of deposit, fair value is estimated based on current rates for deposits of similar remaining maturities.

NOTE 16 - INDUSTRY SEGMENT REPORTING

              The Company operates principally in a single business segment offering general commercial banking services.

                      THE OLD NATIONAL BANK OF HUNTINGTON
                            STATEMENTS OF CONDITION

                                                  September 30,   December 31,
                                                      1996            1995
                                                      ----            ----
                                                   (UNAUDITED)

ASSETS
  Cash and due from banks                          $  2,756,153   $  3,109,413
  Federal funds sold (cash equivalent)                9,200,000      1,340,000
  Investment securities
    Held to maturities (fair value of $8,364,917
      at September 30, 1996 and $8,674,708 at
      December 31, 1995)                              8,354,862      8,491,067
    Available for sale, at fair value                 5,897,664      6,503,205
  Mortgage-backed and related securities
    Available for sale, at fair value                   300,252        506,421
  Loans                                              25,741,170     17,764,719
  Less allowance for credit losses                     (121,705)       (96,152)
                                                      ----------    ----------
    Net loans                                        25,619,465     17,668,567
  Properties and equipment                            1,089,881        857,726
  Other real estate owned                                   -0-        242,894
  Deferred income tax benefit                               -0-         33,072
  Accrued income and other assets                       621,652        460,865
                                                     ----------     ----------
    TOTAL ASSETS                                   $ 53,839,929   $ 39,213,230
                                                     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Demand deposits                                  $  3,997,598   $  4,219,386
  Savings and NOW deposits                           22,147,673     12,823,184
  Time deposits $100,000 and over                     5,549,386      4,326,751
  Other time deposits                                17,419,753     13,223,749
                                                     ----------     ----------
    Total Deposits                                   49,114,410     34,593,070
  Securities sold under agreements to repurchase        415,257        378,886
  Accrued expenses and other liabilities                250,408        249,908
                                                    -----------    -----------
    TOTAL LIABILITIES                                49,780,075     35,221,864
                                                     ----------     ----------

SHAREHOLDERS' EQUITY
  Common stock - $10 par value 75,000 shares
    authorized, issued and outstanding                  750,000        750,000
  Capital surplus                                       750,000        750,000
  Retained earnings                                   2,549,997      2,427,836
   Less:  Net unrealized loss on available
    for sale securities                                   9,857         63,530
                                                      ---------     ----------
      TOTAL SHAREHOLDERS' EQUITY                      4,059,854      3,991,366
                                                     ----------     ----------

      TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                       $ 53,839,929   $ 39,213,230
                                                     ==========     ==========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                              STATEMENTS OF INCOME


                                                  NINE MONTHS ENDED
                                           --------------------------------
                                           September 30,      September 30,
                                               1996               1995
                                               ----               ----
                                            (UNAUDITED)        (UNAUDITED)

INTEREST INCOME
  Interest and fees on loans               $ 1,675,716         $  905,924
  Interest on investment securities:
    Taxable                                    469,631            521,483
    Exempt from federal income tax             115,250            116,299
  Interest on federal funds sold               206,458            214,126
  Interest on mortgage backed and
    related securities                          73,607            187,675
  Interest on other bonds                          940              1,189
                                            ----------         ----------
    TOTAL INTEREST INCOME                    2,541,602          1,946,696
                                             ---------          ---------

INTEREST EXPENSE
  Interest on demand and savings deposits      344,838            345,117
  Interest on certificates of deposits
    over $100,000                              220,611             98,749
  Interest on other time deposits              638,129            457,651
  Interest on federal funds purchased
    and securities sold under agreements
    to repurchase                               16,128             17,390
                                             ---------           --------
      TOTAL INTEREST EXPENSE                 1,219,706            918,907
                                             ---------           --------

NET INTEREST INCOME                          1,321,896          1,027,789

PROVISION FOR CREDIT LOSSES                   (136,000)            (9,500)
                                             ----------          --------

    NET INTEREST INCOME AFTER
      PROVISION FOR CREDIT LOSSES            1,185,896          1,018,289
                                             ---------          ---------

OTHER INCOME
  Service charges on deposit accounts           33,130             22,169
  Other service charges and fees                88,132             38,519
  Net investment and mortgage backed
    securities gains (losses)                     (264)              (175)
  Net gain on sale of fixed assets              28,731                -0-
  Other income                                  28,790             17,241
                                              --------           --------
    TOTAL OTHER INCOME                         178,519             77,754
                                              --------           --------

OTHER EXPENSES
  Salaries and employee benefits               534,156            266,838
  Occupancy expense                            157,220            100,697
  Equipment expense                             52,844             23,115
  Other expense                                430,229            361,042
                                             ---------           --------
    TOTAL OTHER EXPENSES                     1,174,449            751,692
                                             ---------           --------


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                        STATEMENTS OF INCOME (CONTINUED)


                                             NINE MONTHS ENDED
                                      --------------------------------
                                      September 30,      September 30,
                                          1996               1995
                                          ----               ----
                                       (UNAUDITED)        (UNAUDITED)

INCOME BEFORE INCOME TAXES             $  189,966         $  344,351

INCOME TAX EXPENSE                         67,805             46,436
                                         --------           --------

NET INCOME                             $  122,161         $  297,915
                                          =======            =======

NET INCOME PER SHARE OF COMMON
 STOCK                                 $     1.63         $     3.97
                                           ======            =======

AVERAGE SHARES OUTSTANDING                 75,000             75,000
                                          =======            =======



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                            STATEMENTS OF CASH FLOWS


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                NINE MONTHS ENDED
                                                         --------------------------------
                                                         September 30,      September 30,
                                                             1996               1995
                                                             ----               ----
                                                          (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              $  122,161         $  297,915
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                            52,284             18,610
      Provision for credit losses                            136,000              9,500
      Accretion of deferred loan origination fees            (23,226)           (11,873)
      Premium amortization and discount accretion, net        (5,220)            (1,162)
      Realized losses (gains) from investments and
        mortgage-backed securities - net                         264                175
      Gain from sale of other real estate owned              (28,731)               -0-
      Changes in assets and liabilities which provided
        (used) cash exclusive of changes shown
          separately:
          Deferred income tax benefit                         33,072            103,134
          Accrued income and other assets                   (160,787)           (11,947)
          Accrued expenses and other liabilities              34,816           (152,237)
                                                          ----------           ---------
            NET CASH PROVIDED BY OPERATING
               ACTIVITIES                                    160,633            252,115
                                                           ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and maturities of investment
    securities - held to maturity                            190,520            395,369
  Proceeds from sales and maturities of investment
    securities - available for sale                        2,499,820          1,296,121
  Purchase of investment securities - held to maturity       (50,000)          (122,868)
  Purchase of investment securities - available for sale  (1,975,443)        (1,896,088)
  Proceeds from sales and maturities of mortgage backed
    and related securities - available for sale              199,985            292,000
  Net (increase) decrease in loans                        (8,063,672)        (4,320,229)
  Purchases of properties and equipment                     (284,439)          (527,230)
  Proceeds from the sale of other real estate owned          271,625                -0-
                                                          -----------       ------------
        NET CASH (USED IN) INVESTING
          ACTIVITIES                                      (7,211,604)        (4,882,925)
                                                          -----------       ------------


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                      STATEMENTS OF CASH FLOWS (CONTINUED)


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                            NINE MONTHS ENDED
                                                     --------------------------------
                                                     September 30,      September 30,
                                                         1996               1995
                                                         ----               ----
                                                      (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in:
    Demand, savings and
    NOW deposit accounts                            $  9,102,701        $ 1,896,741
  Time deposits5,418,639                               6,201,318
  Securities sold under agreements
    to repurchase                                         36,371          (350,292)
                                                       ---------         ----------
      NET CASH PROVIDED BY FINANCING
        ACTIVITIES                                    14,557,711          7,747,767
                                                      ----------       ------------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                 7,506,740          3,116,957
                                                       ---------          ---------

CASH AND CASH EQUIVALENTS AT THE
  BEGINNING OF THE PERIOD                              4,449,413          5,641,500
                                                       ---------         ----------

CASH AND CASH EQUIVALENTS AT THE
  END OF THE PERIOD                                $  11,956,153       $  8,758,457
                                                      ==========         ==========


SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
    Cash received during the six month period for:
      Interest                                      $  2,518,585       $  1,892,789
                                                       =========         ==========

    Cash paid during the six month period for:
      Interest                                      $  1,180,173       $    858,773
                                                       =========         ==========
      Income taxes                                  $     79,899       $     35,350
                                                       =========         ==========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                      THE OLD NATIONAL BANK OF HUNTINGTON
                          NOTE TO FINANCIAL STATEMENTS


The statement of condition as of September 30, 1996, and the statements of income and cash flows for the nine months ended September 30, 1996 and 1995 are unaudited; however, in the opinion of management, all adjustments of a normal and recurring nature which are necessary for a fair presentation have been included. The statement of condition as of December 31, 1995 was audited by the Bank's independent auditors and should be read in conjunction with the Bank's audited financial statements and the notes thereto as of and for the year ended December 31, 1995.

                                     Annex I


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      among

                              CITY HOLDING COMPANY

                        ONB ACQUISITION SUBSIDIARY, N.A.,
                                (In Organization)

                                       and

                       THE OLD NATIONAL BANK OF HUNTINGTON


                                 August 13, 1996

                                    ARTICLE I

                                     General

1.1    Bank Merger.........................................................  2
       -----------
1.2    Issuance of City Holding Common Stock...............................  2
       -------------------------------------
1.3    Taking of Necessary Action..........................................  2
       --------------------------
1.4    Directors of City Holding and Bank..................................  2
       ----------------------------------

                                 ARTICLE II

                Effect of Transaction on Common Stock of Bank

2.1    Conversion of Stock.................................................  3
       -------------------
2.2    Manner of Exchange..................................................  4
       ------------------
2.3    Dissenting Shares...................................................  5
       -----------------
2.4    No Fractional Shares................................................  6
       --------------------

                                 ARTICLE III

                       Representations and Warranties

3.1    Representations and Warranties of Bank..............................  6
       --------------------------------------
       (a)    Organization, Standing and Power.............................  6
              --------------------------------
       (b)    Capital Structure; Subsidiaries..............................  7
              -------------------------------
       (c)    Authority....................................................  7
              ---------
       (d)    Investments..................................................  8
              -----------
       (e)    Financial Statements.........................................  9
              --------------------
       (f)    Absence of Undisclosed Liabilities...........................  9
              ----------------------------------
       (g)    Tax Matters.................................................. 10
              -----------
       (h)    Options, Warrants and Related Matters........................ 11
              -------------------------------------
       (i)    Property; Leases............................................. 11
              ----------------
       (j)    Employees.................................................... 12
              ---------
       (k)    Certain Contracts............................................ 13
              -----------------
       (l)    Employment Contracts and Related Matters..................... 13
              ----------------------------------------
       (m)    Real Estate.................................................. 13
              -----------
       (n)    Affiliates................................................... 13
              ----------
       (o)    Agreements in Force and Effect............................... 13
              ------------------------------
       (p)    Legal Proceedings; Compliance with Laws...................... 14
              ---------------------------------------
       (q)    Employee Benefit Plans....................................... 15
              ----------------------
       (r)    Insurance.................................................... 17
              ---------
       (s)    Loan Portfolio............................................... 18
              --------------
       (t)    Absence of Changes........................................... 19
              ------------------

       (u)    Brokers and Finders.......................................... 19
              -------------------
       (v)    Securities Portfolio......................................... 19
              --------------------
       (w)    Reports...................................................... 19
              -------
       (x)    Environmental Matters........................................ 19
              ---------------------
       (y)    Disclosure................................................... 21
              ----------

3.2    Representations and Warranties of City Holding...................... 22
       ----------------------------------------------
       (a)    Organization, Standing and Power............................. 22
              --------------------------------
       (b)    Capital Structure............................................ 22
              -----------------
       (c)    Authority.................................................... 23
              ---------
       (d)    Financial Statements......................................... 24
              --------------------
       (e)    Absence of Undisclosed Liabilities........................... 25
              ----------------------------------
       (f)    Absence of Changes........................................... 25
              ------------------
       (g)    Brokers and Finders.......................................... 25
              -------------------
       (h)    Options, Warrants and Related Matters........................ 25
              -------------------------------------
       (i)    Reports...................................................... 25
              -------
       (j)    Legal Proceedings; Compliance with Laws...................... 26
              ---------------------------------------
       (k)    Employee Benefits Plan....................................... 27
              ----------------------
       (l)    Insurance.................................................... 28
              ---------
       (m)    Loan Portfolio............................................... 28
              --------------
       (n)    Absence of Changes........................................... 29
              ------------------
       (o)    Securities Portfolio......................................... 29
              --------------------
       (p)    Environmental Matters........................................ 29
              ---------------------
       (q)    Disclosure................................................... 30
              ----------


                                 ARTICLE IV

                      Conduct and Transactions Prior to
                      Effective Time of the Bank Merger

4.1    Access to Records and Properties of City Holding and Bank........... 30
       ---------------------------------------------------------
4.2    Registration Statement; Proxy Statement; Shareholder Approval....... 31
       -------------------------------------------------------------
4.3    Operation of the Business of Bank................................... 33
       ---------------------------------
4.4    No Solicitation..................................................... 34
       ---------------
4.5    Dividends........................................................... 35
       ---------
4.6    Regulatory Filings.................................................. 35
       ------------------
4.7    Tax Opinion......................................................... 35
       -----------
4.8    Public Announcements................................................ 35
       --------------------
4.9    Transactions in City Holding Common Stock........................... 35
       -----------------------------------------
4.10   City Holding Rights Agreement....................................... 36
       -----------------------------
4.11   Accounting Treatment................................................ 36
       --------------------
4.12   Agreement as to Efforts to Consummate............................... 36
       -------------------------------------
4.13   Adverse Changes in Condition........................................ 36
       ----------------------------

4.14   Updating of Schedules............................................... 37
       ---------------------

                                  ARTICLE V

                          Conditions of Transaction

5.1    Conditions of Obligations of City Holding........................... 37
       -----------------------------------------
       (a)    Representations and Warranties; Performance of Obligations;
              No Adverse Change............................................ 37
              -----------------
       (b)    Authorization of Transaction................................. 38
              ----------------------------
       (c)    Opinion of Counsel........................................... 38
              ------------------
       (d)    Registration Statement....................................... 41
              ----------------------
       (e)    Tax Opinion.................................................. 41
              -----------
       (f)    Regulatory Approvals......................................... 42
              --------------------
       (g)    Affiliate Letters............................................ 42
              -----------------
       (h)    Provision for Loan Losses.................................... 43
              -------------------------
       (i)    Accounting Treatment......................................... 43
              --------------------
       (j)    Acceptance by City Holding Counsel........................... 43
              ----------------------------------

5.2    Conditions of Obligations of Bank................................... 43
       ---------------------------------
       (a)    Representations and Warranties; Performance of Obligations;
              No Adverse Change............................................ 43
              -----------------
       (b)    Authorization of Transaction................................. 44
              ----------------------------
       (c)    Opinion of Counsel........................................... 44
              ------------------
       (d)    Registration Statement....................................... 46
              ----------------------
       (e)    Regulatory Approvals......................................... 47
              --------------------
       (f)    Tax Opinion.................................................. 47
              -----------
       (g)    Acceptance by Bank's Counsel................................. 47
              ----------------------------

                                 ARTICLE VI

                     Closing Date; Effective Time of the
                                 Bank Merger

6.1    Closing Date........................................................ 47
       ------------
6.2    Filings at Closing.................................................. 48
       ------------------
6.3    Effective Time...................................................... 48
       --------------

                                 ARTICLE VII

                  Termination; Survival of Representations
               Warranties and Covenants; Waiver and Amendment

7.1    Termination......................................................... 48
       -----------

7.2    Effect of Termination............................................... 50
       ---------------------
7.3    Survival of Representations, Warranties and Covenants............... 50
       -----------------------------------------------------
7.4    Waiver and Amendment................................................ 50
       --------------------

                                ARTICLE VIII

                            Additional Covenants

8.1    Registration Statement.............................................. 51
       ----------------------
8.2    Employee Benefits................................................... 51
       -----------------
8.3    Indemnification..................................................... 52
       ---------------

                                 ARTICLE IX

                                Miscellaneous

9.1    Expenses............................................................ 53
       --------
9.2    Entire Agreement.................................................... 53
       ----------------
9.3    Descriptive Headings................................................ 53
       --------------------
9.4    Notices............................................................. 53
       -------
9.5    Counterparts........................................................ 54
       ------------
9.6    Governing Law....................................................... 54
       -------------


Exhibit A -        Plan of Merger

SCHEDULE                  DESCRIPTION          SECTION IN AGREEMENT

    A       Bank Articles of Association       3.1(a)

    B       Bank Bylaws                        3.1(a)

    C       Securities Owned by Bank           3.1(b), 3.1(d), 3.1(d)

    D       Bank Conflicts, Breaches or        3.1(c)
            Defaults

    E       Bank Financial Statements          3.1(e)

    F       Bank Tax Matters                   3.1(g), 3.1(g), 3.1(g)

    G       Salary Rates and Bank Common       3.1(j)
            Stock Owned by Employees and
            Directors of Bank; Owners of
            5% of Bank Common Stock;
            Outstanding Unexercised
            Options, Warrants, Calls,
            Commitments or Agreements

    H       Notes, Bonds, Mortgages,           3.1(k), 5.1(c)(vi), 5.1(c)(viii)
            Indentures, Licenses, Lease
            Agreements and Other Contracts
            of Bank

    I       Employment Contracts and           3.1(1), 3.1(q)(i), 3.1(q)(i)
            Related Matters of Bank            3.1(q)(vii), 3.1(q)(viii)

    J       Real Estate Owned or Leased        3.1(m)
            by Bank

    K       Bank Affiliates                    3.1(n), 5.1(c)(iv)

    L       Bank Legal Proceedings             3.1(p), 3.1(p), 3.1(p)

    M       Bank Insurance                     3.1(r)

    N       Bank Loans                         3.1(s), 3.1(s)

    O       Bank Material Adverse Changes      3.1(t)

    P       Bank Environmental Matters         3.1(x)

    Q       City Holding Contingencies         3.2(e)

    R       City Holding Options, Warrants     3.2(h)
            Calls, etc.

    S       City Holding Litigation            3.2(j), 5.2(c)(viii)

    T       City Holding Environmental
            Matters                            3.2(p)

    U       Bank Salary Adjustments            4.3

    V       Waiting Periods for City           8.2
            Holding Employee Plans

                      AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of August 13, 1996 by and among City Holding Company, a West Virginia corporation ("City Holding"), ONB Acquisition Subsidiary, N.A., an interim national banking association (in organization) wholly-owned by City Holding ("Acquisition"), and The Old National Bank of Huntington, a national banking association ("Bank"), recites and provides:

     A. The boards of directors of City Holding and Bank deem it advisable to merge Bank into Acquisition (the "Bank Merger") pursuant to this Agreement, the Plan of Merger attached as Exhibit A (the "Plan of Merger") and the provisions of 12 U.S.C. ss. 215a whereby the holders of shares of common stock of Bank ("Bank Common Stock") will receive common stock of City Holding ("City Holding Common Stock").

     B. To effectuate the foregoing, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code").

     C. City Holding shall cause Acquisition to become a party to this Agreement upon its organization and prior to consummation of the Bank Merger.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, City Holding, Acquisition and Bank adopt this Agreement whereby at the "Effective Time of the Bank Merger" (as defined in Article VI) Bank shall be merged into Acquisition in accordance with the Plan of Merger. The outstanding shares of Bank Common Stock shall be converted into shares of City Holding Common Stock on the basis, terms and conditions contained herein and in the Plan of Merger. In connection therewith, the parties hereto agree as follows:

                                    ARTICLE I

                                     General

         1.1 Bank Merger. Subject to the provisions of this Agreement, the Plan of Merger and 12 U.S.C. ss. 215a, at the Effective Time of the Bank Merger, Bank shall be merged with and into Acquisition and the separate existence of Bank shall cease.

         1.2 Issuance of City Holding Common Stock. City Holding agrees that at the Effective Time of the Bank Merger, it will issue City Holding Common Stock to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.

         1.3 Taking of Necessary Action. Prior to and after the Effective Time of the Bank Merger, subject to the provisions of this Agreement, City Holding, Acquisition and Bank, respectively, each shall take all such action as may be necessary or appropriate to effect the Bank Merger.

         1.4 Directors of City Holding and Bank. At its first meeting following the Effective Time of the Bank Merger, City Holding agrees to increase the number of members of City Holding's Board of Directors by two and to elect William M. Frazier and Leon K. Oxley to fill the resulting vacancies. The two so elected's eligibility for and election at City Holding's next following Annual Meeting of Shareholders will be governed by City Holding's Bylaws.

         Following the Effective Time of the Bank Merger, the Directors and Merchants shall continue as Directors of Merchants for at least five years following the Effective Time of the Bank Merger unless removed for cause or in accordance with Bank's Bylaws and shall continue to receive Board fees at least equal to the Board fees such persons received immediately prior to the Effective Time of the Bank Merger. As used in this Section, "cause" shall mean dishonesty, fraud or gross abuse of authority in performance of duty or breach of fiduciary duty.
                                   ARTICLE II

                  Effect of Transaction on Common Stock of Bank

         2.1 Conversion of Stock.  At the Effective Time of the Bank Merger:

         (a) Each share of Bank Common Stock issued and outstanding at the Effective Time of the Bank Merger (other than shares held by City Holding or in Bank's treasury and other than Dissenting Shares as defined in Section 2.3) shall, and without any action by the holder thereof, be converted into a number of shares of City Holding Common Stock equal to the quotient (rounded to the nearest one one-hundredth) obtained by dividing (i) the product obtained by multiplying the per share book value of Bank Common Stock at June 30, 1996 by
2.5 by (ii) $23.325 (the "City Holding Stock Price"). (The quotient thus obtained is referred to as the "Exchange Ratio"). All such shares of City Holding Common Stock shall be validly issued, fully paid and nonassessable.

         (b) The Exchange Ratio at the Effective Time of the Bank Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of City Holding Common Stock, any dividend payable in City Holding Common Stock, or any capital reorganization involving the reclassification of City Holding Common Stock subsequent to the date of this Agreement.

         2.2 Manner of Exchange. After the Effective Date of the Bank Merger, each holder of a certificate to theretofore outstanding shares of Bank Common Stock, upon surrender of such certificate to City National Bank of Charleston (which shall act as exchange agent), accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of City Holding Common Stock for which shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this
Article II. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Bank Merger, represented Bank Common Stock (other than Dissenting Shares referred to in Section 2.3) will be deemed to evidence the right to receive the number of full shares of City Holding Common Stock into which the shares of Bank Common Stock represented thereby may be converted, and, after the Effective Time of the Bank Merger, will be deemed for all corporate purposes of City Holding to evidence ownership of the number of full shares of City Holding Common Stock into which the shares of Bank Common Stock represented thereby were converted. Until such outstanding certificates formerly representing Bank Common Stock are surrendered, no dividend payable to holders of record of City Holding Common Stock for any period as of any date subsequent to the Effective Time of the Bank Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Bank Merger there shall be no further registry of transfer on the records of Bank of shares of Bank Common Stock. If a certificate representing such shares is presented to the exchange agent, it shall be canceled and exchanged for a certificate representing shares of City Holding Common Stock as herein provided. City Holding will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides City Holding with such substantiation, indemnification and security as City Holding may reasonably require. Upon surrender of certificates of Bank Common Stock in exchange for City Holding Common Stock, there shall be paid to the recordholder of the certificates of City Holding Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of City Holding Common Stock as of any date subsequent to the Effective Time of the Bank Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Bank Merger, but prior to surrender and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

         2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Bank Common Stock which are issued and outstanding immediately prior to the Effective Time of the Bank Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Bank Common Stock (the "Dissenting Shares") pursuant to 12 U.S.C. ss. 215a, shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.2 unless and until such holder shall fail to perfect his or her right to an appraisal or shall have effectively withdrawn or lost such right under 12 U.S.C. ss. 215a, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of Bank Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Bank Merger, the right to receive shares of City Holding Common Stock at the Exchange Ratio. The number of Dissenting Shares and fractional shares settled for cash cannot exceed 9.9% of the shares of Bank Common Stock to preserve the "pooling of interests" accounting treatment of the Bank Merger. City Holding shall either pay or contribute to the capital of Acquisition funds to pay all amounts payable to holders of Dissenting Shares for such shares.

         2.4 No Fractional Shares. No certificates or scrip for fractional shares of City Holding Common Stock will be issued. In lieu thereof, City Holding will pay the value of such fractional shares in cash (subject to all applicable withholding taxes), for which purpose City Holding Common Stock shall be valued at the City Holding Stock Price.

                                   ARTICLE III

                         Representations and Warranties

         3.1 Representations and Warranties of Bank. Bank represents and warrants to City Holding as follows:

        (a) Organization, Standing and Power. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and subject to the approval of the Plan of Merger by shareholders of Bank as contemplated by Section 4.2, to perform this Agreement to effect the transactions contemplated hereby. Bank's Articles of Association and all amendments thereto to the date hereof and Bank's Bylaws as amended to the date hereof are attached hereto as Schedule A and Schedule B, respectively. Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

        (b) Capital Structure; Subsidiaries. Bank's authorized capital stock consists of 75,000 shares of Common Stock, par value $10 per share. As of the Effective Time of the Bank Merger, 75,000 shares of Bank Common Stock will be issued and outstanding, and all of the issued and outstanding shares of Bank Common Stock are and will be validly issued, fully paid and nonassessable. Bank has no subsidiaries.

         Except as disclosed on Schedule C, Bank knows of no person who beneficially owns 5% or more of outstanding Bank Common Stock.

         (c) Authority. Subject to the approval of the Plan of Merger by shareholders of Bank as contemplated by Section 4.2 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Bank, and this Agreement is a valid and binding obligation of Bank, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Bank with any of the provisions hereof will not, except as noted on Schedule D, (i) conflict with or result in a breach of any provision of Bank's Articles of Association or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Bank is a party, by which Bank or any of its properties or assets may be bound (except for such conflict, breach or default, as to which requisite waivers or consents shall have been obtained by Bank prior to the Effective Time of the Bank Merger or the obtaining of which shall have been waived by City Holding); or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bank or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency (the "OCC"), is required in connection with the execution and delivery by Bank of this Agreement or the consummation by Bank of the transactions contemplated hereby or by the Plan of Merger.

          (d) Investments. All securities owned by Bank of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of Bank freely to dispose of any such security at any time, except as noted on Schedule C. Any securities owned of record by Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on Schedule C. There are no voting trusts or other agreements or undertakings with respect to the voting of such securities. With respect to all repurchase agreements to which Bank is a party, Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                  (e) Financial Statements. Schedule E contains copies of the following financial statements of Bank (the "Bank Financial Statements"):

                             (i)    Balance Sheets as of December 31, 1995 and
1994 and March 31, 1996 and 1995;

                             (ii)    Statements of Income for each of the three
years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996 and 1995;

                             (iii) Statements of Changes in Stockholders' Equity
for each of the three years ended December 31, 1995, 1994 and 1993; and

                             (iv) Statements of Cash Flows for each of the three
years ended December 31, 1995, 1994 and 1993.

        Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such statements of financial condition, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of Bank. Such statements of operations, statements of stockholders' equity and statements of cash flows, together with the notes thereto, present fairly the results of operations of Bank for the periods indicated.

        Subject to the limitations imposed by federal laws applicable to national banks, and except as disclosed in the Bank Financial Statements, there are no restrictions precluding Bank from paying dividends.

                (f) Absence of Undisclosed Liabilities. At December 31, 1995 and March 31, 1996, Bank had no obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the Bank Financial Statements as of such date, or disclosed in the notes thereto, except for those which in the aggregate are immaterial or disclosed in Schedules specifically referred to herein.

                  (g) Tax Matters. Bank has filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Bank Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Bank has paid or made adequate provision in all material respects for (or with respect to returns or reports not filed before the Effective Time of the Bank Merger will pay or make adequate provision for) all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. Except as disclosed on Schedule F, there are, and at the Effective Time of the Bank Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by Bank or by any other person that are or could become a lien on any asset or otherwise adversely affect the business, property or financial condition of Bank. Bank has collected or withheld, or will collect or withhold before the Effective Time of the Bank Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Bank Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Bank is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code of 1986 (the "Code"). The balance sheets contained in the Bank Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of Bank for all accrued taxes, additions to tax, penalties and interest. For periods ending after December 31, 1995, the books and records of Bank fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest. Except as disclosed in Schedule F, no tax return or report of Bank is under examination by any taxing authority or the subject of any administrative or judicial proceeding, Bank has not granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to Bank by any taxing authority. Bank has not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule F describes all tax elections, consents and agreements affecting Bank for any tax period beginning on or after January 1, 1989, and all such material elections, consents and agreements for any prior period. To the best knowledge of Bank, no Bank shareholder is a "foreign person" for purposes of Section 1445 of the Code.

                  (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which Bank is a party or by which it is bound calling for the issuance of securities of Bank or any security representing the right to purchase or otherwise receive any such security.

                  (i) Property; Leases.   Bank owns (or enjoys use of under
capital leases) all property reflected on the Bank Financial Statements as of December 31, 1995 and March 31,

1996 (except personal property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the notes to the Bank Financial Statements, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair business operations.

         The capital leases, if any, relating to leased property are valid and subsisting and there does not exist with respect to Bank's obligations thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder. There is no condemnation proceeding pending or threatened which would preclude or impair the use of any property as presently being used in the conduct of Bank's business. Such leases are reflected in the Bank Financial Statements.

         All property and assets material to the business or operations of Bank are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of Bank as currently conducted.

         No notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operations of Bank has been received by Bank.

                  (j) Employees. Schedule G lists (A) name of, current annual salary rates for, and the number of shares of Bank Common Stock owned beneficially by, all present employees of Bank who each are presently scheduled to receive a salary in excess of $50,000 during the year ending December 31, 1996; (B) the number of shares of Bank Common Stock owned beneficially by each director of Bank; and (C) the names of and the number of shares of Bank

Common Stock owned by each person who, to the knowledge of Bank, beneficially owns 5% or more of the outstanding Bank Common Stock.

                  (k) Certain Contracts. Schedule H lists all notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which Bank is a party, except for those entered into by Bank in the ordinary course of business consistent with prior practices and that do not involve more than $50,000.

                  (l) Employment Contracts and Related Matters. Except in all cases as set forth on Schedule I, Bank is not a party to (A) any employment contract not terminable at the option of Bank without liability; (B) any retirement, stock option, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")); (C) any management or consulting agreement not terminable at the option of Bank without liability; or
(D) any union or labor agreement.

                  (m) Real Estate. Schedule J describes all interests in real property owned, leased or otherwise claimed by Bank, including "other real estate owned."

                  (n) Affiliates. Schedule K sets forth the names and number of shares of Bank Common Stock owned beneficially or of record by any persons Bank considers to be affiliates ("Bank Affiliates") as that term is defined for purposes of Rule 145 under the Securities Act of 1933 (the "1933 "Act").

                  (o) Agreements in Force and Effect. All material contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of Bank referred to herein are valid and in full force and effect, and Bank has not breached any material provision of, nor are in default in any material respect under the terms of, any such contract, agreement, lease, policy or license.

                  (p) Legal Proceedings; Compliance with Laws. Except as set forth in Schedule L, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the knowledge of Bank's management, threatened or probable of assertion, which might result in money damages payable by Bank in excess of insurance coverage, which might result in a permanent injunction against Bank, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of Bank, or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on Bank. Except as set forth in Schedule L, Bank has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). Bank has all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the business of Bank; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits, nor has Bank received notice of any such violation; and no proceeding is pending or, to the knowledge of Bank, threatened or probable of assertion to revise, revoke or limit any Permit. Except as set forth in Schedule L, Bank has not entered into any agreements or written understandings with the OCC, the FDIC or any other regulatory authority. Bank is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the condition (financial or otherwise), business or prospects of Bank.

                  (q) Employee Benefit Plans.

                             (i) Schedule I includes a correct and complete list
of, and City Holding has been furnished a true and correct copy of, (A) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements that are presently in effect, or have been approved prior to the date hereof, for the benefit of employees or former employees of Bank, or the dependents or beneficiaries of any employee or former employee of Bank, whether or not subject to ERISA (the "Employee Plans");
(B) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan; and (C) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such qualified Employee Plan. Schedule I identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is qualified.

                            (ii) Neither Bank nor any employee pension benefit
plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                           (iii) Full payment has been made (or proper accruals
have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Employee Plan, ERISA, or a collective bargaining agreement. No accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by Bank). There is no "unfunded current liability" (as defined in
Section 412 of the Code) with respect to any Pension Plan.

                            (iv) No Employee Plan is a "multiemployer plan" (as
defined in Section 3(37) of ERISA). Bank has not incurred any liability under
Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Bank has not participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

                             (v) All Employee Plans that are "employee benefit
plans", as defined in Section 3(3) of ERISA, that are maintained by or were previously maintained by Bank comply and have been administered in compliance in all material respects with ERISA and all other legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Bank does not have any material liability under any such plan that is not reflected in the Bank Financial Statements.

                            (vi) No prohibited transaction has occurred with
respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Bank or any "employee benefit plan" previously maintained by Bank that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

                           (vii) Schedule I identifies each Employee Plan that
is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and which is funded. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Bank is not subject to taxation on the income of any such plan or any such plan previously maintained by Bank.

                           (viii) Schedule I identifies the method of funding
(including any individual accounting) and funded status for all post-retirement medical or life insurance benefits for the employees of Bank.

                  (r) Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Bank are described on Schedule M and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by Bank. Bank is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Bank has not received notice of cancellation or non-renewal of any such policy or binder. Bank has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Bank has no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Bank has not received notice from any of their respective insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (s) Loan Portfolio. Each loan outstanding on the books of Bank is reflected correctly in all material respects by the loan documentation, was made in all material respects in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in all material respects in accordance with Bank's standard loan policies unless made with waivers or exceptions approved by the Bank's loan committee. The records of Bank regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses on the outstanding loans of Bank and the reserves for other real estate owned by Bank as reflected in the Bank Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the OCC, and, in the best judgment of the management of Bank, are adequate to absorb all material known and anticipated loan losses in the loan portfolio of Bank, and any losses associated with other real estate owned or held by Bank. Except as identified on Schedule N, no loan in excess of $50,000 has been classified as of the date hereof by Bank or regulatory examiners as "Other Loans Specifically Mentioned", "Substandard", "Doubtful" or "Loss". Except as identified on Schedule N, each loan reflected as an asset on the Bank balance sheets is, to the knowledge of Bank, the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful would have a material adverse effect on the financial condition, results of operations, business or prospects of Bank.

                  (t) Absence of Changes. Except as set forth in Schedule O, since December 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of Bank. Since such date the business of Bank has been conducted only in the ordinary course.

                  (u) Brokers and Finders. Neither Bank nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transaction contemplated herein.

                  (v) Securities Portfolio. Since December 31, 1995, there has been no material deterioration in the quality of the portfolio of securities of Bank.

                  (w) Reports. Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the OCC; (ii) the FDIC; and (iii) any other governmental or regulatory authority or agency having jurisdiction over its operations. None of such reports or statements, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

                  (x) Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Bank, including those properties serving as collateral for any loans made by Bank.

         To the best knowledge of Bank, except as set forth in Schedule P,

                 (i) Bank has not been or is in violation of or liable under any Environmental Law;

                 (ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

                 (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except in the case of clauses (i), (ii) and (iii) above for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations, business or prospects of Bank.

                  (y) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Bank at any time to City Holding, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Bank to City Holding is or will be a true and complete copy of such document, unmodified except by another document delivered by Bank.

         3.2 Representations and Warranties of City Holding. City Holding represents and warrants to Bank as follows:

                  (a) Organization, Standing and Power. (i) City Holding is a corporation duly organized, validly existing and in good standing under the laws of West Virginia and has all requisite corporate power and authority to own, lease and operate its properties, to effect this transaction and to carry on its business as now being conducted. City Holding has delivered to Bank complete and correct copies of (i) its Articles of Incorporation and all amendments thereto to the date hereof, and (ii) its Bylaws as amended to the date hereof.

                            (ii) At the Effective Time of the Bank Merger,
Acquisition is an interim national banking association, duly organized, validly existing and in good standing under the laws of the United States. Acquisition is being formed as an "interim" national banking association solely to facilitate the Merger and has had no prior business operations.

                  (b) Capital Structure. As of December 31, 1995, the authorized capital stock of City Holding consisted of 500,000 shares of Preferred Stock, par value $25 per share, and 20,000,000 shares of Common Stock, par value $2.50 per share, of which 5,092,046 shares of City Holding Common Stock were issued and outstanding. All of such issued and outstanding shares of City Holding Common Stock were validly issued, fully paid and nonassessable at such date.

         City Holding will own at the Effective Time of the Bank Merger all of the issued and outstanding common stock of Acquisition free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever.

         City Holding also owns all of the issued and outstanding capital stock of The City National Bank of Charleston, The Peoples Bank of Point Pleasant, First State Bank & Trust, Home National Bank of Sutton, Blue Ridge Bank, Bank of Ripley, Peoples State Bank, The First National Bank of Hinton, Merchants National Bank, City Financial Corporation, City Mortgage Corporation and Hinton Financial Corporation (each a "Subsidiary" and together the "Subsidiaries"). The Subsidiaries are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted.

                  (c) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of City Holding and Acquisition, and this Agreement is a valid and binding obligation of City Holding and Acquisition, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by City Holding and Acquisition with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of City Holding's, Acquisition's or a Subsidiary's Articles of Incorporation, or any of their respective Bylaws or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or to which City Holding, Acquisition or a Subsidiary is a party, or by which any of them or any of their properties or assets may be bound; or
(ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to City Holding, Acquisition or a Subsidiary or any of their properties or assets. No consent or approval by any government authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the United States Securities and Exchange Commission ("SEC"), Federal Reserve Board, West Virginia Department of Banking and the OCC are required in connection with the execution and delivery by City Holding or Acquisition of this Agreement or the consummation by City Holding and Acquisition of the Bank Plan of Merger.

                  (d) Financial Statements. City Holding has delivered to Bank copies of the following financial statements of City Holding (the "City Holding Financial Statements"):

                            (i) Consolidated Balance Sheets as of December 31,
1995 and 1994 and March 31, 1996 and 1995;

                            (ii) Consolidated Statements of Income for each of
the three years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996 and 1995;;

                           (iii) Consolidated Statements of Changes in
Stockholders' Equity for each of the three years ended December 31, 1995, 1994 and 1993; and

                           (iv) Consolidated Statements of Cash Flows for each
of the three years ended December 31, 1995, 1994 and 1993.

                  Such consolidated financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such consolidated balance sheets, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of City

Holding and the Subsidiaries. The consolidated statements of income, statements of changes in shareholders' equity and statements of cash flows, together with the notes thereto, present fairly the consolidated results of operations of City Holding and the Subsidiaries for the periods indicated.

                  (e) Absence of Undisclosed Liabilities. Except as disclosed on Schedule Q, at December 31, 1995 and March 31, 1996, City Holding and the Subsidiaries had no material liabilities (contingent or otherwise) of any nature which were not reflected on the City Holding Financial Statements or disclosed in the notes thereto at such date except for those which in the aggregate are immaterial.

                  (f) Absence of Changes. Since December 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of City Holding as reflected on its consolidated financial statements as of such date and for the year then ended.

                  (g) Brokers and Finders. Neither City Holding nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger.

                  (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which City Holding is a party or by which it is bound calling for the issuance of securities of City Holding or any security representing the right to purchase or otherwise receive any such security, except as set forth in Schedule R.

                  (i) Reports. City Holding and the Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) United States Securities and Exchange Commission (the "SEC"); (ii) the Federal Reserve Board; (iii) the OCC; (iv) the FDIC; (v) West Virginia Department of Banking; and (vi) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, which was filed with the SEC was in form and substance in compliance with the 1933 Act or the Securities Exchange Act of 1934 (the "1934 Act"), as the case may be. No such report or statement, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

                  (j) Legal Proceedings; Compliance with Laws. Except as set forth in Schedule S, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the knowledge of City Holding's management, threatened or probable of assertion, which might result in damages payable by City Holding or any Subsidiary in excess of insurance coverage, which might result in a permanent injunction against Bank or a Subsidiary, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of City Holding or a Subsidiary, or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on City Holding or any Subsidiary. Except as set forth in Schedule S, City Holding and each Subsidiary has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). City Holding and each Subsidiary has all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of its business; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits, nor has City Holding or any Subsidiary received notice of any such violation; and no proceeding is pending or, to the knowledge of City Holding or any Subsidiary, threatened or probable of assertion to revise, revoke or limit any Permit. Except as set forth in Schedule S, neither City Holding nor any Subsidiary has entered into any agreements or written understandings with the OCC, the FDIC or any other regulatory authority. Neither City Holding nor any Subsidiary is subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, its condition (financial or otherwise), business or prospects.

                  (k)      Employee Benefits Plan.

                             (i) With respect to qualified pension and
profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements that are presently in effect, for the benefit of employees of City Holding or any Subsidiary, or the dependents or beneficiaries of any employee thereof, whether or not subject to ERISA (the "City Holding Employee Plans"), full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each City Holding Employee Plan, ERISA, or a collective bargaining agreement. No accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any such pension plan. There is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any such pension plan;

                            (ii) All City Holding Employee Plans that are
"employee benefit plans", as defined in Section 3(3) of ERISA, that are maintained by City Holding or any Subsidiary comply and have been administered in compliance in all material respects with ERISA and all other legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither City Holding nor any of its Subsidiaries has any material liability under any such plan that is not reflected in the City Holding Financial Statements; and

                           (iii) No prohibited transaction has occurred with
respect to any City Holding Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by City Holding or any Subsidiary that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

                  (l) Insurance. City Holding or its Subsidiaries maintain and hold valid and enforceable policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance insuring against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by City Holding.

                  (m) Loan Portfolio. Each loan outstanding on the books of the Subsidiaries is reflected correctly in all material respects by the loan documentation, was made in, in all material respects, the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in all material respects in accordance with the Subsidiary's standard loan policies. The records of the Subsidiaries regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses on the outstanding loans of the Subsidiaries and the reserves for other real estate owned by the Subsidiaries as reflected in the City Holding Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the applicable regulatory authority, and, in the best judgment of the management of City Holding, are adequate to absorb all material known and anticipated loan losses in the loan portfolio of the Subsidiaries, and any losses associated with other real estate owned or held by them.

                  (n) Absence of Changes. Since December 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of City Holding and its Subsidiaries. Except as disclosed on Schedule Q, since such date the business of City Holding and each of its Subsidiaries has been conducted only in the ordinary course.

                  (o) Securities Portfolio. Since December 31, 1995, there has been no material deterioration in the quality of the portfolio of securities of City Holding and its Subsidiaries.

                  (p) Environmental Matters. To the best knowledge of City Holding, except as set forth in Schedule T,

                             (i) Neither City Holding nor any Subsidiary has
been or is in violation of or liable under any Environmental Law;

                            (ii) None of the properties owned or operated by
City Holding or any Subsidiary has been or is in violation of or liable under any Environmental Law; and

                           (iii) There are no actions, suits, demands, notices,
claims, investigations or proceedings pending or threatened relating to the liability of the properties owned or operated by City Holding or any Subsidiary under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except in the case of clauses (i), (ii) and (iii) above for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations, business or prospects of City Holding and its Subsidiaries.

                  (q) Disclosure. This Agreement, and, except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of City Holding to Bank, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                        Conduct and Transactions Prior to
                        Effective Time of the Bank Merger

         4.1 Access to Records and Properties of City Holding and Bank. Between the date of this Agreement and the Effective Time of the Bank Merger, City Holding (for itself and for each of its Subsidiaries) on the one hand, and Bank, on the other, agrees to give to the other reasonable access to all its premises and books and records and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein, preparing the Registration Statement (as defined in Section 4.2) and applicable regulatory filings and preparing financial statements of Bank as of a date prior to the Effective Time of the Merger in order to facilitate City Holding's performance of its post-Closing Date financial reporting requirements; provided, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other. City Holding and Bank shall each maintain the confidentiality of all confidential information furnished to them by the other parties hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the Bank Merger. If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential information received from the other party hereto. The obligations of confidentiality under this Section 4.1 shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; or
(c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction.

         4.2 Registration Statement; Proxy Statement; Shareholder Approval. Bank will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Bank Merger, and in connection therewith will recommend to and encourage shareholders that they vote in favor of the Bank Merger and will comply fully with the provisions of Title 12 of the United States Code and the rules and regulations of the OCC, and its Articles of Association and By-laws relating to the call and holding of a meeting of shareholders for such purpose. The Board of Directors of Bank will recommend and encourage shareholders that they vote in favor of the Bank Merger. City Holding and Bank will jointly prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement-Prospectus") and City Holding will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which such Proxy Statement- Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, City Holding will comply with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such Acts with respect to the offering and sale of City Holding Common Stock in connection with the Bank Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement-Prospectus shall not be mailed to Bank shareholders until the Registration Statement shall have become effective under the 1933 Act. Bank covenants that none of the information supplied by Bank, and City Holding covenants that none of the information supplied by City Holding, for inclusion in the Proxy Statement-Prospectus will, at the time of the mailing of the Proxy Statement-Prospectus to Bank shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, including the date of the meeting of Bank shareholders to which the statement relates and the Effective Time of the Bank Merger, none of such information in the Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         City Holding, as the sole shareholder of Acquisition, hereby approves this Agreement and the Plan of Merger.

         4.3 Operation of the Business of Bank. Bank agrees that from the date hereof to the Effective Time of the Bank Merger, it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and relationships with persons having business dealings with it. Without limiting the generality of the foregoing, Bank agrees that it will not, without prior written notice to City Holding, unless required by regulatory authorities (i) make any change in the compensation or title of any executive officer; (ii) make any change in the compensation or title of any other employee, other than those set forth on Schedule U and other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be promptly reported to City Holding; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or (except as otherwise specifically contemplated in this Agreement) any employment or consulting agreement or amend any such plan or agreement to increase the benefits accruing or payable thereunder; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend Bank's Articles of Association or Bylaws; (vi) issue or contract to issue any shares of Bank capital stock or securities exchangeable for or convertible into capital stock; (vii) purchase any shares of Bank capital stock; (viii) enter into or assume any material contract or obligation, except in the ordinary course of business; (ix) waive any right of substantial value; (x) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue; (xi) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xii) make any change in policies respecting extensions of credit or loan charge-offs; (xiii) change reserve requirement policies; (xiv) change securities portfolio policies; (xv) change financial or tax accounting methods or practices; (xvi) enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, excluding "tail" insurance coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; or
(xvii) propose or take any action with respect to the closing of any branches.

         Bank further agrees that, between the date of this Agreement and the Effective Time of the Bank Merger, it will consult and reasonably cooperate with City Holding regarding all actions described in the immediately preceding paragraph and (i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, (ii) securities portfolio and funds management, including management of interest rate risk; and (iii) expense management, all with the objective of achieving appropriate operating synergies and appropriate accruals prior to the Effective Time of the Bank Merger.

         4.4 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither Bank nor any of its officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with any person (other than City Holding) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Bank or disclose, directly or indirectly, any information not customarily disclosed to the public concerning Bank, afford to any other person access to the properties, books or records of Bank or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets. Bank will promptly communicate to City Holding the terms of any proposal which it may receive in respect to any of the foregoing transactions.

         4.5 Dividends. Bank agrees that in 1996 it will only declare and pay cash dividends aggregating $1.35 per share.

         4.6 Regulatory Filings. City Holding and Bank shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Bank Plan of Merger and submit the filings for approval with the Federal Reserve Board, the OCC and the West Virginia Department of Banking as soon as practicable after the date hereof. City Holding and Bank shall use their best efforts to obtain approvals of such filings.

         4.7 Tax Opinion. City Holding and Bank shall each use their best efforts to obtain the tax opinion referred to in paragraph (e) of Section 5.1 and paragraph (f) of Section 5.2.

         4.8 Public Announcements. Each party will consult with the other before issuing any news release or otherwise making any public statements with respect to the Bank Merger and shall not issue any press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Transactions in City Holding Common Stock. Other than the issuance of City Holding Common Stock upon the exercise of stock options granted pursuant to employee benefit plans of City Holding, or in connection with the operation in the ordinary course of City Holding's dividend reinvestment plan, neither City Holding nor Bank will purchase, sell or otherwise acquire or dispose of any shares of City Holding Common Stock during the period of calculation of the City Holding Stock Price.

         4.10 City Holding Rights Agreement. City Holding agrees that any rights issued pursuant to the Rights Agreement adopted by it in 1990 shall be issued with respect to each share of City Holding Common Stock issued pursuant to the terms hereof and the Plan of Merger, regardless whether there has occurred a Distribution Date under the terms of such Rights Agreement prior to the occurrence of the Effective Time of the Bank Merger.

         4.11 Accounting Treatment. City Holding and Bank shall use their best efforts to cause the Bank Merger to be accounted for as a "pooling of interests."

         4.12 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, City Holding and Bank each agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. City Holding and Bank each shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         4.13 Adverse Changes in Condition. City Holding and Bank each agrees to give written notice promptly to the other concerning any material adverse change in its condition from the date of this Agreement until the Effective Time of the Bank Merger that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. City Holding and Bank each shall use its best efforts to prevent or promptly to remedy the same.

         4.14 Updating of Schedules. From the date of execution of this Agreement until the consummation of the Bank Merger, each party agrees to keep up to date all of the Schedules applicable to it and to provide notification to the other of any changes or additions or events which have caused, or after the lapse of time may cause, any such change or addition in any of such Schedules. No updating of Schedules or notification made pursuant to this Section 4.14 shall be deemed to cure any breach of any representation or warranty made in the Agreement or any Schedule or exhibit unless the other party specifically agrees thereto in writing, nor shall any such updating of Schedules or notification be considered to constitute or give rise to a waiver by the other party of any condition set forth in this Agreement.

                                    ARTICLE V

                            Conditions of Transaction

         5.1 Conditions of Obligations of City Holding. The obligations of City Holding to perform this Agreement are subject to the satisfaction of the following conditions unless waived by City Holding.

                  (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of Bank set forth in Section 3.1 shall be true and correct as of the date of this Agreement and as of the Effective Time of the Bank Merger as though made on and as of the Effective Time of the Bank Merger; Bank shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Time of the Bank Merger; there shall have occurred no material adverse change in the condition (financial or otherwise), assets, liabilities, properties, business or prospects of Bank from December 31, 1995 to the Effective Time of the Bank Merger; and City Holding shall have received a certificate of the chief executive officer and chief financial officer of Bank to such effects.

         City Holding may, at its expense, conduct a pre-Merger audit to determine that the conditions described in the preceding paragraph are satisfied as of the Effective Time of the Bank Merger.

                  (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the board of directors of Bank and by the shareholders of Bank, and Bank shall have full power and right to merge on the terms provided herein.

                  (c) Opinion of Counsel. City Holding shall have received an opinion of Woods, Rogers & Hazlegrove P.L.C., counsel to Bank, dated the Closing Date, and satisfactory in form and substance to counsel to City Holding, to the effect that:

                             (i) Bank is a national banking association
organized and in good standing under the laws of the United States and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted as described in the Registration Statement and Proxy Statement--Prospectus;

                            (ii) Bank has full power to carry out the
transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of

Bank to authorize it to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the Agreement has been duly and validly authorized, executed and delivered by Bank and constitutes a valid and binding obligation of Bank enforceable in accordance with its terms except as same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors, and (B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and the Plan of Merger has been approved by the Board of Directors and the shareholders of Bank;

                           (iii) All outstanding shares of Bank Common Stock to
be exchanged for shares of City Holding Common Stock at the Effective Time of the Bank Merger have been duly authorized;

                            (iv) To the best knowledge of such counsel, except
as listed in Schedule K to the Agreement, there are no persons who may be deemed to be Bank Affiliates;

                             (v) To the best knowledge of such counsel, Bank is
not a party to or bound by any outstanding option or agreement (other than this Agreement) to sell, issue, buy or otherwise dispose of or acquire any shares of Bank Common Stock or other security of Bank;

                            (vi) The execution and delivery by Bank of the
Agreement, consummation by Bank of the transactions contemplated hereby, and compliance by Bank with the provisions hereof will not conflict with or result in a breach of any provision of the Articles of Association or Bylaws of Bank, as applicable, or result in a default (or give rise to rights of termination, cancellation or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument listed in Schedule H (such counsel having no knowledge of any item called for by such schedule which is not disclosed therein), or violate any court order, writ, injunction or decree applicable to Bank or any of its properties or assets, of which such counsel has knowledge after making inquiry of Bank's President with respect thereto;

                           (vii) Except as set forth in Schedule L, if any, such
counsel does not know of any litigation that is pending or threatened which might result in money damages payable by Bank in excess of insurance coverage, which might result in a permanent injunction against Bank or which, individually or in the aggregate, otherwise might have a material adverse effect on Bank or the transactions contemplated by this Agreement;

                           (viii) Such counsel does not know of any default
under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any outstanding indenture, contract or agreement listed in Schedule H to the Agreement (such counsel having no knowledge of any item called for by Schedule which is not disclosed therein) or under any governmental license or permit or a breach of any provision of the Articles of Association or Bylaws of Bank;

                            (ix) All legal matters pertaining to consummation of
the Bank Merger under the laws of the United States, including receipt of all required regulatory approvals, other than the filing of the Articles of Merger relating to the Plan of Merger with the OCC, have been completed to the satisfaction of such counsel in all material respects; and

                             (x) On the basis of facts within their knowledge,
such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, City Holding for inclusion in the Proxy Statement-Prospectus as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of (A) the time the Registration Statement became effective, (B) the time of the meeting of Bank shareholders referred to in
Section 4.2 of the Agreement, or (C) at the Closing Date.

                  (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Bank Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                  (e) Tax Opinion. City Holding and Bank shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton & Williams to the effect, for federal income tax purposes, that consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code; that no taxable gain or loss will be recognized by City Holding, Acquisition or Bank upon consummation of the Merger (but Acquisition or Bank may be required to include in income certain amounts as a result of the termination of any bad-debt reserve maintained by Bank and other possible required changes in accounting methods); that no taxable gain will be recognized by a Bank shareholder on the exchange by such shareholder of shares of Bank Common Stock solely for shares of City Holding Common Stock (including any fractional share interest); that the basis of City Holding Common Stock (including any fractional share interest) received in the Bank Merger will be the same as the basis of the Bank Common Stock surrendered in exchange therefor; that the holding period of such City Holding Common Stock for such a Bank shareholder will include the holding period of the Bank

Common Stock surrendered in exchange therefor, if such Bank Common Stock is a capital asset in the hands of the shareholder at the Effective Time of the Bank Merger; and that a Bank shareholder who receives cash in lieu of a fractional share of City Holding Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.

                  (f) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit City Holding and Acquisition to consummate the Bank Merger and to issue City Holding Common Stock to Bank shareholders shall have been received and all related waiting periods shall have expired, all applicable federal and state laws governing the Merger shall have been complied with, and there shall not be in any order or decree of any regulatory authority any condition or requirement reasonably deemed objectionable to City Holding.

                  (g) Affiliate Letters. Each shareholder of Bank who is a Bank Affiliate shall have executed and delivered a commitment and undertaking to the effect that such shareholder will dispose of the shares of City Holding Common Stock received by him in connection with the Bank Merger only in accordance with the provisions of paragraph (d) of Rule 145; (ii) such shareholder will not dispose of any of such shares until City Holding has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; (iii) that they will not sell or reduce their risk with respect to the City Holding shares acquired in the Bank Merger until after the publication of combined financial results covering 30 days of combined operations; and (iv) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

                  (h) Provision for Loan Losses. On the Closing Date, Bank's reserve for loan losses on outstanding loans and reserve for other real estate owned shall, in the reasonable judgment of City Holding, be adequate to absorb all known or anticipated loan losses in Bank's loan portfolio and Bank's known or anticipated losses associated with other real estate owned.

                  (i) Accounting Treatment. City Holding shall have received, in form and substance satisfactory to it, a letter dated the Effective Time of the Bank Merger from Ernst & Young, L.L.P. to the effect that the Transaction will qualify for "pooling-of-interests" accounting treatment.

                  (j) Acceptance by City Holding Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for City Holding.

         5.2 Conditions of Obligations of Bank. The obligations of Bank to perform this Agreement are subject to the satisfaction of the following conditions unless waived by Bank:

                  (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of City Holding and Acquisition set forth in Section 3.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Bank Merger as though made on and as of the Effective Time of the Bank Merger; City Holding and Acquisition shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time of the Bank Merger; there shall have occurred no material adverse change in the condition (financial or otherwise), assets, liabilities, properties, business or prospects of City Holding from December 31, 1995 or March 31, 1996, to the Effective Time of the Bank Merger; and Bank shall have received a certificate of the chief executive officer and the chief financial officer of City Holding to such effects.

                  (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by City Holding and Acquisition and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the boards of directors of City Holding and Acquisition and the shareholders of Bank, and City Holding and Acquisition shall have full power and right to merge and to acquire and assume on the terms provided herein.

                  (c) Opinion of Counsel. Bank shall have received an opinion of Hunton & Williams, counsel to City Holding and Acquisition, dated the Closing Date and satisfactory in form and substance to counsel to Bank, to the effect that:

                             (i) City Holding and Acquisition are corporations
organized and in good standing under the laws of West Virginia and the United States, respectively, and have all requisite corporate power to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted as described in the Registration Statement and Proxy Statement-Prospectus;

                            (ii) City Holding and Acquisition have full power to
carry out the transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of City Holding and Acquisition to authorize them to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the Agreement has been duly and validly authorized, executed and delivered by City Holding and Acquisition and constitutes a valid and binding obligation of City Holding and Acquisition enforceable in accordance with its terms except as same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors; and
(B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); the Plan of Merger has been approved by the board of directors of Acquisition; and the shares of City Holding Common Stock to be issued in the Bank Merger in exchange for shares of City Holding Common Stock have been duly authorized and when so issued will be validly issued, fully paid and nonassessable;

                           (iii) All outstanding shares of City Holding Common
Stock have been duly authorized and are fully paid and nonassessable;

                            (iv) Execution and delivery by City Holding and
Acquisition of the Agreement, consummation by City Holding and Acquisition of the transactions contemplated thereby, and compliance by City Holding and Acquisition with the provisions thereof will not conflict with or result in a breach of any provisions of either City Holding's or Acquisition's Articles of Incorporation or Articles of Association, respectively, or either of their Bylaws or result in a default (or give rise to rights or termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or of City Holding, Acquisition or any Subsidiary known to such counsel, or violate any court order, writ, injunction or decree applicable to City Holding, Acquisition or any Subsidiary or any of their properties or assets, of which such counsel has knowledge after making inquiry with respect thereto.

                             (v) The shares of City Holding Common Stock to be
issued pursuant to the Agreement have been duly registered under the 1933 Act;

                            (vi) All legal matters pertaining to consummation of
the Bank Merger under the laws of the United States, including the receipt of all regulatory approvals, other than the filing of the Articles of Merger relating to the Bank Merger with the OCC, have been completed to the satisfaction of such counsel in all material respects;

                           (vii) On the basis of facts within their knowledge,
such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, Bank for inclusion in the Proxy Statement-Prospectus, as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (A) as of the time the Registration Statement became effective; (B) as of the time of the special meeting of shareholders of Bank mentioned in Section 4.2 of the Agreement; or (C) as of the Closing Date;

                           (viii) Except as set forth in Schedule S, such
counsel does not know of any litigation that is pending or threatened which might result in money damages payable by City Holding, Acquisition or any Subsidiary in excess of insurance coverage, which might result in a permanent injunction against any of them or which, individually or in the aggregate, otherwise might have a material adverse effect on City Holding or the transactions contemplated by this Agreement; and

                            (ix) Such counsel does not know of any default
under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any governmental license or permit or a breach of any provision of the Articles of Incorporation or Bylaws of City Holding, Acquisition or any Subsidiary.

                  (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Bank Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                  (e) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit City Holding and Acquisition to consummate the Bank Merger and to permit City Holding to issue City Holding Common Stock to Bank shareholders shall have been received and all related waiting periods shall have expired.

                  (f) Tax Opinion. City Holding and Bank shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton & Williams to the effect set forth in Section 5.1(e).

                  (g) Acceptance by Bank's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Bank.

                                   ARTICLE VI

                       Closing Date; Effective Time of the
                                   Bank Merger

         6.1 Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of Frazier & Oxley, L.C., 401 Tenth Street, Huntington, West Virginia, 25727, at 10:00 A.M., local time, on such date as City Holding shall designate to Bank and is reasonably acceptable to Bank; provided, that the date so designated shall not be earlier than 30 days (or 15 days if permitted under the Bank Merger Act) or later than 60 days following the date of the decision of the Federal Reserve Board and the OCC, whichever decision occurs later, approving the Merger (the "Closing Date").

         6.2 Filings at Closing. Subject to the provisions of Article V, at the Closing Date, City Holding shall cause the Articles of Merger relating to the Bank Merger to be filed in accordance with Title 12 of the United States Code, and each of City Holding and Bank shall take any and all lawful actions to cause the Bank Merger to become effective.

         6.3 Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Bank Merger shall become effective at the time Articles of Merger relating to the Bank Merger are made effective by the OCC (the "Effective Time of the Bank Merger").

                                   ARTICLE VII

                    Termination; Survival of Representations
                 Warranties and Covenants; Waiver and Amendment

         7.1 Termination. This Agreement shall be terminated, and the Merger abandoned, if the shareholders of Bank shall not have given the approval required by Section 5.1(b). Notwithstanding such approval by such shareholders, this Agreement may be terminated in writing at any time prior to the Effective Time of the Bank Merger by:

                  (a) The mutual consent of City Holding and Bank, as expressed by their respective boards of directors;

                  (b) Either City Holding or Bank, as expressed by their respective boards of directors, after March 31, 1997;

                  (c) By City Holding, in writing authorized by its Board of Directors, if Bank has, or by Bank, in writing authorized by its Board of Directors, if City Holding has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein notwithstanding any qualification therein relating to the knowledge of the other party;

                  (d) Either City Holding or Bank, in writing authorized by their respective boards of directors, in the event that any of the conditions precedent to the obligations of such party to consummate the Bank Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that neither party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

                  (e) City Holding or Bank, if the Board of Directors of either corporation shall have determined in their sole discretion, exercised in good faith, that the Bank Merger has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement;

                  (f) City Holding or Bank, if either the Federal Reserve Board or the OCC deny approval of the Bank Merger and the time period for all appeals or requests for reconsideration has run;

                  (g) [Left blank intentionally]

                  (h) City Holding, if holders of more than 9.9% of the outstanding shares of Bank Common Stock exercise their rights to an appraisal of their shares pursuant to 12 U.S.C. ss. 215a in connection with the Bank Merger.

         7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Bank Merger pursuant to Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last sentence) and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

         7.3 Survival of Representations, Warranties and Covenants. The respective representations and warranties, covenants and agreements (except for those contained in Sections 1.2, 1.3, 1.4, 2.2, 2.3, 2.4, 4.1 (last sentence), 8.2, 8.3, 9.1, 9.2, 9.3, 9.4, 9.5 and 9.6, which shall survive the effectiveness of the Bank Merger indefinitely) of City Holding, Acquisition and Bank contained herein shall survive for one year following the Effective Time of the Bank Merger.

         7.4 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of Bank shareholders referred to in Section 4.2 hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

                                  ARTICLE VIII

                              Additional Covenants

         8.1 Registration Statement. City Holding, Acquisition and Bank acknowledge and agree that the Bank Merger is a transaction to which the 1933 Act is applicable. Each of the parties agrees to comply with the provisions of the 1933 Act and all rules and regulations of the SEC promulgated pursuant to the 1933 Act and cooperate in connection with the preparation and filing by City Holding of a Registration Statement under the 1933 Act relating to the Bank Merger. Bank agrees (a) to give the representatives of City Holding access to the books, records and files of Bank at any reasonable time for the purpose of preparing such Registration Statement; (b) to provide to City Holding upon request such information relating to Bank, its business and financial condition, as shall be appropriate in connection with the preparation of the Registration Statement; and (c) to submit to City Holding for its prior approval all press releases or other oral or written statements made or issued by Bank and its officers or directors, which relate to the Merger in any manner.

         8.2 Employee Benefits. All employees of Bank immediately prior to the Effective Time of the Bank Merger ("Transferred Employees") will be covered by City Holding's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position with Bank. City Holding's benefits plans will recognize for purposes of eligibility to participate and for vesting, but not for benefit accrual under any existing defined benefit plan of City Holding, all Transferred Employees' service with Bank, subject to applicable break in service rules.

         City Holding will either terminate Bank's employee benefit plans, merge such plans with comparable City Holding employee benefit plans, or maintain Bank's plans as separate plans. If Bank's plans are terminated, subject to applicable law City Holding intends to allow Transferred Employees to contribute funds distributed on termination of any Bank plan to the comparable City Holding plan.

         Except as described in Schedule V, as of the Effective Time of the Bank Merger employees of Bank who become employees of Acquisition as the Surviving Bank will be entitled to immediate coverage under City Holding Employee Plans without any waiting period.

         For at least five years following the Effective Time of the Bank Merger, except with approval of the continuing directors of Bank or the requirements of the OCC, no employee of Bank as of the date of this Agreement may be terminated and no decrease may be made in the compensation levels, fringe benefits or similar arrangements of such employees. No provision of this Agreement shall be deemed to limit the right of City Holding to require the termination of any employee of Bank for cause, or the right of Bank, with the approval of the Continuing Directors, to terminate any employee with or without cause. This paragraph shall not be deemed to create a contract of employment with any employee of Bank.

         8.3 Indemnification. City Holding shall indemnify, and advance expenses (including legal fees and expenses) in matters that may be subject to indemnification to, persons who served as directors and officers of Bank on or before the Effective Time of the Bank Merger with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time of the Merger in accordance with and subject to the requirements and other provisions of City Holdings' Articles of Incorporation and Bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as City Holding is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such to City Holding. On or prior to the Closing Date, Bank may purchase, at reasonable cost (or, if it be determined to be less costly, City Holding will provide), a policy of "tail" insurance to cover acts and omission of the Bank's directors and officers occurring prior to the Effective Time of the Bank Merger.

                                   ARTICLE IX

                                  Miscellaneous

         9.1 Expenses. If the Bank Merger is consummated, all of the costs will be borne by City Holding. If the Bank Merger is not consummated, each party shall bear its own expenses.

         9.2 Entire Agreement. This Agreement contains the entire agreement among City Holding, Acquisition, and Bank with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         9.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         9.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                  If to City Holding or Acquisition:

                           City Holding Company
                           3601 MacCorkle Avenue, S.E.
                           Charleston, West Virginia  25304
                           Attention:  Steven J. Day
                                       President and Chief Executive Officer

                  Copy to:

                           Lathan M. Ewers, Jr.
                           Hunton & Williams
                           951 East Byrd Street
                           Richmond, Virginia  23219

                  If to Bank:

                           The Old National Bank of Huntington
                           Box 325
                           Huntington, West Virginia  25703
                           Attention:  William M. Frazier
                                       President

                  Copy to:

                           Talfourd H. Kemper
                           Woods, Rogers & Hazlegrove, P.L.C.
                           10 South Jefferson Street, Suite 1400
                           Roanoke, Virginia  24011


         9.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

         9.6 Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of West Virginia.

                  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on their behalf, all as of the day and year first above written.

                              CITY HOLDING COMPANY



                              By /s/ Steven J. Day
                                 -----------------
                                  Steven J. Day
                                  President and Chief Executive Officer


                              ONB ACQUISITION SUBSIDIARY, N.A.
                              (In Organization)



                              By /s/ Steven J. Day
                                 -----------------
                                  Steven J. Day
                                  President and Chief Executive Officer



                              THE OLD NATIONAL BANK OF HUNTINGTON



                               By  /s/ William M. Frazier
                                   ----------------------
                                   William M. Frazier
                                   President

  /s/ Robert M. Davidson                               /s/ W. Kenneth Grant
  ---------------------------                         ------------------------
  /s/ Ezra A. Midkiff, Jr.                             /s/ W. Michael Frazier
  ---------------------------                         ------------------------
  /s/ John J. Klim, Jr.                                /s/ Frank L. Gaddy
  ---------------------------                         ------------------------
  /s/ Leon K. Oxley                                    /s/ W. B. Andrews
  ---------------------------                         ------------------------
  /s/ Lucian R. Carter                                 /s/ William M. Frazier
  ---------------------------                         ------------------------

The Directors of The Old National Bank of Huntington sign for the purpose of agreeing to vote all shares of Bank Common Stock beneficially owned by them and with respect to which they have power to vote in favor of the Bank Merger, and to cause the Bank Merger to be recommended by the Board of Directors of Bank to the shareholders of Bank in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                                                   Exhibit A

                                 PLAN OF MERGER
                                       OF
                      THE OLD NATIONAL BANK OF HUNTINGTON
                                      INTO
                        ONB ACQUISITION SUBSIDIARY, N.A.


         Section 1. The Old National Bank of Huntington, a national banking association ("Bank"), shall, upon the time that the Articles of Merger are made effective by the Office of the Comptroller of the Currency (the "Effective Time of the Bank Merger"), be merged (the "Bank Merger") into ONB Acquisition Subsidiary, N.A., a national banking association (interim) ("Acquisition"), which is a subsidiary of City Holding Company ("City Holding"), and which shall be the Surviving Bank.

         Section 2.  Conversion of Stock.  At the Effective Time of the Bank
Merger:

                  (i) Each share of Bank Common Stock ("Bank Common Stock") issued and outstanding at the Effective Time of the Bank Merger (other than shares held by City Holding or in Bank's treasury and other than Dissenting Shares, shall, and without any action by the holder thereof, be converted into a number of shares of City Holding Common Stock ("City Holding Common Stock") equal to the quotient (rounded to the nearest one one-hundredth) obtained by dividing (i) the product obtained by multiplying the per share book value of Bank Common Stock at June 30, 1996, by 2.5 by (ii) $23.325. The quotient thus derived is referred to as the "Exchange Ratio".

                   (ii) Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall remain outstanding as one share of common stock of the Surviving Bank.

                  (iii) Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger and held by City Holding or in the treasury of Bank shall be canceled.

         Section 3. Manner of Conversion of Bank Common Stock. The manner in which outstanding shares of Bank Common Stock shall be converted into City Holding Common Stock, as specified in Section 2 hereof, after the Effective Time of the Bank Merger, shall be as follows:

                    (i) Each share of Bank Common Stock, other than shares held by City Holding or in the treasury of Bank and other than Dissenting Shares, shall be converted into shares of City Holding Common Stock as provided in Section 2(i).

                   (ii) No fractional shares of City Holding Common Stock shall be issued, but instead the value of fractional shares shall be paid in cash (subject to all applicable withholding taxes), for which purpose City Holding Common Stock shall be valued at the City Holding Stock Price.

                   (iii) Certificates for shares of Bank Common Stock shall be submitted for exchange for City Holding Common Stock accompanied by a Letter of Transmittal to be furnished within 10 business days after the Effective Time of the Bank Merger to Bank's shareholders of record as of the Effective Time of the Bank Merger. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Bank Merger, represented Bank Common Stock, shall be deemed to evidence only the right to receive shares of City Holding Common Stock determined in accordance with the Exchange Ratio. Until such outstanding shares formerly representing Bank Common Stock are so surrendered, no dividend payable to holders of record of City Holding Common Stock as of any date subsequent to the Effective Time of the Bank Merger shall be paid to the holder of such outstanding certificates in respect thereof. Upon such surrender, dividends accrued or declared on City Holding Common Stock shall be paid in accordance with Section 2.2 of the Agreement and Plan of Reorganization among City Holding, Acquisition and Bank.

         Section 4. Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, shares of Bank Common Stock which are issued and outstanding immediately prior to the Effective Time of the Bank Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Bank Common Stock pursuant to 12 U.S.C. ss. 215a (the "Dissenting Shares") shall be canceled and shall not be converted into or by exchangeable for the right to receive the consideration provided in Section 2 of this Plan of Merger, unless and until such holder shall fail to perfect his right to dissent or shall have effectively withdrawn or lost such right under the 12 U.S.C. ss. 215a, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares of Bank Common Stock shall thereupon be deemed to have been converted, at the Effective Time of the Bank Merger, into the right to receive shares of City Holding Common Stock.

         Section 5. Articles of Association, Bylaws and Directors of the Surviving Bank. At the Effective Time of the Bank Merger, the Articles of Association, By-laws and Directors of Bank shall become the Articles of Incorporation, Bylaws and Directors of the Surviving Bank.

                                    ANNEX II

                      12 U.S.C.A. SS. 215A(b), (c) AND (d)

(b) DISSENTING SHAREHOLDERS

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the share so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) VALUATION OF SHARES

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors


         Section 31-1-9 of the West Virginia Corporation Act provides in part that each West Virginia corporation shall have power to indemnify any director, officer, employee or agent or former director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent other than an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. With respect to an action by or in the right of the corporation the director, officer, employee or agent or former director, officer, employee or agent may be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent to be liable for negligence or misconduct in the performance of duty; and to make any other or further indemnity to any such persons that may be authorized by the articles of incorporation or any by-law made by the shareholders or any resolution adopted, before or after the event, by the shareholders. The By-laws of City Holding contain provisions pursuant to the foregoing section of the West Virginia Corporation Act indemnifying the directors, officers, employees and agents of City Holding in certain cases against expenses and liabilities under judgments and reimbursements of amounts paid in settlement.

         City Holding has purchased directors and officers' liability insurance policies. Within the limits of their coverage, the policies insure (l) the directors and officers of City Holding against certain losses, to the extent such losses are not indemnified by City Holding, and (2) City Holding, to the extent it indemnifies such directors and officers for losses as permitted under the laws of West Virginia.

Item 21.  Exhibits and Financial Statement Schedules

               (a)    Exhibits

                      2 Agreement and Plan of Reorganization dated August 13, 1996, among City Holding Company, ONB Acquisition Subsidiary, N.A., and The Old National Bank of Huntington (attached to the Proxy Statement/Prospectus as Annex I)

                      5 Opinion of Hunton & Williams with respect to legality

                      8 Opinion of Hunton & Williams with respect to tax consequences of the Bank Merger

                      24(a) Consent of Ernst & Young LLP

                      24(b) Consent of Trainer, Wright & Paterno, C.P.A.s

                      24(c) Consent of Hunton & Williams (included in Exhibit 5
                            and Exhibit 8)

                      25 Power of Attorney (included on signature pages of the Registration Statement)

                      99(a) Form of Proxy

               (b)    Financial Statement Schedules -- None

               (c)    Report, Opinion or Appraisal -- None

Item 22.  Undertakings

               (a)  The undersigned Registrant hereby undertakes as follows:

                      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)    To include any prospectus required by
                             Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                             or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration;

                                    (iii) To include any material information
                             with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                      2. That, for the purpose of determining any liability
                         under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      3. To remove from registration by means of a
                         post-effective amendment any of the securities being registered in which remain unsold at the termination of the offering.

                      4. That prior to any public reoffering of the securities
                         registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain, or will be amended to contain, the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

                      5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                      6. Insofar as indemnification for liabilities arising
                         under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charleston, State of West Virginia on November 22, 1996.

                                                 CITY HOLDING COMPANY

                                                 By /s/ Steven J. Day
                                                    -----------------------
                                                    Steven J. Day, President
                                                    and Chief Executive Officer

                               POWER OF ATTORNEY

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 22, 1996. Each of the directors and/or officers of City Holding Company whose signature appears below hereby appoints Steven J. Day, Robert A. Henson and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable City Holding Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                               Title and Capacity
         ---------                              ----------------------------

/s/ Steven J. Day                               President and Chief
-----------------                               Executive Officer; Director
Steven J. Day                                   (Principal Executive Officer)


/s/ Robert A. Henson                            Chief Financial Officer
--------------------
Robert A. Henson

/s/ Samuel M. Bowling                           Chairman of the Board;
---------------------                           Director
Samuel M. Bowling

/s/ Otis L. O'Connor                            Secretary; Director
--------------------
Otis L. O'Connor

*Darrell K. Cales, Jack E. Fruth,
Jay Goldman, Carlin K. Harmon,
Dale Nibert, Mark Schaul                        Directors


*By:    /s/ Robert A. Henson
       ---------------------
       Robert A. Henson
       Attorney-in-Fact

                        Exhibit Index



Exhibit
Number              Exhibit                                               Page


2 Agreement and Plan of Reorganization dated August 13, 1996, among City Holding Company, ONB Acquisition
             Subsidiary, N.A., and The Old National Bank of Huntington (attached to the Proxy Statement/Prospectus as Annex I)

5            Opinion of Hunton & Williams with respect to legality

8 Opinion of Hunton & Williams with respect to tax consequences of the Bank Merger

24(a)        Consent of Ernst & Young LLP

24(b)        Consent of Trainer, Wright & Paterno, C.P.A.s

24(c)        Consent of Hunton & Williams (included in Exhibit 5 and
             Exhibit 8)

25 Power of Attorney (included on signature pages of the Registration Statement)

99(a)        Form of Proxy